EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

Dated as of February 12, 2007

Among

FOAMEX L.P.,

as a Borrower and Guarantor,

FOAMEX INTERNATIONAL INC.,

FMXI, LLC,

FOAMEX CANADA INC.,

FOAMEX LATIN AMERICA, INC.,

FOAMEX MEXICO, INC.,

FOAMEX ASIA, INC. and

FOAMEX CARPET CUSHION LLC,

as Guarantors,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as the Lenders,

BANK OF AMERICA, N.A.,

as the Administrative Agent,

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger,

BANC OF AMERICA SECURITIES LLC,

as Sole Bookrunning Manager,

and

WELLS FARGO FOOTHILL, LLC

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

TABLE OF CONTENTS

Section	Page
ARTICLE 1	LOANS AND LETTERS OF CREDIT	3
1.1	Revolving Facility	3
1.2	Revolving Loans	3
1.3	[Intentionally Omitted]	6
1.4	Letters of Credit	7
1.5	Bank Products	10

ARTICLE 2	INTEREST AND FEES	11
2.1	Interest	11
2.2	Continuation and Conversion Elections	12
2.3	Maximum Interest Rate	13
2.4	Certain Fees	14
2.5	Unused Line Fee	14
2.6	Letter of Credit Fee	14

ARTICLE 3	PAYMENTS AND PREPAYMENTS	15
3.1	Revolving Loans	15
3.2	Termination or Reduction of Facility	15
3.3	[Intentionally Omitted]	16
3.4	[Intentionally Omitted]	16
3.5	LIBOR Rate Loan Prepayments	16
3.6	Payments by the Borrowers	16
3.7	Payments as Revolving Loans	16
3.8	Apportionment, Application and Reversal of Payments	16
3.9	Indemnity for Returned Payments	17
3.10	Administrative Agent’s and Lenders’ Books and Records; Monthly
Statements	18

ARTICLE 4	TAXES, YIELD PROTECTION AND ILLEGALITY	18
4.1	Taxes	18
4.2	Illegality	20
4.3	Increased Costs and Reduction of Return	21
4.4	Funding Losses	21
4.5	Inability to Determine Rates	22
4.6	Certificates of Administrative Agent and Lenders	22
4.7	Survival	22
4.8	Limitation on Claims	22

ARTICLE 5	FINANCIAL INFORMATION; NOTICES	23
5.1	Financial Statements	23
5.2	Certificates; Other Information	24
5.3	Notices	27
5.4	E Mail Deliveries	28

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Section	Page

ARTICLE 6	GENERAL WARRANTIES AND REPRESENTATIONS	28
6.1	Existence, Qualification and Power; Compliance with Laws	29
6.2	Authorization; No Contravention	29
6.3	Governmental Authorization; Other Consents	29
6.4	Binding Effect	29
6.5	Financial Statements; No Material Adverse Effect	30
6.6	Litigation	31
6.7	No Default	31
6.8	Properties	31
6.9	Environmental Matters	32
6.10	Insurance	33
6.11	Taxes	33
6.12	ERISA Compliance	34
6.13	Subsidiaries; Equity Interests	35
6.14	Margin Regulations; Investment Company Act; Public Utility
Holding Company Act	35
6.15	Disclosure	36
6.16	Compliance with Laws	36
6.17	Solvency	36
6.18	Intellectual Property Matters	36
6.19	Security Interests	37
6.20	Use of Proceeds	38
6.21	FMXI	38
6.22	Anti-Terrorism Law	38
6.23	Assumed Contracts	39
6.24	Trade Names	39
6.25	Bank Accounts	39
6.26	Reorganization Matters	39

ARTICLE 7	AFFIRMATIVE AND NEGATIVE COVENANTS	39
7.1	Payment of Obligations	39
7.2	Preservation of Existence, Etc.	40
7.3	Maintenance of Properties	40
7.4	Maintenance of Insurance	40
7.5	Compliance with Laws	41
7.6	Books and Records	41
7.7	Inspection Rights	42
7.8	Use of Proceeds	42
7.9	Compliance with Environmental Laws	42
7.10	Additional Collateral; Additional Guarantors	43
7.11	Security Interests; Further Assurances	44
7.12	Information Regarding Collateral	45
7.13	Affirmative Covenants with Respect to Leases	45
7.14	Liens	45
7.15	Investments	48

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Section	Page

7.16	Indebtedness	49
7.17	Fundamental Changes	53
7.18	Asset Sales	53
7.19	Restricted Payments	55
7.20	Change in Nature of Business	56
7.21	Transactions with Affiliates	57
7.22	Sales and Leasebacks	57
7.23	Clauses Restricting Subsidiary Distributions	58
7.24	Market Regulations	58
7.25	Fixed Charge Coverage Ratio	58
7.26	Capital Expenditures	59
7.27	Modifications of Organization Documents and Other
Documents, Prepayments of Subordinated Indebtedness, Etc.	59
7.28	Change in Fiscal Year	60
7.29	Anti-Terrorism Law; Anti-Money Laundering	60
7.30	Embargoed Person	60
7.31	No Further Negative Pledge	61
7.32	Confirmation Order and Plan of Reorganization	61
7.33	Acquisitions	61

ARTICLE 8	CONDITIONS OF LENDING	62
8.1	Conditions Precedent to Making of Loans on the Closing Date	62
8.2	Conditions Precedent to Each Loan	68

ARTICLE 9	DEFAULT; REMEDIES	69
9.1	Events of Default	69
9.2	Remedies	72

ARTICLE 10	TERM AND TERMINATION	74
10.1	Term and Termination	74

ARTICLE 11	AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS;
SUCCESSORS	75
11.1	Amendments and Waivers	75
11.2	Assignments; Participations	77

ARTICLE 12	THE ADMINISTRATIVE AGENT	79
12.1	Appointment and Authorization	79
12.2	Delegation of Duties	80
12.3	Liability of the Administrative Agent	80
12.4	Reliance by the Administrative Agent	80
12.5	Notice of Default	81
12.6	Credit Decision	81
12.7	Indemnification	81
12.8	Administrative Agent in Individual Capacity	82

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Section	Page

12.9	Successor Administrative Agent	82
12.10	Withholding Tax	83
12.11	Collateral Matters	85
12.12	Restrictions on Actions by Lenders; Sharing of Payments	86
12.13	Agency for Perfection	87
12.14	Payments by Administrative Agent to Lenders	87
12.15	Settlement	88
12.16	Letters of Credit; Intra Lender Issues	91
12.17	Concerning the Collateral and the Related Loan Documents	93
12.18	Field Audit and Examination Reports; Disclaimer by Lenders	94
12.19	Relation Among Lenders	95
12.20	The Arranger, the Book Manager, Syndication Agent and
Co Agents, Etc.	95
12.21	Administrative Agent May File Proofs of Claim	95

ARTICLE 13	GUARANTEES	96

ARTICLE 14	MISCELLANEOUS	98
14.1	No Waivers; Cumulative Remedies	98
14.2	Severability	98
14.3	Governing Law; Choice of Forum; Service of Process	99
14.4	WAIVER OF JURY TRIAL	99
14.5	Survival of Representations and Warranties	100
14.6	Other Security and Guaranties	100
14.7	Fees and Expenses	100
14.8	Notices	101
14.9	Waiver of Notices	102
14.10	Binding Effect	102
14.11	Indemnity of the Administrative Agent and the Lenders by
the Loan Parties	102
14.12	Limitation of Liability	103
14.13	Final Agreement	104
14.14	Counterparts	104
14.15	Captions	104
14.16	Right of Setoff	104
14.17	Confidentiality	104
14.18	Conflicts with Other Loan Documents	105
14.19	Intercreditor Agreement	106
14.20	Judgment Currency	106
14.21	Press Releases and Related Matters	106
14.22	USA PATRIOT Act Notice	106

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	-	DEFINED TERMS
EXHIBIT A	-	PLAN OF REORGANIZATION AND CONFIRMATION ORDER
EXHIBIT B	-	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT C	-	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D	-	FORM OF NOTICE OF BORROWING
EXHIBIT E	-	FORM OF NOTICE OF CONTINUATION/CONVERSION
EXHIBIT F	-	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT G	-	FORM OF INTERCREDITOR AGREEMENT
EXHIBIT H	-	FORM OF LANDLORD ACCESS AGREEMENT
EXHIBIT I	-	FORM OF PERFECTION CERTIFICATE
EXHIBIT J	-	FORM OF SOLVENCY CERTIFICATE
EXHIBIT K-1	-	FORM OF OPINION OF PAUL, WEISS, WHARTON, RIFKIND GARRISON LLP
EXHIBIT K-2	-	FORM OF OPINION OF JAUREGUI, NAVARRETE Y NADER, S.C.
EXHIBIT K-3	-	FORM OF OPINION OF STIKEMAN ELLIOTT LLP
SCHEDULE 1.2	-	LENDERS’ COMMITMENTS
SCHEDULE 6.6	-	LITIGATION
SCHEDULE 6.9	-	ENVIRONMENTAL MATTERS
SCHEDULE 6.12(b)	-	FOREIGN PLANS
SCHEDULE 6.13(a)	-	SUBSIDIARIES
SCHEDULE 6.13(b)	-	EQUITY INTERESTS
SCHEDULE 6.24	-	TRADE NAMES
SCHEDULE 6.25	-	BANK ACCOUNTS

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SCHEDULE 7.14	-	EXISTING LIENS
SCHEDULE 7.15(g)	-	EXISTING INVESTMENTS
SCHEDULE 7.15(l)	-	CERTAIN INVESTMENTS
SCHEDULE 7.16(c)	-	EXISTING INDEBTEDNESS
SCHEDULE 7.16(o)	-	PROPERTY ACQUISITIONS
SCHEDULE 7.18	-	CERTAIN PROPERTIES
SCHEDULE 7.20	-	HOLDINGS GUARANTEES
SCHEDULE 7.22	-	CERTAIN SALE AND LEASEBACK ASSETS
SCHEDULE 8.1(d)(v)	-	LANDLORD ACCESS AND BAILEE LETTERS
SCHEDULE 8.1(e)	-	CLOSING DATE MORTGAGED PROPERTIES

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REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement, dated as of February 12, 2007 (this “Agreement”), among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A. with an office at 335 Madison Avenue, New York, New York, as administrative agent for the Lenders (in its capacity as administrative agent, together with any successor administrative agent, the “Administrative Agent”), Banc of America Securities LLC, as sole lead arranger (in such capacity, the “Arranger”), Banc of America Securities LLC, as sole bookrunning manager (in such capacity, the “Book Manager”), Wells Fargo Foothill, LLC and Wachovia Bank, National Association, as co-documentation agents, Foamex International Inc., a Delaware corporation (“Holdings”), Foamex L.P., a Delaware limited partnership (“Foamex”), each wholly-owned Domestic Subsidiary of Foamex that, with the prior written consent of the Lenders, becomes a Borrower hereunder after the Closing Date (together with Foamex, each a “Borrower” and collectively, the “Borrowers”) and the Guarantors (as defined herein).

W I T N E S S E T H:

WHEREAS, Foamex, Holdings, the Guarantors, certain lenders (the “Prepetition Lenders”), Bank of America, N.A., as administrative agent for such lenders (the “Prepetition Administrative Agent”), and certain other Persons (as hereinafter defined) were parties to a Credit Agreement, dated as of August 18, 2003, as amended (as so amended, the “Prepetition Credit Agreement”), pursuant to which the Prepetition Lenders agreed, subject to the terms and conditions therein contained, to make available to Foamex a revolving line of credit for revolving loans and letters of credit in an aggregate amount not to exceed $190,000,000 and term loans in an original aggregate principal amount not to exceed $50,000,000;

WHEREAS, (i) each of Foamex, Holdings, the Guarantors (other than Foamex Canada, as hereinafter defined) and certain predecessor affiliates of Holdings (collectively, the “Debtors”) filed in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (as hereinafter defined) and continued in the possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code, and such reorganization cases were jointly administered under Case Number 05-12685 (PJW) (the “Chapter 11 Case”) and (ii) Foamex Canada filed an application for relief pursuant to Section 18.6 of the CCAA (as hereinafter defined) (the “Canadian Case”);

WHEREAS, Foamex, as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, Holdings, as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Guarantors, each of which (except for Foamex Canada) is a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, certain lenders (the “DIP Lenders”), Bank of America, N.A., as administrative agent for such lenders (the “DIP Administrative Agent”), and certain other Persons are parties to a Debtor-In-Possession Credit Agreement, dated as of September 22, 2005, as amended (as so amended, the “DIP Credit Agreement”), pursuant to which the DIP Lenders agreed, subject to the terms and conditions therein contained, to make available to Foamex a debtor-in-possession revolving line of credit for revolving loans and letters of credit (all such letters of credit, together with any letters of credit issued under the Prepetition Credit Agreement which, pursuant to the DIP Credit Agreement, are deemed to be letters of credit issued under the DIP Credit Agreement, the “DIP Letters of Credit”) in an aggregate amount not to exceed $240,000,000;

WHEREAS, on November 27, 2006, the Debtors filed their Second Amended Joint Plan of Reorganization, as supplemented by an order of the Bankruptcy Court dated December 20, 2006 (the “Plan of Reorganization”), and related Disclosure Statement with the Bankruptcy Court in the Chapter 11 Case;

WHEREAS, on the Effective Date (as hereinafter defined), Holdings and Foamex shall substantially consummate the restructuring of their organizational and capital structure, on the terms provided in the Plan of Reorganization;

WHEREAS, pursuant to the Plan of Reorganization, as a condition to the effectiveness of the Plan of Reorganization, the Debtors are required to establish, as of the Effective Date, senior secured credit facilities to fund payments to be made under the Plan of Reorganization. Concurrently with the execution of this Agreement, Foamex will enter into the senior secured revolving credit facility under this Agreement in an aggregate principal amount of up to $175,000,000 (the “Revolving Facility”), a senior secured first lien term loan facility in an aggregate principal amount of up to $425,000,000 (the “First Lien Term Facility”) and a senior secured second lien term loan facility in an aggregate principal amount of up to $175,000,000 (the “Second Lien Term Facility” and, together with the First Lien Term Facility, the “Term Facilities”; the Term Facilities and the Revolving Facility, collectively, the “Facilities”) to repay certain existing obligations of the Debtors on the Effective Date and for the provision of working capital to the Borrowers after the Effective Date and for other general corporate purposes, and Foamex has requested that the Lenders make available to the Borrowers the Revolving Facility to satisfy such condition;

WHEREAS, pursuant to the Plan of Reorganization, as a condition to the effectiveness of the Plan of Reorganization, Holdings is required to receive, as of the Effective Date, gross proceeds (less put option premium plus call option premium) of not less than $142,500,000 from the issuance of its Qualified Capital Stock, the net proceeds of which are contributed in cash to the common equity of Foamex (the “Equity Contribution”);

WHEREAS, the Lenders have agreed to make available to the Borrowers the Revolving Facility upon the terms and conditions set forth in this Agreement; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.

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ARTICLE 1

LOANS AND LETTERS OF CREDIT

1.1          Revolving Facility. Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available the Revolving Facility in an aggregate principal amount of up to $175,000,000 to the Borrowers from time to time during the term of this Agreement. The Revolving Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit described herein.

1.2	Revolving Loans.

(a)          Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 8, each Lender severally, but not jointly, agrees, upon a Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to such Borrower in amounts not to exceed such Lender’s Pro Rata Share of Availability of such Borrower, except for Non-Ratable Loans and Agent Advances. The Lenders, however, in their unanimous discretion, may elect to make Revolving Loans to a Borrower or issue or arrange to have issued Letters of Credit for the account of a Borrower in excess of the Availability of such Borrower on one or more occasions, but if they do so, neither the Administrative Agent nor the Lenders shall be deemed thereby to have changed the limits of the Availability of such Borrower or to be obligated to exceed such limits on any other occasion; provided, that nothing herein shall in any way limit the Administrative Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i). If the Administrative Agent has actual knowledge that any Borrowing by a Borrower would exceed Availability of such Borrower, the Lenders shall not, without the prior written consent of all of the Lenders, make such Borrowing to such Borrower until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i). Notwithstanding anything herein to the contrary, not greater than $60,000,000 of Revolving Loans shall be made on the Closing Date to refinance Indebtedness existing on the Effective Date or to pay fees and expenses incurred in connection with the Transactions.

(b)	Procedure for Borrowing.

(i)           Each Borrowing by a Borrower shall be made upon such Borrower’s irrevocable written notice (“Notice of Borrowing”) delivered to the Administrative Agent either (x) in the form of a notice of borrowing in the form of Exhibit D attached hereto and made a part hereof or (y) pursuant to the Electronic Borrowing Notice Delivery System, which Notice of Borrowing must be received by the Administrative Agent (1) in the case of the delivery of a Notice of Borrowing pursuant to the Electronic Borrowing Notice Delivery System, prior to the deadline established from time to time by the Administrative Agent for requesting such Borrowing pursuant to the Electronic Borrowing Notice Delivery System and (2) in the case of the delivery of a Notice of Borrowing in any other manner, prior to (i) 12:00 noon (New York time) three Business Days prior to the requested Funding Date, in the case of LIBOR Rate Revolving Loans and (ii) 11:00 a.m. (New York time) on the requested Funding Date, in the case of Base Rate Revolving Loans, specifying:

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(A)         the amount of the Borrowing, which in the case of a LIBOR Rate Revolving Loan must equal or exceed $5,000,000 (and increments of $1,000,000 in excess of such amount);

(B)	the requested Funding Date, which must be a Business Day;

(C)         whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Rate Revolving Loans (and if not specified, it shall be deemed a request for a Base Rate Revolving Loan); and

(D)         the duration of the Interest Period for LIBOR Rate Revolving Loans (and if not specified, it shall be deemed a request for an Interest Period of one month);

provided, however, that with respect to any Borrowing to be made on the Closing Date, (i) in the event that the Lenders on the Closing Date consist of exactly the same financial institutions as the DIP Lenders on the Closing Date and each Lender’s Pro Rata Share of the Revolving Facility is the exact same as its Pro Rata Share (as defined in the DIP Credit Agreement) of the credit facility provided under the DIP Credit Agreement, then such Borrowing will consist of (x) LIBOR Rate Revolving Loans in an aggregate principal amount equal to the aggregate principal amount of DIP LIBOR Rate Revolving Loans outstanding immediately prior to the Closing Date which are repaid on the Closing Date with the proceeds of Revolving Loans made on the Closing Date and the portion of the Interest Period (as defined in the DIP Credit Agreement) for each such DIP LIBOR Rate Revolving Loan remaining on the Closing Date shall apply to and continue as the Interest Period for the corresponding LIBOR Rate Revolving Loan made on the Closing Date (for clarity, it being understood that the expiration date of the Interest Period for each LIBOR Rate Revolving Loan made on the Closing Date shall be the date that would have been the expiration date of the Interest Period (as defined in the DIP Credit Agreement) for the corresponding DIP LIBOR Rate Revolving Loan had such DIP LIBOR Rate Revolving Loan remained outstanding) and (y) Base Rate Revolving Loans in an aggregate amount equal to the excess, if any, of such Borrowing less the LIBOR Rate Revolving Loans to be made on the Closing Date and (ii) otherwise, such Borrowing will consist of Base Rate Revolving Loans only.

(ii)          After giving effect to any Borrowing, there may not be more than ten (10) different Interest Periods in effect.

(iii)        In lieu of delivering a Notice of Borrowing, a Borrower may give the Administrative Agent telephonic notice of such request for advances to the Designated Account on or before the deadline set forth under Section 1.2(b)(i)(2) above. The Administrative Agent at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any written confirmation is received.

(iv)         A Borrower shall have no right to request a LIBOR Rate Revolving Loan while a Default or Event of Default has occurred and is continuing.

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(c)          Reliance upon Authority. Prior to the Closing Date, each Borrower shall deliver to the Administrative Agent a notice setting forth the account of such Borrower (such account of a Borrower referred to herein as a “Designated Account”) to which the Administrative Agent is authorized to transfer the proceeds of the Revolving Loans requested by such Borrower hereunder. A Borrower may designate a replacement Designated Account from time to time by written notice. All such Designated Accounts must be reasonably satisfactory to the Administrative Agent. The Administrative Agent is entitled to rely conclusively on any person’s request for Revolving Loans on behalf of a Borrower, so long as the proceeds thereof are to be transferred to the Designated Account of such Borrower. The Administrative Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by a Borrower to make such requests on its behalf.

(d)          No Liability. The Administrative Agent shall not incur any liability to any Borrower as a result of acting upon any notice referred to in Sections 1.2(b) and (c) which the Administrative Agent believes in good faith to have been given by an officer or other person duly authorized by such Borrower to request Revolving Loans on its behalf. The crediting of Revolving Loans to a Borrower’s Designated Account conclusively establishes the obligation of such Borrower to repay such Revolving Loans as provided herein.

(e)          Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable. The applicable Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)           Administrative Agent’s Election. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Administrative Agent shall elect to have the terms of Section 1.2(g) or the terms of Section 1.2(h) apply to such requested Borrowing. If the Bank declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 1.2(h), the terms of Section 1.2(g) shall apply to the requested Borrowing.

(g)          Making of Revolving Loans. If the Administrative Agent elects to have the terms of this Section 1.2(g) apply to a requested Borrowing, then promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Administrative Agent shall notify the Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each Lender shall transfer its Pro Rata Share of the requested Borrowing to the Administrative Agent in immediately available funds, to the account from time to time designated by the Administrative Agent, not later than 1:00 p.m. (New York time) on the applicable Funding Date. After the Administrative Agent’s receipt of all proceeds of such Revolving Loans, the Administrative Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Funding Date by transferring same day funds to the account designated by such Borrower; provided, however, that, subject to Section 1.2(a), the amount of Revolving Loans so made on any date to a Borrower shall not exceed the Availability of such Borrower on such date.

(h)	Making of Non-Ratable Loans.

(i)           If the Administrative Agent elects, with the consent of the Bank, to have the terms of this Section 1.2(h) apply to a requested Borrowing, the Bank shall make a Revolving Loan in the amount of that Borrowing available to the applicable

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Borrower on the applicable Funding Date by transferring same day funds to such Borrower’s Designated Account. Each Revolving Loan made solely by the Bank pursuant to this Section is herein referred to as a “Non-Ratable Loan”, and such Revolving Loans are collectively referred to as the “Non-Ratable Loans.” Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account. The aggregate amount of Non-Ratable Loans outstanding at any time shall not exceed $25,000,000. The Administrative Agent shall not request the Bank to make any Non-Ratable Loan if (1) the Administrative Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (2) the Administrative Agent has actual knowledge that the requested Borrowing would exceed the Availability of the applicable Borrower on that Funding Date.

(ii)          The Non-Ratable Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

(i)	Agent Advances.

(i)           Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article 8 have not been satisfied, to make Base Rate Revolving Loans to one or more of the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed, with respect to any Borrower, 10% of the Borrowing Base of such Borrower (or in the case of Foamex, of the aggregate Borrowing Bases of Foamex and Foamex Canada) but not in the aggregate for all the Borrowers in excess of the Maximum Revolver Amount, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 14.7 (any of such advances are herein referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(ii)          The Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

1.3	[Intentionally Omitted].

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1.4	Letters of Credit.

(a)          Agreement to Issue or Cause to Issue. Subject to the terms and conditions of this Agreement, the Administrative Agent agrees (i) to cause the Letter of Credit Issuer to issue for the account of a Borrower one or more commercial/documentary and standby letters of credit (“Letter of Credit”) and/or (ii) to provide credit support or other enhancement to a Letter of Credit Issuer acceptable to the Administrative Agent which issues a Letter of Credit for the account of a Borrower (any such credit support or enhancement being herein referred to as a “Credit Support”) from time to time during the term of this Agreement. Upon the Closing Date, all DIP Letters of Credit outstanding at such time shall constitute Letters of Credit hereunder with the same effect and status as if such Letters of Credit were originally issued pursuant to this Agreement. All fees payable with respect to such DIP Letters of Credit accruing through the Closing Date shall be paid on the Closing Date. Until the Closing Date, the Letter of Credit fees with respect to all DIP Letters of Credit shall accrue and be payable at the rates set forth in the DIP Credit Agreement and on and after the Closing Date such fees shall accrue and be payable at the rates set forth herein.

(b)          Amounts; Outside Expiration Date. The Administrative Agent shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees and charges due from the requesting Borrower in connection with the opening thereof would exceed the Availability of such Borrower at such time; or (iii) such Letter of Credit has an expiration date less than 30 days prior to the Stated Termination Date (other than any such Letter of Credit issued at least twelve months prior to the Stated Termination Date which has been extended or renewed in accordance with the terms thereof for a period ending subsequent to the date which is 30 days prior to the Stated Termination Date) or more than 12 months from the date of issuance for standby letters of credit and 180 days for documentary letters of credit. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Administrative Agent written notice that it declines to consent to any such extension or renewal at least thirty (30) days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit. If all of the requirements of this Section 1.4 are met and no Default or Event of Default has occurred and is continuing, no Lender shall decline to consent to any such extension or renewal.

(c)          Other Conditions. In addition to conditions precedent contained in Article 8, the obligation of the Administrative Agent to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Administrative Agent:

(i)           The applicable Borrower shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Administrative Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and

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the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer; and

(ii)          As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)	Issuance of Letters of Credit.

(i)           Request for Issuance. The Borrower for whose account the Letter of Credit is to be issued must notify the Administrative Agent of a requested Letter of Credit at least three (3) Business Days prior to the proposed issuance date. Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The applicable Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii)          Responsibilities of the Administrative Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Administrative Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability of the applicable Borrower as of such date. If (A) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (B) the amount of such requested Letter of Credit and all commissions, fees and charges due from the requesting Borrower in connection with the opening thereof would not exceed Availability of such Borrower, the Administrative Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(iii)         No Extensions or Amendment. The Administrative Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued.

(e)          Payments Pursuant to Letters of Credit. Each Borrower agrees to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit issued for the account of such Borrower and the Administrative Agent for the account of the Lenders upon any payment pursuant to any Credit Support related to such Letter of Credit, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such

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Borrower may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by the Borrower for whose account such Letter of Credit was issued to the Administrative Agent for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing (and for purposes of such Borrowing, Availability of such Borrower shall be determined after giving effect to the concurrent application of the proceeds of such Borrowing to the payment of the reimbursement obligation of such Borrower for such drawing). The Funding Date with respect to such borrowing shall be the date of such drawing.

(f)	Indemnification; Exoneration; Power of Attorney.

(i)           Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.4, each Borrower agrees to protect, indemnify, pay and save the Lenders and the Administrative Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Lender or the Administrative Agent (other than a Lender in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit for the account of such Borrower or the provision of any Credit Support or enhancement in connection therewith. Each Borrower’s obligations under this Section shall survive payment of all other Obligations.

(ii)          Assumption of Risk by the Borrowers. As among the Borrowers, the Lenders and the Administrative Agent, each Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders and the Administrative Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lenders or the Administrative Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Administrative Agent or any Lender under this Section 1.4(f).

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(iii)        Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as a Letter of Credit Issuer) shall result in any liability of the Administrative Agent or any Lender to any Borrower, or relieve any Borrower of any of its obligations hereunder to any such Person, under or with respect to any Letter of Credit or Credit Support issued or provided for the account of any Borrower.

(iv)         Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit any Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between such Borrower and the Letter of Credit Issuer.

(v)          Account Party. Each Borrower hereby authorizes and directs any Letter of Credit Issuer to name such Borrower as the “Account Party” on any Letter of Credit issued or to be issued for the account of such Borrower and to deliver to the Administrative Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit issued or to be issued for the account of such Borrower, and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit or the application therefor.

(g)          Supporting Letter of Credit. If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination each Borrower shall deposit with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, with respect to each Letter of Credit issued for the account of such Borrower or related Credit Support then outstanding, a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent in an amount equal to the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, under which Supporting Letter of Credit the Administrative Agent is entitled to draw amounts necessary to reimburse the Administrative Agent and the Lenders for payments to be made by the Administrative Agent and the Lenders under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support. Such Supporting Letter of Credit shall be held by the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding.

1.5          Bank Products. Each Borrower may request and the Administrative Agent (in the case of the Bank and its Affiliates) or another Lender (in the case of such other Lender and its Affiliates) may, in its sole and absolute discretion, arrange for such Borrower to obtain from the Bank or the Bank’s Affiliates (in the case of the Administrative Agent) or such other Lender or its Affiliates (in the case of such other Lender) Bank Products although the Borrowers are not required to do so. If Bank Products are provided by an Affiliate of the Bank or another Lender to a Borrower, such Borrower agrees to indemnify and hold the Administrative Agent, the Bank and the other Lenders harmless from any and all costs and obligations now or hereafter

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incurred by the Administrative Agent, the Bank or any other Lender which arise from any indemnity given by the Administrative Agent or such other Lender, as the case may be, to its Affiliates related to such Bank Products; provided, however, (x) nothing contained herein is intended to limit such Borrower’s rights with respect to the Bank, another Lender or their respective Affiliates, if any, which arise as a result of the execution of documents by and between such Borrower and the Bank or another Lender, as applicable, which relate to Bank Products and (y) Bank Products consisting of cash management services, including controlled disbursement services, and ACH Transactions may only be provided to a Borrower by the Bank or an Affiliate of the Bank or another Lender (or any Affiliate of such Lender) reasonably acceptable to the Administrative Agent (it being agreed by the Administrative Agent that each of the Lenders party to this Agreement (and their respective Affiliates) on the Closing Date is reasonably acceptable to the Administrative Agent). The agreement contained in this Section shall survive termination of this Agreement with respect to Bank Products (and agreements to provide Bank Products) entered into or otherwise provided on or prior to the date of the termination of this Agreement. Each Borrower acknowledges and agrees that the obtaining of Bank Products from the Bank, another Lender or any of their respective Affiliates (a) is in the sole and absolute discretion of the Bank, such other Lender or the applicable Affiliate of the Bank or such other Lender, as the case may be, and (b) is subject to all rules and regulations of the Bank, such other Lender or the applicable Affiliate of the Bank or such other Lender, as the case may be.

ARTICLE 2

INTEREST AND FEES

2.1	Interest.

(a)          Interest Rates. All outstanding Obligations (other than Obligations in respect of Bank Products, which shall bear interest in accordance with the terms of the respective documentation governing Bank Products) shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made or incurred until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margins as set forth below, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which the applicable Borrower has not delivered to the Administrative Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Administrative Agent by such Borrower in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i)           For all Base Rate Revolving Loans and other Obligations (other than (x) LIBOR Rate Revolving Loans and (y) Obligations in respect of Bank Products, which Obligations in respect of Bank Products shall bear interest in accordance with the terms of the respective documentation governing Bank Products), at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; and

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(ii)          For all LIBOR Rate Revolving Loans, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.

Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

(b)	Interest Payments.

(i)           Each Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, interest accrued on all Base Rate Revolving Loans made to such Borrower in arrears on the first day of each month hereafter and on the Termination Date.

(ii)          Each Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, interest on all LIBOR Rate Revolving Loans made to such Borrower in arrears on each LIBOR Interest Payment Date.

(c)          Default Rate. If any Event of Default occurs and is continuing and the Majority Lenders in their discretion so elect, then, while any such Event of Default is continuing, all of the applicable Obligations shall bear interest at the Default Rate applicable thereto.

2.2	Continuation and Conversion Elections.
(a)	Each Borrower may:

(i)           elect, as of any Business Day, in the case of Base Rate Loans made to such Borrower, to convert any such Base Rate Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into LIBOR Rate Loans; or

(ii)          elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Loans made to such Borrower having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000 or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing made to a Borrower is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans; provided further that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

(b)          A Borrower shall deliver to the Administrative Agent a notice of continuation/conversion (“Notice of Continuation/Conversion”) either (x) in the form of Exhibit E attached hereto and made a part hereof or (y) pursuant to the Electronic Borrowing Notice Delivery System not later than (1) in the case of the delivery of a Notice of Continuation/Conversion pursuant to the Electronic Borrowing Notice Delivery System, the

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deadline established from time to time by the Administrative Agent for requesting the relevant continuation or conversion pursuant to the Electronic Borrowing Notice Delivery System and (2) in the case of the delivery of a Notice of Continuation/Conversion in any other manner, 12:00 noon (New York time) at least three (3) Business Days in advance of the Continuation/Conversion Date, if the Loans of such Borrower are to be converted into or continued as LIBOR Rate Loans, and specifying:

(i)	the proposed Continuation/Conversion Date;

(ii)          the aggregate amount of Loans of such Borrower to be converted or renewed;

(iii)        the type of Loans resulting from the proposed conversion or continuation; and

(iv)         the duration of the requested Interest Period, provided, however, such Borrower may not select an Interest Period that ends after the Stated Termination Date.

(c)          If upon the expiration of any Interest Period applicable to LIBOR Rate Loans of a Borrower, such Borrower has failed to deliver a Notice of Continuation/Conversion with respect to such LIBOR Rate Loans or if any Default or Event of Default then exists, such Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)          The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)          There may not be more than ten (10) different LIBOR Rate Loans in effect hereunder at any time.

2.3          Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate for any Obligations, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for such Obligations for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate for such Obligations shall remain at a Maximum Rate until such time as the amount of interest paid hereunder for such Obligations equals the amount of interest which would have been paid on such Obligations if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement for any Obligations is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued for such Obligations if the interest rate otherwise set forth in this Agreement for such Obligations had at all times been in effect, then the applicable Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent, for the account of the applicable Lenders, an amount equal to

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the excess of (a) the lesser of (i) the amount of interest which would have been charged for such Obligations if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued for such Obligations had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement for such Obligations. If a court of competent jurisdiction determines that the Administrative Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the applicable Obligations other than interest, in the inverse order of maturity, and if there are no applicable Obligations outstanding, the Administrative Agent and/or such Lender shall refund to the applicable Borrower such excess.

2.4          Certain Fees. The Borrowers agree, jointly and severally, to pay to the Bank and the Administrative Agent for their own respective accounts the fees payable to each set forth in the Fee Letter, with such fees to be payable at such times as specified in the Fee Letter.

2.5          Unused Line Fee. On the first day of each calendar quarter and on the Termination Date, the Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to one-quarter of one percent (0.25%) per annum times the amount by which the average daily Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn amount of outstanding Letters of Credit, during the immediately preceding calendar quarter or shorter period if calculated for the first calendar quarter hereafter or on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Administrative Agent shall be deemed to be credited to the applicable Borrower’s Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.

2.6          Letter of Credit Fee. Each Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit (including, without limitation, each DIP Letter of Credit) issued for the account of such Borrower, a fee (the “Letter of Credit Fee”) at a per annum rate equal to the Applicable Margin in effect from time to time with respect to LIBOR Rate Revolving Loans minus one-quarter of one percent (0.25%) on the undrawn amount of such Letter of Credit from time to time and to the Administrative Agent, for the benefit of the Letter of Credit Issuer, a fronting fee of one-eighth of one percent (0.125%) per annum on the undrawn amount of each Letter of Credit issued for the account of such Borrower, and to the Letter of Credit Issuer all costs, fees and expenses incurred or charged by the Letter of Credit Issuer in connection with the application for, processing of, issuance or extension of, drawing under or amendment to, any Letter of Credit issued for the account of such Borrower. The Letter of Credit Fee and fronting fee shall be payable quarterly in arrears on the first day of each calendar quarter following any calendar quarter in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee and fronting fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

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ARTICLE 3

PAYMENTS AND PREPAYMENTS

3.1          Revolving Loans. Each Borrower shall repay the outstanding principal balance of the Revolving Loans made to it, plus all accrued but unpaid interest thereon, on the Termination Date. Each Borrower may prepay Revolving Loans made to it at any time in whole or in part, without premium or penalty (except as provided in Section 4.4), and reborrow subject to the terms of this Agreement. In addition, and without limiting the generality of the foregoing, (i) upon demand the Borrowers, jointly and severally, shall pay to the Administrative Agent, for account of the Lenders, the amount, without duplication, by which the Aggregate Revolver Outstandings exceeds that amount which is (A) the lesser of (x) the aggregate Borrowing Bases of all the Borrowers and Foamex Canada or (y) the Maximum Revolver Amount less (B) all Reserves other than Reserves deducted in the calculation of the aggregate Borrowing Bases of all the Borrowers and Foamex Canada and (ii) each Borrower shall pay to the Administrative Agent, for the account of the Lenders, the amount, without duplication, by which the portion of the Aggregate Revolver Outstandings relating to extensions of credit made (or, in the case of Pending Revolving Loans, to be made) to or for the account of such Borrower exceeds that amount which is (A) the lesser of (x) the Borrowing Base of such Borrower (or, in the case of Foamex, the aggregate Borrowing Bases of Foamex and Foamex Canada) and (y) the Maximum Revolver Amount minus the portion of the Aggregate Revolver Outstandings relating to extensions of credit made (or, in the case of Pending Revolving Loans, to be made) to or for the account of the other Borrowers less (B) all Reserves with respect to such Borrower (or, in the case of Foamex, all Reserves with respect to Foamex and Foamex Canada) other than Reserves deducted in the calculation of the Borrowing Base of such Borrower (or, in the case of Foamex, the aggregate Borrowing Bases of Foamex and Foamex Canada).

3.2	Termination or Reduction of Facility.

(a)          The Borrowers may terminate this Agreement upon at least five (5) Business Days’ written notice to the Administrative Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit or, to the extent not so cancelled and returned, the deposit with the Administrative Agent of Supporting Letters of Credit for such outstanding Letters of Credit (or related Credit Support) in accordance with and as required by Section 1.4(g), (b) the payment in full in cash of all reimbursable expenses and other Obligations (other than Contingent Obligations at Termination), and (c) with respect to any LIBOR Rate Loans prepaid, payment of the amounts due under Section 4.4, if any.

(b)          The Borrowers shall have the right, upon not less than three (3) Business Days’ written notice to the Administrative Agent and the Lenders, to from time to time permanently reduce the Maximum Revolver Amount; provided, that (i) any such reduction in the Maximum Revolver Amount shall result in a Dollar-for-Dollar decrease in the aggregate amount of the Revolving Credit Commitments then in effect and (ii) no such reduction of the Maximum Revolver Amount shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans on the effective date thereof, the Aggregate Revolver Outstandings would exceed that amount which is equal to (A) the lesser of (x) the aggregate Borrowing Bases of all Borrowers and Foamex Canada or (y) the Maximum Revolver Amount as so reduced less (B) all

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Reserves other than Reserves deducted in the calculation of the aggregate Borrowing Bases of all the Borrowers and Foamex Canada. Any such reduction of the Maximum Revolver Amount shall be in an amount equal to $5,000,000 or a multiple of $5,000,000 in excess thereof, and shall reduce the aggregate Revolving Credit Commitments then in effect pro rata among the Lenders. In no event shall the Borrowers be permitted to reduce the Maximum Revolver Amount pursuant to this Section 3.2(b) to an amount less than $100,000,000.

3.3	[Intentionally Omitted].
3.4	[Intentionally Omitted].

3.5          LIBOR Rate Loan Prepayments. In connection with any prepayment, if any LIBOR Rate Revolving Loan is prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrower which borrowed such Revolving Loan shall pay to the Lenders the amounts described in Section 4.4.

3.6	Payments by the Borrowers.

(a)          All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Administrative Agent for the account of the applicable Lenders, at the account designated by the Administrative Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (New York time) on the date specified herein. Any payment received by the Administrative Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b)          Subject to the provisions set forth in the definition of “Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.7          Payments as Revolving Loans. At the election of the Administrative Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder may be paid from the proceeds of Revolving Loans made hereunder. Each Borrower hereby irrevocably authorizes the Administrative Agent to charge the Loan Account of such Borrower for the purpose of paying all amounts from time to time due by such Borrower hereunder and agrees that all such amounts charged shall constitute Revolving Loans (including Non-Ratable Loans and Agent Advances).

3.8          Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Revolving Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Administrative Agent, the Bank and the Letter of Credit Issuer. All payments shall be remitted to the Administrative Agent (except as expressly provided herein otherwise) and all such payments not relating to principal or interest of specific Revolving

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Loans, or not constituting payment of specific fees or expenses, and all proceeds of Accounts or, subject to the provisions of the Intercreditor Agreement, other Collateral received by the Administrative Agent, shall be applied, ratably, subject to the provisions of this Agreement:

(i)           So long as no Event of Default is continuing: first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent; second, to pay any amounts relating to Bank Products of the type specified in clauses (ii) and (iii) of the definition thereof then due to the Bank or any of its Affiliates from any of the Borrowers; third, to pay any fees or expense reimbursements then due to the Lenders from any of the Borrowers; fourth, to pay interest due in respect of all Revolving Loans, including Non-Ratable Loans and Agent Advances; fifth, to pay or prepay principal of the Non-Ratable Loans and Agent Advances; sixth, to pay or prepay principal of the Revolving Loans (other than Non-Ratable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit and Credit Support; seventh, to pay an amount to the Administrative Agent equal to all outstanding Obligations in respect of Letters of Credit and Credit Support to be held as cash collateral for such Obligations; eighth, to pay any amounts relating to Bank Products (to the extent not paid pursuant to clause second above) then due to any Lender or any of its Affiliates from any of the Borrowers; and ninth, to the payment of any other Obligations.

(ii)          Upon the occurrence and during the continuance of an Event of Default: first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent; second, to pay any fees or expense reimbursements then due to the Lenders from any of the Borrowers; third, to pay interest due in respect of all Revolving Loans, including Non-Ratable Loans and Agent Advances; fourth, to pay or prepay (or cash collateralize, if applicable), in Revolving Loan Application Order, the Revolving Loan Obligations; fifth, to pay any amounts relating to Bank Products then due to any Lender or any of its Affiliates from any of the Borrowers; and sixth, to the payment of any other Obligations.

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the applicable Borrower, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans owing by the applicable Borrower and, in any event, the Borrowers shall pay LIBOR breakage losses in accordance with Section 4.4. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply, in each instance in accordance with this Section 3.8, any and all such proceeds and payments to any portion of the Obligations.

3.9          Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, any Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations

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or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, such Lender, the Bank or such Affiliate of the Bank, as the case may be, and the applicable Borrower or Borrowers shall be liable to pay to the Administrative Agent, the Lenders, the Bank and any Affiliate of the Bank, and hereby does indemnify the Administrative Agent, the Lenders, the Bank and any Affiliate of the Bank and hold the Administrative Agent, the Lenders, the Bank and any Affiliate of the Bank harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Lender, the Bank or any Affiliate of the Bank in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s, the Lenders’, the Bank’s and its Affiliates’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.9 shall survive the termination of this Agreement.

3.10       Administrative Agent’s and Lenders’ Books and Records; Monthly Statements. The Administrative Agent shall record the principal amount of the Loans owing to each Lender, the undrawn amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by the Administrative Agent or any Lender to make such notation shall not affect the obligations of the Borrowers with respect to the Loans or the Letters of Credit. Each Borrower agrees that the Administrative Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Administrative Agent will provide to the Borrowers a monthly statement of Loans, payments and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Administrative Agent), unless the Borrowers notify the Administrative Agent in writing to the contrary within thirty (30) days after such statement is delivered. In the event a timely written notice of objections is given by a Borrower, only the items to which exception is expressly made will be considered to be disputed by such Borrower.

ARTICLE 4

TAXES, YIELD PROTECTION AND ILLEGALITY

4.1	Taxes. Subject to Sections 12.10(d) and (e):

(a)          Except as required by applicable Law, any and all payments by the Borrowers or Guarantors, as applicable, or any of them to each Lender or the Administrative Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for any Indemnified Taxes. In addition, the Borrowers or Guarantors, as applicable, shall timely pay all Other Taxes.

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(b)          The Borrowers or Guarantors, as applicable, agree, jointly and severally, to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (and any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) imposed on or paid by any Lender or the Administrative Agent and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Administrative Agent makes written demand therefor.

(c)          If a Borrower or Guarantor, as applicable, shall be required by law to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, then:

(i)           the sum payable shall be increased as necessary so that after making all required deductions, remittances and withholdings (including deductions, remittances and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions, remittances or withholdings been made;

(ii)          such Borrower or Guarantor, as applicable, shall make such deductions and withholdings; and

(iii)        such Borrower or Guarantor, as applicable, shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d)          Within 30 days after the date of any payment by a Borrower or Guarantor, as applicable, of Indemnified Taxes or Other Taxes, such Borrower or Guarantor, as applicable, shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Administrative Agent.

(e)          If a Borrower or Guarantor, as applicable, is required to pay additional amounts to any Lender or the Administrative Agent pursuant to subsection (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Borrower or Guarantor, as applicable, which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

(f)           If a Borrower or Guarantor, as applicable, shall notify, in writing, a Lender or the Administrative Agent that it is entitled to claim a refund from a Governmental Authority in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by such Borrower or Guarantor, as applicable, or with respect to which such Borrower or Guarantor, as applicable, has paid additional amounts pursuant to this Section 4.1, it shall, at the expense of such Borrower or Guarantor, as the case may be, make a timely claim to such Governmental Authority for such refund. If a Lender or the Administrative Agent receives a refund (including

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pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or Guarantor or with respect to which a Borrower or Guarantor has paid additional amounts pursuant to this Section 4.1, it shall within 30 days from the date of such receipt pay over the amount of such refund to such Borrower or Guarantor, as the case may be, net of all reasonable out-of-pocket expenses of such Lender or Administrative Agent (to the extent not previously paid by such Borrower or Guarantor, as the case may be) and Taxes imposed upon the receipt of such refund, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund net of Taxes imposed upon the receipt of such interest). Such Lender or the Administrative Agent (as the case may be) may, in its reasonable discretion, determine the order of utilization of all charges, deductions, credits and expenses which reduce Taxes imposed on its net income. Nothing in this Section 4.1(f) shall be construed as requiring any Lender or the Administrative Agent (as the case may be) to conduct its business or to arrange or alter in any respect its Tax or financial affairs so that it is entitled to receive such refund, other than performing any ministerial acts necessary to be entitled to receive such refund.

(g)          In respect of amounts paid or credited by any Loan Party that is resident in Canada for purposes of the Income Tax Act (Canada) (the “ITA”) to or for the benefit of a particular Lender that is an “authorized foreign bank” for purposes of the ITA, the obligations under this Section 4.1 to pay an additional amount shall apply where the particular Lender is liable for Tax under Part XIII of the ITA in respect of such payment, even if the Loan Party is not required under the ITA to deduct or withhold an amount in respect of Indemnified Taxes on such payment and this Section 4.1 shall apply, mutatis mutandis, as if the Loan Party was required to withhold an amount in respect of such taxes.

(h)          Notwithstanding anything contained herein to the contrary, the provisions of this Section 4.1 shall survive the expiration or termination of this Agreement and the other Loan Documents and the payment in full of all other Obligations.

4.2	Illegality.

(a)          If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans, then, on notice thereof by that Lender to the Borrowers (or Foamex on behalf of the Borrowers) through the Administrative Agent, any obligation of that Lender to make LIBOR Rate Loans shall be suspended until that Lender notifies the Administrative Agent and the Borrowers (or Foamex on behalf of the Borrowers) that the circumstances giving rise to such determination no longer exist.

(b)          If a Lender determines that it is unlawful to maintain any LIBOR Rate Revolving Loan, each Borrower shall, upon its receipt (or Foamex’s receipt on behalf of such Borrower) of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBOR Rate Revolving Loans of that Lender owing by such Borrower then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if that Lender may

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lawfully continue to maintain such LIBOR Rate Revolving Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such LIBOR Rate Revolving Loans. If a Borrower is required to so prepay any LIBOR Rate Revolving Loans pursuant to the previous sentence, then concurrently with such prepayment, such Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Revolving Loan.

4.3	Increased Costs and Reduction of Return.

(a)          If any Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (not including any Taxes or Other Taxes, as to which Section 4.1 shall govern) to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the applicable Borrower(s) shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)          If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation in which a change (or change in interpretation or administration) has occurred or which was enacted subsequent to the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, Loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrowers (or Foamex on behalf of the Borrowers) through the Administrative Agent, the Borrowers shall, jointly and severally, pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of this Section 4.3 with respect to such Lender, it will, if requested by Foamex, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this clause (c) shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to this Section 4.3.

4.4          Funding Losses. Each Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

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(a)          the failure of such Borrower to make on a timely basis any payment of principal of any LIBOR Rate Loan made to such Borrower;

(b)          the failure of such Borrower to borrow, continue or convert a Loan requested by or made to such Borrower after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion (or telephonic notice in lieu thereof); or

(c)          the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Loans made to such Borrower on a day that is not the last day of the relevant Interest Period;

excluding any loss of anticipated profit but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans requested by or made to such Borrower or from fees payable to terminate the deposits from which such funds were obtained. Each Borrower shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.

4.5          Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or the Majority Lenders advise the Administrative Agent that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the applicable Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, a Borrower may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it. If such Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by such Borrower, in the amount specified in the applicable notice submitted by such Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans.

4.6          Certificates of Administrative Agent and Lenders. Any Lender (or the Administrative Agent, if applicable) claiming reimbursement or compensation under this Article 4 shall deliver to the applicable Borrower(s) (with a copy to the Administrative Agent if delivered from a Lender) a certificate setting forth in reasonable detail the basis and calculation of the amount payable to such Lender (or the Administrative Agent, if applicable), and such certificate shall be conclusive and binding on the applicable Borrower(s) in the absence of manifest error.

4.7          Survival. The agreements and obligations of the Borrowers in this Article 4 shall survive the payment of all other Obligations.

4.8          Limitation on Claims. Notwithstanding anything to the contrary contained herein, no Loan Party shall be required to make any payments to any Lender pursuant to any of Sections 4.1(b), 4.1(c), 4.3 or 4.4 relating to any period of time which is greater than 180 days prior to the date such Lender demands payment of such amount, except to the extent that such

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Lender could not reasonably have been expected to discover such claim at the time of its incurrence, in which case, the 180-day period shall be tolled until such Lender discovers, or should reasonably have been expected to discover, such claim.

ARTICLE 5

FINANCIAL INFORMATION; NOTICES

So long as any of the Obligations (other than Contingent Obligations at Termination and Obligations in respect of Letters of Credit or Credit Support for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(g)) remain outstanding or this Agreement is in effect:

5.1          Financial Statements. Foamex shall deliver to the Administrative Agent for distribution to each Lender:

(a)          as soon as available, but in any event within 90 days (or, with respect to the Fiscal Year ended December 31, 2006, 105 days) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2006), a consolidated balance sheet of Foamex and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations, partners’ equity and cash flows for such Fiscal Year, each setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a nationally recognized independent registered public accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)          as soon as available, but in any event within 45 days (or, with respect to each of the first three fiscal quarters of Fiscal Year 2007, 60 days) after the end of each of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ending April 1, 2007), (i) a consolidated balance sheet of Foamex and its Subsidiaries as at the end of such fiscal quarter, and (ii) the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the Fiscal Year then ended, each setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of Foamex as fairly presenting in all material respects the financial condition, results of operations and cash flows of Foamex and its consolidated Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          upon request of the Administrative Agent or the Majority Lenders, as soon as available, but in any event within 30 days after the end of each fiscal month of Foamex (or, in the case of the last fiscal month in a fiscal quarter of Foamex, within 45 days after the end of such fiscal month), (i) a consolidated balance sheet of Foamex and its Subsidiaries as at the end of such fiscal month, and (ii) the related consolidated statements of operations and cash flows for such fiscal month and for the portion of the

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Fiscal Year then ended, each setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of Foamex as fairly presenting in all material respects the financial condition, results of operations and cash flows of Foamex and its consolidated Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and

(d)          as soon as available, but in any event within 60 days after the end of each Fiscal Year, forecasts prepared by management of Foamex, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of operations and cash flows of Foamex and its Subsidiaries on a monthly basis for the succeeding Fiscal Year (including the Fiscal Year in which the Stated Termination Date occurs).

As to any information contained in materials furnished pursuant to Section 5.2(d), Foamex shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Foamex to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

5.2          Certificates; Other Information. Foamex shall deliver to the Administrative Agent for distribution to each Lender:

(a)          concurrently with the delivery of the audited financial statements referred to in Section 5.1(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth in Sections 7.25 and 7.26 or, if any such Default shall exist, stating the nature and status of such event;

(b)          concurrently with the delivery of the financial statements referred to in each of Sections 5.1(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending April 1, 2007), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Foamex and (ii) a certificate of a Responsible Officer of Foamex  certifying that the aggregate Availability of all Borrowers reported on the weekly Borrowing Base Certificates for the Borrowers and Foamex Canada for each week occurring during the period covered by such certificate did not fall to an amount which would give rise to a Triggering Event, or if the aggregate Availability of all Borrowers fell to any such amount, the first date on which such event occurred;

(c)          promptly after any request by the Administrative Agent, copies of any detailed audit reports and management letters submitted to the board of directors (or the audit committee of the board of directors) of Holdings or Foamex by independent accountants in connection with the accounts or books of Holdings, Foamex or any of their Subsidiaries, or any audit of any of them;

(d)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to equityholders of

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Holdings or Foamex, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or Foamex files with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)          promptly after the furnishing thereof, copies of any statement or report furnished to any holder of material Indebtedness (or any agent or trustee for such holder) of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to Section 5.1 or any other clause of this Section 5.2 (including, without limitation and in any event, any compliance certificate delivered under the First Lien Term Credit Agreement or the Second Lien Term Credit Agreement);

(f)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;

(g)          promptly, and in any event within five Business Days after the end of each Availability Test Period, a certificate of a Responsible Officer of Foamex setting forth in reasonable detail the calculation of the Average Availability for such Availability Test Period;

(h)          upon request by the Administrative Agent, and in no event less frequently than once each month and not later than 15 days after the end of each month, a (i) monthly trial balance showing Accounts of each Borrower and Foamex Canada outstanding aged based on original due date from statement date as follows: current, 6 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion and (ii) a reconciliation of the Accounts of each Borrower and Foamex Canada to the Borrowing Base Certificate of such Borrower;

(i)           on the date any Borrowing Base Certificate is delivered pursuant to Section 5.2(j) or at such more frequent intervals as the Administrative Agent may reasonably request from time to time, a collateral report with respect to each Borrower and Foamex Canada, including all additions and reductions (cash and non-cash) with respect to Accounts of such Borrower or Foamex Canada, as the case may be, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion;

(j)           on a weekly basis (not later than the fifth Business Day after the last Business Day of the previous week with the information thereon to be as of the last Business Day of such previous week), a Borrowing Base Certificate for each Borrower and Foamex Canada. Notwithstanding the foregoing, any Borrowing Base Certificate delivered by a Borrower pursuant to this Section 5.2(j) may be updated on a daily basis by such Borrower in a manner reasonably satisfactory to the Administrative Agent with

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reports of new sales of Inventory resulting in Eligible Accounts; provided, that any such updates delivered hereunder shall be subject to any adjustments (including, without limitation, exclusion from the relevant Borrowing Base of any new Accounts included in such update) that the Administrative Agent deems necessary in the exercise of its reasonable discretion;

(k)          upon request by the Administrative Agent, an aging of the accounts payable of each Borrower and Foamex Canada;

(l)           as promptly as practicable with respect to the period commencing on and at all times after the Closing Date relating to any Loan Party, the Plan of Reorganization, the Chapter 11 Case or the Canadian Case (but only to the extent not received through the electronic filing system), copies of all filings with the Bankruptcy Court or the Canadian Bankruptcy Court by any Person, all notices of hearings, all reports with respect to Claims (as defined in the Plan of Reorganization), all reports from the disbursing agent, if any, under the Plan of Reorganization and copies of all other materials relating to any matter over which the Bankruptcy Court or the Canadian Bankruptcy Court has retained jurisdiction; provided, that any such filing, notice, report or other material need not be furnished to the Administrative Agent unless material; and

(m)         promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Foamex posts such documents, or provides a link thereto, on Foamex’s website on the Internet at its website address provided to the Administrative Agent and the Lenders; or (ii) on which such documents are posted on Foamex’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) Foamex shall deliver paper copies of such documents to the Administrative Agent to fulfill the request of any Lender that requests Foamex to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Foamex shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide, if requested, to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Foamex shall be required to promptly provide paper copies in addition to electronic mail copies of originally executed Compliance Certificates required by Section 5.2(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Foamex with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of one or more of Foamex and the other Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”). Foamex agrees to make all Borrower Materials that Foamex intends to be made available to Public Lenders clearly and conspicuously designated by Foamex as “PUBLIC.” By designating Borrower Materials as “PUBLIC,” Foamex (on behalf of each of the Loan Parties) authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Foamex or its securities for purposes of United States Federal and state securities laws.

THE PARTIES HERETO AGREE THAT THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any other Agent-Related Person have any liability to any Loan Party or any Lender for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Foamex’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any Lender for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

5.3          Notices. Each of Holdings and Foamex shall, and shall cause each other Loan Party to, promptly notify the Administrative Agent for communication to each Lender:

(a)	of the occurrence of any Default or a Triggering Event;

(b)          of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including to the extent the following meets the foregoing standard, (i) breach or non-performance of, or any default under, a Contractual Obligation of Holdings or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development

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in, any litigation or proceeding affecting Holdings or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c)          promptly following Holdings or Foamex or such other Loan Party becoming aware of the occurrence of any ERISA Event (or similar event with respect to a Foreign Plan) that, alone or together with any other ERISA Events (or similar events with respect to a Foreign Plan) that have occurred, would reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, a written notice specifying the nature thereof, what action Holdings, such Subsidiary or ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the IRS, United States Department of Labor, PBGC, Multiemployer Plan sponsor or other applicable Governmental Authority with respect thereto;

(d)          of any material change in accounting policies or financial reporting practices by any of the Loan Parties; and

(e)          of any failure of Foamex Canada to pay or remit when due any amount for which it is liable in respect of any Pension Plan of Foamex Canada or of any Lien arising with respect to any Pension Plan of Foamex Canada (save for any Lien with respect to contribution amounts not yet due or delinquent that arise under the PBA or other applicable Canadian legislation).

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer of Foamex setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party or ERISA Affiliate, as the case may be, has taken and proposes to take with respect thereto.

5.4          E-Mail Deliveries. Each of the parties hereto hereby agrees that Foamex may, in lieu of delivering paper copies, transmit any Financial Statements or any of the items specified in Section 5.2 to the Administrative Agent by electronic mail; provided, that (i) each electronic mail transmission shall be (A) formatted as the Administrative Agent may designate from time to time and shall be digitally signed and (B) sent to the Administrative Agent at one or more electronic mail addresses designated by the Administrative Agent from time to time and (ii) the Administrative Agent (A) shall be authorized to rely upon any such electronic mail transmission for purposes of this Agreement to the same extent as if the contents thereof had been otherwise delivered to the Administrative Agent in accordance with the terms of this Agreement and (B) may, upon notice in writing to Foamex, terminate the right of Foamex to transmit such items via electronic mail.

ARTICLE 6

GENERAL WARRANTIES AND REPRESENTATIONS

Each Loan Party jointly and severally warrants and represents to the Administrative Agent and the Lenders that except as hereafter disclosed to and accepted by the Administrative Agent and the Majority Lenders in writing:

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6.1          Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has the organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (it being understood that, in the case of any Liens in favor of the Administrative Agent granted by a Loan Party, there may be a requirement under the First Lien Term Loan Documents and the Second Lien Term Loan Documents that such Loan Party grant a Lien in favor of the First Lien Term Collateral Agent and the Second Lien Term Collateral Agent on the same collateral to the extent permitted or required under the Intercreditor Agreement) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.3          Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, (c) the perfection or maintenance of the Liens created under the Loan Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the U.S. Security Agreement and the Canadian Security Agreement, as applicable, and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

6.4          Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan

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Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5	Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Foamex and its consolidated Subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Foamex and its consolidated Subsidiaries as of the date thereof.

(b)          The financial statements delivered from time to time pursuant to each of Sections 5.1(a), (b) and (c) (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Foamex and its consolidated Subsidiaries as of the date thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii) with respect to interim financial statements, to the absence of footnotes and to normal year-end audit adjustments.

(c)          Since July 2, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)          The consolidated pro forma balance sheet of Foamex and its Subsidiaries as at December 3, 2006 described in Section 8.1(j), a copy of which has been furnished to the Administrative Agent, fairly presents in all material respects the consolidated pro forma financial condition of Foamex and its consolidated Subsidiaries as at such date (except in each case for the effects of fair value adjustments to the acquired tangible and intangible assets and liabilities required by purchase accounting principles, if required to be applied) giving effect to the Transactions.

(e)          The consolidated forecasted balance sheets and statements of income and cash flows of Foamex and its Subsidiaries delivered to the Administrative Agent from time to time pursuant to Section 5.1(d) were prepared in good faith on the basis of estimates, information and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

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6.6          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any of Holdings or any of its Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) except as set forth on Schedule 6.6, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.7          No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.8	Properties.

(a)          Generally. Holdings and each of its Subsidiaries has good title to, or valid leasehold interests in, all its tangible property material to its business (except for minor irregularities or deficiencies in title to Real Property that in the aggregate do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose), free and clear of all Liens except for Permitted Liens. The tangible property of Holdings and its Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the tangible property which is required for the business and operations of Holdings and its Subsidiaries as presently conducted.

(b)          Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by Holdings or any other Loan Party as of the date hereof and describe the type of interest therein held by such Person and (ii) leased, subleased or otherwise occupied or utilized by Holdings or any other Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describe the type of interest therein held by such Person and, in the case described in clause (ii) of this Section 6.8(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c)          No Extraordinary Receipts. As of the date hereof, none of Holdings or any of its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Extraordinary Receipts affecting all or any material portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance has been obtained to the extent required by Section 7.4(c).

(d)          Collateral. The use by each of Holdings and each of the other Loan Parties of the Collateral does not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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6.9	Environmental Matters.

(a)          Except as set forth in Schedule 6.9 and except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)           Each Loan Party and each Mexican Subsidiary and their respective businesses, operations and Real Property are in compliance with, and the Loan Parties and the Mexican Subsidiaries have no liability under, Environmental Law;

(ii)          The Loan Parties and the Mexican Subsidiaries have obtained all Environmental Permits required for the conduct of their respective businesses and operations, and the ownership, operation and use of their respective property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(iii)        There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any Loan Party or any Mexican Subsidiary or any of their respective predecessors in interest that could reasonably be expected to result in liability of any Loan Party or any Mexican Subsidiary under Environmental Law;

(iv)         There is no Environmental Claim pending or, to the knowledge of any of Holdings and its Subsidiaries, threatened against any Loan Party or any Mexican Subsidiary, or relating to any Real Property currently or formerly owned, leased or operated by any Loan Party or any Mexican Subsidiary or relating to the respective operations of any Loan Party or any Mexican Subsidiary, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim; and

(v)          No Person with an indemnity or contribution obligation to any Loan Party or any Mexican Subsidiary relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)	Except as set forth in Schedule 6.9:

(i)           None of the Loan Parties or any of the Mexican Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no such entity is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(ii)          As of the date hereof, no Real Property or facility owned, operated or leased by any Loan Party or any Mexican Subsidiary and, to the knowledge of any of Holdings and its Subsidiaries, no Real Property or facility formerly owned, operated or leased by any Loan Party or any Mexican Subsidiary or any of their respective predecessors in interest is (i) listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or (ii) listed on the Comprehensive

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Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii)        As of the date hereof, no Lien has been recorded or, to the knowledge of any of Holdings and its Subsidiaries, threatened under any Environmental Law with respect to any owned real property or other assets of any Loan Party or any Mexican Subsidiary;

(iv)         The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law, except for those matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and

(v)          Holdings and its Subsidiaries have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, any of Holdings and its Subsidiaries concerning compliance with or liability under Environmental Law, including without limitation those concerning the Release or threatened Release of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by any Loan Party or any Mexican Subsidiary.

6.10	Insurance.

(a)          Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations and as otherwise required by Section 7.4.

(b)          All insurance maintained by Holdings and its Subsidiaries is in full force and effect, all premiums have been duly paid and none of Holdings or any of its Subsidiaries has received notice of violation or cancellation thereof.

6.11	Taxes.

(a)          The Loan Parties and the Mexican Subsidiaries have timely filed all material federal, state, provincial, foreign and other tax returns and reports required to be filed, and have timely paid all material federal, state, provincial, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (whether or not shown on any Tax return), except those which are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been provided in accordance with GAAP and for which no Lien has arisen as a result of the failure to pay same (other than a Permitted Lien). There is no proposed Tax assessment against any Loan Party or any Mexican Subsidiary that, if made, would reasonably be expected to result in a Material Adverse Effect. With the exception of the Tax Sharing Agreement, gross-up provisions applicable to employee payments in the ordinary course of business or contained in employment agreements, the agreements to acquire any option, stock

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or other equity interest in Holdings and the Loan Documents, First Lien Term Loan Documents and Second Lien Term Loan Documents, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement that is currently in effect. Each Loan Party and each Subsidiary has made adequate provision in accordance with GAAP for all material taxes not yet due and payable. Neither any Loan Party nor any Subsidiary has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except any liabilities for taxes of any consolidated, combined or unitary tax group of which Holdings is the common parent, neither any Loan Party nor any Subsidiary thereof has any liabilities for the taxes of any Person under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, except as would not result in a Material Adverse Effect.

(b)          Foamex, since its organization through calendar year 2006, was treated as a partnership within the meaning of Section 761(a) of the Code for Federal income tax purposes and was not an entity subject to Federal or state income tax (other than state income taxes generally imposed on partnerships). Neither such Loan Party nor any of its Subsidiaries has any knowledge of any inquiry or investigation by any Person (including, without limitation, the IRS) as to whether or not Foamex was, or any claim or assertion by any Person (including, without limitation, the IRS) that Foamex was not, a partnership for Federal or state income tax purposes or an entity subject to Federal or state income taxes (other than state income taxes generally imposed on partnerships). Subsequent to calendar year 2006, Foamex has been treated as a disregarded entity for Federal and state tax purposes.

6.12	ERISA Compliance.

(a)          No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and its Subsidiaries is in compliance in all material respects with the presently applicable provisions of ERISA, the Code and any other applicable Law with respect to each Employee Benefit Plan. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements of Foamex (the “Financial Statements Date”), exceed by more than $45,000,000 the fair market value of the assets of all such underfunded Pension Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b)          Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities, in each case, except as would not

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reasonably be expected to result in material liability to a Loan Party or any of its Subsidiaries. Except as disclosed on Schedule 6.12(b), neither Holdings nor any of its Subsidiaries has incurred any material obligation in connection with the termination or withdrawal from any Foreign Plan. As of the most recent Financial Statements Date, the present value of the aggregate unfunded liability in respect of all Foreign Plans that are funded retirement plans did not exceed $5,000,000.

6.13       Subsidiaries; Equity Interests. Except as disclosed to the Administrative Agent by Foamex in writing from time to time after the Closing Date, Holdings does not have any Subsidiaries other than those specifically disclosed in Schedule 6.13(a), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 6.13(a) free and clear of all Liens, except the security interest created by the U.S. Security Agreement, the First Lien Term Loan Documents and the Second Lien Term Loan Documents and, after the Closing Date, Liens arising by operation of law constituting Permitted Liens. Except as disclosed to the Administrative Agent by Foamex in writing from time to time after the Closing Date, neither Holdings nor any of its Subsidiaries has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 6.13(b) or permitted under Section 7.15(d). All of the outstanding Equity Interests of Holdings have been validly issued. All Equity Interests of Foamex are owned directly or indirectly by Holdings and, as of the Closing Date, such Equity Interests are owned by Holdings and FMXI as set forth on Schedule 6.13(a). Each Loan Party is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the U.S. Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the U.S. Security Agreement, the First Lien Term Loan Documents and the Second Lien Term Loan Documents and, after the Closing Date, Liens arising by operation of law constituting Permitted Liens and Liens permitted under Section 7.14(l) (other than, if the relevant Permitted Acquisition is the acquisition of Equity Interests of any Person, Liens in such Equity Interests), and as of the date hereof, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All Subsidiaries of Foamex existing on the Closing Date, other than the Foreign Subsidiaries (other than any Canadian Subsidiary), are Guarantors.

6.14       Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)          Neither Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of the Loans, the First Lien Term Loans and the Second Lien Term Loans, not more than 25% of the value of the assets (either of Holdings only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.14 or Section 7.18 or subject to any restriction contained in any agreement or instrument between Holdings or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.1(e) will be Margin Stock.

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(b)          No Loan Party (i) is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15       Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all matters known to it that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information, including the Confidential Information Memorandum and the Perfection Certificate, furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, as of the date such report, financial statement, certificate or other information was furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement or as of the Closing Date), contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16       Compliance with Laws. Holdings and each of its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to any of its properties, except in such instances in which (a) such applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.17       Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date (including the making of the Loans and application of the proceeds thereof) and at all times thereafter (a) the fair value of the properties of each of (x) the Loan Parties (taken as a whole) and (y) Foamex, in each case as a going concern, will exceed its or their, as the case may be, debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each of (x) the Loan Parties (taken as a whole) and (y) Foamex will be greater than the amount that will be required to pay the probable liability of its or their, as the case may be, debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of (x) the Loan Parties (taken as a whole) and (y) Foamex will be able to pay its or their, as the case may be, debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of (x) the Loan Parties (taken as a whole) and (y) Foamex will not have unreasonably small capital with which to conduct the business in which it is or they are, as the case may be, engaged.

6.18       Intellectual Property Matters. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the

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conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of each Loan Party does the use of such Intellectual Property by each Loan Party infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.19	Security Interests.

(a)          Security Agreements. The U.S. Security Agreement, the Canadian Security Agreement and the other Canadian Security Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal and valid Liens on, and security interests in, the Security Agreement Collateral and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate, (ii) upon the taking of possession or control by the Administrative Agent or the Control Agent (if the Intercreditor Agreement is in effect) of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent or the Control Agent (if the Intercreditor Agreement is in effect) to the extent possession or control by the Administrative Agent or the Control Agent is required by the U.S. Security Agreement, the Canadian Security Agreement or the Intercreditor Agreement, as the case may be), (iii) upon recording by the Administrative Agent of its Lien on the certificates of title of motor vehicles and (iv) upon compliance with the applicable perfection requirements of the laws of jurisdictions other than the United States with respect to Collateral as to which perfection of the Agent’s Lien thereon is not subject to the laws of the United States, the Liens created by each of the U.S. Security Agreement, the Canadian Security Agreement and each other Canadian Security Document shall (to the extent provided therein) constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC or applicable foreign Law, as appropriate, as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)          PTO Filing; Copyright Office Filing. When the U.S. Security Agreement and the Canadian Security Agreement or a short form of either is duly filed in, as appropriate, the United States Patent and Trademark Office, the United States Copyright Office, or in a similar office maintained by a foreign Governmental Authority, the Liens created by such Loan Documents shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the U.S. Security Agreement) registered or applied for with the United States Patent and Trademark Office, or in a similar office maintained by a foreign Governmental Authority, and Copyrights (as defined in the U.S. Security Agreement) registered or applied for with the United States Copyright Office, or in a similar office maintained by a foreign Governmental Authority, as the case may be, in each case subject to no Liens other than Permitted Liens.

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(c)          Mortgages. Each Mortgage executed and delivered after the Closing Date pursuant to Section 7.10(c) shall be effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the other Secured Parties, legal and valid Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are duly filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 7.10 and 7.11, the Mortgages shall (to the extent provided therein) constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior in right to any other Person, other than Liens permitted by such Mortgage.

6.20       Use of Proceeds. The proceeds of the Loans are to be used solely to refinance all amounts owing under the DIP Credit Agreement and after payment in full of such amounts to make payments under the Plan of Reorganization and for working capital purposes and for general corporate purposes permitted hereunder. None of the proceeds of the Loans will be used to purchase or carry Margin Stock or to extend credit for the purchase or carrying of Margin Stock.

6.21       FMXI. FMXI does not conduct any business other than the business of acting as the managing general partner of Foamex and owning its general partnership interest in Foamex.

6.22       Anti-Terrorism Law. No Loan Party and, to the knowledge of each of the Loan Parties, none of its Affiliates is in violation of any applicable law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

No Loan Party and, to the knowledge of each of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with any of the Loans is any of the following:

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)          a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)         a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)         a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)          a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department

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Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

No Loan Party and, to the knowledge of each of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with any of the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in the immediately preceding paragraph, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.23       Assumed Contracts. As of the Closing Date, the Contractual Obligations “assumed” by each of the Loan Parties pursuant to the Plan of Reorganization are each in full force and effect and, taken as a whole, are sufficient for Foamex and its Subsidiaries to conduct their respective businesses following the Closing Date.

6.24       Trade Names. As of the Closing Date, all trade names or styles under which any Loan Party sells or expects to sell Inventory or create Accounts, or to which instruments in payment of Accounts are expected to be made payable, are listed on Schedule 6.24.

6.25       Bank Accounts. Schedule 6.25 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by any Loan Party with any bank or other financial institution.

6.26       Reorganization Matters. Attached hereto as Exhibit A is a copy of each of the Plan of Reorganization and the Confirmation Order confirming the Plan of Reorganization, and the Plan of Reorganization and the Confirmation Order have not been amended or modified without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) and no conditions contained therein have been waived by any Loan Party without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) and such order has become a Final Order. Simultaneously with the making of the initial Loans and the issuance of Letters of Credit on the Closing Date, the Effective Date shall have occurred and the Plan of Reorganization will be substantially consummated.

ARTICLE 7

AFFIRMATIVE AND NEGATIVE COVENANTS

So long as any of the Obligations (other than Contingent Obligations at Termination and Obligations in respect of Letters of Credit or Credit Support for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(g)) remain outstanding or this Agreement is in effect:

7.1          Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Taxes levied upon it or its properties or assets, unless the same

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are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained therefor by such Loan Party or such Subsidiary, as the case may be, and the nonpayment thereof does not result in the imposition of a Lien (other than a Permitted Lien); (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except, in each case, for any failure to pay or discharge as would not reasonably be expected to have a Material Adverse Effect so long as any such failure to pay or discharge does not result in the imposition of a Lien (other than a Permitted Lien) and Foamex has notified the Administrative Agent in writing of such failure to pay or discharge.

7.2          Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.17 or Section 7.18 or, in the case of any Subsidiary (other than Foamex Canada or a Borrower), where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Foamex shall not change its partnership status to a corporate status.

7.3          Maintenance of Properties. Each Loan Party shall, and shall cause each Mexican Subsidiary to, do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business and at all times maintain, preserve and protect all tangible property necessary to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); provided that nothing in this Section 7.3 shall prevent (i) sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 7.17 or Section 7.18; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights, patents or other Intellectual Property that such Person reasonably determines are not useful to its business or no longer commercially desirable.

7.4	Maintenance of Insurance.

(a)          Generally. Each Loan Party shall, and shall cause each Mexican Subsidiary to, maintain insurance by financially sound and reputable insurers to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of such Loan Party or Mexican Subsidiary against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b)          Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days for nonpayment of premiums) after receipt by the

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Administrative Agent of written notice thereof, (ii) name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) and loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c)          Flood Insurance. Each Loan Party shall, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, except that such total amount shall not exceed the principal amount of outstanding Indebtedness from time to time secured by such Mortgaged Property, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d)          Broker’s Report. Foamex shall deliver to the Administrative Agent and the Lenders a summary report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(e)          Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any material claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 7.4 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 7.4.

7.5          Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.6          Books and Records. Each Loan Party shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party. Each Loan Party shall maintain at all times books and records pertaining to the Collateral in which it has an interest in such detail, form and scope as the Administrative Agent or the Majority Lenders shall reasonably require, including, but not limited to, records of

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(a) all payments received and all credits and extensions granted with respect to Accounts and (b) all other dealings affecting the Collateral in which it has an interest; provided, that if a Loan Party is required by GAAP or by the Administrative Agent or the Majority Lenders pursuant to this sentence to make a change to its books and records pertaining to its Collateral, such Loan Party shall have a reasonable amount of time to implement such change.

7.7          Inspection Rights. Each Loan Party shall (i) permit representatives and independent contractors of the Administrative Agent (at the expense of the Loan Parties not to exceed two (2) times per year unless an Event of Default has occurred and is continuing) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors (or Persons serving a similar function), officers and independent public accountants and in each case at such reasonable times during normal business hours and, subject to the limitations above, as often as may be reasonably desired, upon reasonable advance notice to Foamex (provided, however, when an Event of Default exists, the Administrative Agent may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice) and (ii) conduct a conference call with the Lenders, at the request of the Administrative Agent, once per year at the Loan Parties’ expense during normal business hours upon reasonable advance notice to Foamex. Any amounts payable by the Loan Parties to the Administrative Agent or any Lender pursuant to this Section 7.7 shall be the joint and several obligations of each of the Loan Parties.

7.8          Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely to refinance all amounts owing under the DIP Credit Agreement and after payment in full of such amounts to make payments under the Plan of Reorganization and for working capital purposes and for general corporate purposes permitted hereunder.

7.9          Compliance with Environmental Laws. Each Loan Party shall, and shall cause each Mexican Subsidiary to:

(a)          Comply, and cause all lessees and other Persons occupying Real Property of any Loan Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance in all material respects with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings diligently conducted and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)          If a Default caused by reason of a breach of Section 6.9 or Section 7.9(a) shall have occurred and be continuing for more than 30 days, at the written request of the Administrative Agent or the Majority Lenders through the Administrative Agent, provide to the Administrative Agent and the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm, and in a form and substance, reasonably acceptable to the

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Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response required by Environmental Laws to address them.

7.10	Additional Collateral; Additional Guarantors.

(a)          Except as provided in Section 7.10(c) below, subject to the terms of the Intercreditor Agreement and this Section 7.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Loan Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof), such Loan Party shall (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Loan Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a First Priority Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Loan Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the terms of the Intercreditor Agreement, the applicable Loan Party shall take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Loan Documents on such after-acquired properties.

(b)          Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Parent Company or a Subsidiary after the Closing Date, the applicable Loan Party shall promptly (i) deliver to the Administrative Agent the certificates, if any, representing the Equity Interests of such Parent Company or Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests; provided that (x) only 65% of the outstanding voting Equity Interests of any Foreign Subsidiary (100%, in the case of a Canadian Subsidiary) and 100% of the outstanding non-voting Equity Interests of any Foreign Subsidiary, in each instance, that is a direct Subsidiary of a Loan Party shall be required to be delivered pursuant to this clause (i) and (y) the Equity Interests of any Subsidiary that is a Subsidiary of a Foreign Subsidiary (other than a Canadian Subsidiary) shall not be required to be delivered pursuant to this clause (i), and (ii) cause such new Parent Company or such new Subsidiary, if such Subsidiary is not a Foreign Subsidiary (other than a Canadian Subsidiary), (A) to execute joinder agreements, in form and substance satisfactory to the Administrative Agent, to this Agreement (to become a Loan Party and a Guarantor hereunder) and the other relevant Loan Documents as requested by the Administrative Agent (to grant Agent’s Liens in the assets of such Parent Company or Subsidiary) and (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to cause the Liens created by such Loan Documents to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c)          Subject to the terms of the Intercreditor Agreement, each Loan Party shall promptly grant to the Administrative Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party that is

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acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, has a fair market value of at least $1,000,000 and (ii) each leased Real Property of such Loan Party, which lease (x) has annual rental payments of at least $1,000,000 and (y) is not a lease of an administrative or sales office or unimproved real property or other property for which the Administrative Agent does not require a Mortgage, as additional security for the Secured Obligations (unless the subject property is mortgaged to a third party to the extent permitted by Section 7.14); provided, that a Loan Party shall not be in violation of clause (ii) above with respect to a leased Real Property if the granting of a Mortgage with respect to such leased Real Property in accordance with this Section 7.10(c) requires the consent of the landlord under the lease therefor and such landlord has failed to grant such consent after such Loan Party shall have used commercially reasonable efforts to obtain such consent. Subject to the terms of the Intercreditor Agreement, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Subject to the terms of the Intercreditor Agreement, such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).

7.11       Security Interests; Further Assurances. Each Loan Party shall promptly, upon the reasonable request of the Administrative Agent, at the Loan Parties’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by the Administrative Agent reasonably necessary or advisable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the Loan Documents. Each Loan Party shall, and shall cause each Mexican Subsidiary to, deliver or cause to be delivered to the Administrative Agent from time to time such other documentation in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Loan Documents. If the Administrative Agent or the Majority Lenders determine that they are required by applicable law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, such Loan Party shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

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7.12	Information Regarding Collateral.

(a)          No Loan Party shall effect any change (i) in such Loan Party’s legal name, (ii) in the location of such Loan Party’s chief executive office or legal domicile, (iii) in such Loan Party’s identity or organizational structure, (iv) in such Loan Party’s organizational identification number, if any, or (v) in such Loan Party’s jurisdiction of organization (in each case, including by merging or amalgamating with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 10 days’ prior written notice, or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably requested by the Administrative Agent to maintain (to the extent provided in the applicable Loan Document) the perfection and priority of the Lien of the Administrative Agent for the benefit of the Secured Parties in the Collateral. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral in excess of $1,000,000 in value is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b)          Each Loan Party shall deliver to the Administrative Agent, upon reasonable request, such information reasonably deemed by the Administrative Agent necessary to obtain or maintain (to the extent provided in the applicable Loan Document) a valid, perfected First Priority Lien on any Collateral acquired after the Closing Date.

7.13       Affirmative Covenants with Respect to Leases. With respect to each Lease for which any Loan Party holds the lessor’s or sublessor’s interest, such Loan Party shall perform all the obligations imposed upon the lessor or sublessor, as the case may be, under such Lease and enforce all of the lessee’s or sublessee’s, as the case may be, obligations thereunder, except where the failure to so perform or enforce would not reasonably be expected to result in a Material Adverse Effect.

7.14       Liens. Each of the Loan Parties shall not, and shall not permit any Mexican Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)          (i) Liens pursuant to any Loan Document and (ii) Liens pursuant to the First Lien Term Loan Documents or the Second Lien Term Loan Documents; provided that Liens created pursuant to the First Lien Term Loan Documents or the Second Lien Term Loan Documents on any Collateral shall be subject to the Intercreditor Agreement;

(b)          Liens existing on the date hereof and listed on Schedule 7.14 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien is not spread to cover any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds

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thereof, (ii) no Loan Party is added as a new direct or contingent obligor with respect thereto and (iii) if such Lien secures Indebtedness, such Indebtedness is permitted by Section 7.16(c);

(c)          Liens for (i) taxes, assessments or governmental charges not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, enforcement of any such Lien has not been commenced and the failure to pay such taxes, assessments and charges when due and payable could not reasonably be expected to result in a Material Adverse Effect (it being agreed that the Administrative Agent, in its sole discretion, may implement a Reserve against the Availability and/or Borrowing Base of the applicable Loan Party (or, in the case of a Loan Party which is not a Borrower, against the Availability and/or Borrowing Base of Foamex) in the amount of such Liens imposed against such Loan Party), and (ii) taxes not paid when due and owing by any Loan Party prior to the Filing Date which are permitted under the Plan of Reorganization to be paid after the Effective Date, provided that (A) such taxes are timely paid in accordance with the Plan of Reorganization, (B) Foamex shall have notified the Administrative Agent on or prior to the Closing Date (and will thereafter promptly notify the Administrative Agent from time to time upon the Administrative Agent’s request) of the aggregate amount of such taxes, (C) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and enforcement of any such Lien has not been commenced , (D) the Administrative Agent, in its sole discretion, may implement a Reserve against the Availability and/or Borrowing Base of the applicable Loan Party (or, in the case of a Loan Party which is not a Borrower, against the Availability and/or Borrowing Base of Foamex) in the amount of such Liens imposed against such Loan Party and (E) the aggregate amount of taxes, assessments and governmental charges secured by Liens described in clause (i) above that are overdue and in this clause (ii) shall not exceed $5,000,000;

(d)          carriers’, processors’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts which are not overdue for a period of more than 30 days (or if more than 30 days overdue, do not exceed $1,000,000 in the aggregate) or which secure amounts that are being contested in good faith and by appropriate proceedings diligently conducted;

(e)          pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)           deposits to secure the performance of bids, leases and contracts (in each instance other than for the repayment of Indebtedness), statutory obligations, utility services, surety bonds, customs and appeal bonds, performance bonds and other obligations of a like nature (including those securing health, safety and environmental obligations) incurred in the ordinary course of business;

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(g)          easements, servitudes, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(h) or securing appeal or other surety bonds related to such judgments;

(i)           the filing of UCC or PPSA, as the case may be, financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(j)           Liens securing (i) Indebtedness permitted under Section 7.16(f)(i); provided that (A) such Liens do not at any time encumber any property other than the property the acquisition, construction or development of which is financed by such Indebtedness and the proceeds thereof and accessions thereto, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or development and (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, improving or developing such property or (ii) Indebtedness permitted under clause (ii) of Section 7.16(f);

(k)          Liens securing Indebtedness permitted under Section 7.16(g); provided that such Liens do not at any time encumber any property other than the assets or Equity Interests of the Mexican Subsidiaries;

(l)           Liens on property or assets (other than accounts) acquired pursuant to a Permitted Acquisition, or on property or assets (other than accounts) of a Subsidiary of Foamex in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, if any; provided that (x) Indebtedness that is secured by such Liens is incurred pursuant to Section 7.16(f) or 7.16(l) and (y) any such Liens attached only to the property being financed pursuant to such Indebtedness and the proceeds thereof and accessions thereto and do not encumber any other property of any Loan Party or any Mexican Subsidiary;

(m)         Liens on property subject to sale-leaseback transactions to the extent such sale-leaseback transactions are permitted by Section 7.22;

(n)          customary possessory Liens and rights of setoff of deposit banks, securities intermediaries and commodities intermediaries securing customary obligations incurred in the ordinary course of business with respect to the maintenance of deposit, securities or commodities accounts maintained by any Loan Party or Mexican Subsidiary with such Persons, which Liens are limited to the accounts and assets in such accounts;

(o)          Liens on the property identified on Schedule 7.16(o) securing Indebtedness permitted by Section 7.16(o);

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(p)          any interest or title of a lessor under any lease entered into by Foamex or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(q)          licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Foamex or any of its Subsidiaries;

(r)           any encumbrances or restrictions (including put and call agreements) with respect to the Equity Interests of any joint venture agreed to by the holders of such Equity Interests; and

(s)          Liens on assets and properties of Foamex and its Subsidiaries (other than on Accounts) not otherwise permitted by this Section 7.14 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Foamex and all Subsidiaries) $5,000,000 at any one time;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral or any Accounts other than Liens granted pursuant to the Loan Documents, the First Lien Term Loan Documents and the Second Lien Term Loan Documents.

7.15	Investments. No Loan Party shall make any Investments, except:

(a)          Investments held by such Loan Party in the form of Cash Equivalents;

(b)          loans or advances to officers, directors and employees of any Loan Party or any Subsidiary of a Loan Party in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)          Investments (i) of any Loan Party in any other Loan Party (other than Investments in any Parent Company) and (ii) of any Parent Company in any other Parent Company; provided that in the case of Investments in the form of Indebtedness, (A) all such Indebtedness shall be evidenced by promissory notes and, to the extent such Indebtedness is owing to a Loan Party, shall be subject to a first priority Lien pursuant to the First Lien Term Loan Documents, a second priority Lien pursuant to the Second Lien Term Loan Documents and a third priority Lien pursuant to the Loan Documents and (B) all such Indebtedness owed by a Loan Party shall be unsecured and (subject to any limitation under laws applicable to any Non-Guarantor Subsidiary that is the payee on such Indebtedness) subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory note or an intercompany subordination agreement that, in any such case, is reasonably satisfactory to the Administrative Agent; provided further that up to $2,000,000 of Investments made after the Closing Date at any time outstanding and permitted by this clause (c) that are in the form of Indebtedness shall be excluded from the requirements of clauses (A) and (B) of the preceding proviso (but if any such Indebtedness under this proviso is secured, the assets or property securing such Indebtedness shall not include any Accounts);

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(d)          Investments consisting of extensions of trade credit and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, in each case, in the ordinary course of business;

(e)          guarantees permitted by Section 7.16 and guarantees of obligations (other than Indebtedness) of any Loan Party (other than any Parent Company);

(f)	Swap Contracts permitted by Section 7.16(e);

(g)          Investments outstanding on the Closing Date and listed on Schedule 7.15(g) and any modification, replacement, renewal or extension thereof not involving an increase in the amount thereof;

(h)          non-cash consideration received in any Asset Sale permitted by Section 7.18 or other asset sale not prohibited by this Agreement;

(i)	Permitted Acquisitions;
(j)	transactions permitted by Section 7.17;

(k)          additional Investments by Foamex and its Subsidiaries in Foreign Subsidiaries and joint ventures not exceeding $10,000,000 at any time outstanding plus the Available Equity Issuance Amount minus the aggregate amount of trade receivables then outstanding from Foreign Subsidiaries (other than any Loan Party) and joint ventures to the Loan Parties; and

(l)           additional Investments after the Closing Date set forth on Schedule 7.15(l).

An Investment shall be deemed to be outstanding to the extent not returned in the same form (or in assets that may be used in those businesses in which Foamex and its Subsidiaries are permitted to be engaged under Section 7.20 and have at least the same fair market value) as the original Investment to Foamex or any Subsidiary Guarantor. Notwithstanding anything herein to the contrary, no Borrower or Foamex Canada shall be permitted to make any Investments in the form of Accounts.

7.16       Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)	Indebtedness under the Loan Documents;

(b)          (i) Indebtedness under the Second Lien Term Credit Agreement in an aggregate principal amount of not more than $175,000,000 less all repayments of principal thereof (other than repayments solely with proceeds from the replacement, refinancing or renewal of any such Indebtedness permitted hereunder and under the Intercreditor Agreement) plus, to the extent financed by a replacement, refinancing or renewal referred to in the immediately preceding parenthetical, unpaid accrued interest and the premium (if any) paid, and reasonable fees and expenses incurred, in connection

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with such replacement, refinancing or renewal; and (ii) Indebtedness under the First Lien Term Credit Agreement in an aggregate principal amount of not more than $425,000,000 less all repayments of principal thereof (other than repayments solely with proceeds from the replacement, refinancing or renewal of any such Indebtedness permitted hereunder and under the Intercreditor Agreement) plus, to the extent financed by a replacement, refinancing or renewal referred to in the immediately preceding parenthetical, unpaid accrued interest and the premium (if any) paid, and reasonable fees and expenses incurred, in connection with such replacement, refinancing or renewal; provided, that any replacement, refinancing or renewal of Indebtedness under the First Lien Term Credit Agreement or Second Lien Term Credit Agreement after the Closing Date shall be subject to the following additional conditions and requirements: in the case of any replacement, refinancing or renewal of (x) Indebtedness under the First Lien Term Credit Agreement after the Closing Date, (A) the First Lien Term Collateral Agent with respect to the replacement, refinancing or renewal Indebtedness shall have entered into the Intercreditor Agreement with the Second Lien Term Collateral Agent and the Administrative Agent, (B) the aggregate principal amount of the replacement, refinancing or renewal Indebtedness shall not exceed the aggregate principal amount of the Indebtedness being replaced, refinanced or renewed plus, to the extent financed by such replacement, refinancing or renewal, the sum of unpaid accrued interest and the premium (if any) paid, and reasonable fees and expenses incurred, in connection with such replacement, refinancing or renewal and the yield on the replacement, refinancing or renewal Indebtedness shall reflect prevailing market interest rates and premiums at the time of such replacement, refinancing or renewal, (C) the replacement, refinancing or renewal Indebtedness shall have a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being replaced, refinanced or renewed and (D) the First Lien Term Loan Documents with respect to the replacement, refinancing or renewal Indebtedness shall not include any provisions, terms or conditions that would not be permitted, under Section 5.4 of the Intercreditor Agreement or Section 7.27, in any amendment of the First Lien Term Loan Documents or (y) Indebtedness under the Second Lien Term Credit Agreement after the Closing Date, (A) the Second Lien Term Collateral Agent with respect to the replacement, refinancing or renewal Indebtedness shall have entered into the Intercreditor Agreement with the Administrative Agent and the First Lien Term Collateral Agent, (B) the aggregate principal amount of the replacement, refinancing or renewal Indebtedness shall not exceed the aggregate principal amount of the Indebtedness being replaced, refinanced or renewed plus, to the extent financed by such replacement, refinancing or renewal, the sum of unpaid accrued interest and the premium (if any) paid, and reasonable fees and expenses incurred, in connection with such replacement, refinancing or renewal and the yield on the replacement, refinancing or renewal Indebtedness shall reflect prevailing market interest rates and premiums at the time of such replacement, refinancing or renewal, (C) the replacement, refinancing or renewal Indebtedness shall have a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being replaced, refinanced or renewed and (D) the Second Lien Term Loan Documents with respect to the replacement, refinancing or renewal Indebtedness shall not include any provisions, terms or conditions that would not be permitted, under Section 5.4 of the

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Intercreditor Agreement or Section 7.27, in any amendment of the Second Lien Term Loan Documents;

(c)          Indebtedness outstanding on the date hereof not to exceed $7,500,000 and listed on Schedule 7.16(c) and any refinancings, refundings, replacements, renewals or extensions (“refinancings”) thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing except by an amount equal to the sum of unpaid accrued interest and the premium paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the final maturity of the refinancing Indebtedness shall not be earlier than the final maturity of the refinanced Indebtedness;

(d)          guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party (other than any Parent Company), and guarantees of any Non-Guarantor Subsidiary in respect of Indebtedness otherwise permitted hereunder of any other Non-Guarantor Subsidiary;

(e)          obligations (contingent or otherwise) of any Loan Party or any Mexican Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of hedging risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(f)           Indebtedness (i) in respect of Capital Lease Obligations or incurred to provide all or a portion of the purchase price or cost of construction or development of fixed or capital assets or software within the limitations set forth in Section 7.14(j); provided that the aggregate amount of all such Indebtedness incurred in any Fiscal Year shall not exceed $10,000,000 or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness permitted under clause (i) above, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; provided that the aggregate amount of all such Indebtedness at any one time outstanding under this Section 7.16(f) shall not exceed $25,000,000;

(g)          Indebtedness of one or more Mexican Subsidiaries in an aggregate principal amount of not more than $10,000,000 at any time outstanding;

(h)          unsecured guarantees of Indebtedness and other obligations of Foreign Subsidiaries, in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(i)           other unsecured Indebtedness owing to Persons other than Holdings or any of its Subsidiaries in an aggregate principal amount not to exceed $35,000,000 at any time outstanding;

(j)           Indebtedness incurred by the recipient of an Investment permitted by Section 7.15(c) in respect of such Investment;

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(k)          performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(l)           Indebtedness of any Loan Party that was assumed in connection with a Permitted Acquisition, which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof, in an aggregate amount not to exceed $25,000,000 at any time outstanding, and refinancings, renewals or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof except for accrued interest, premium and reasonable fees and expenses;

(m)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(n)          indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of Foamex or any Subsidiary or Equity Interests of a Subsidiary, in each instance, permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (i) the amount of such obligations in excess of $20,000,000 at any one time outstanding included on the face of the balance sheet of Holdings or any of its Subsidiaries shall not be permitted under this clause (n) and (ii) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (n) shall at no time exceed the gross proceeds actually received by Foamex and the Subsidiaries in connection with such disposition;

(o)          Indebtedness incurred solely to fund the purchase of the properties identified on Schedule 7.16(o);

(p)          Indebtedness in respect of insurance premium financing by Foamex and its Subsidiaries;

(q)          Indebtedness under Treasury Management Agreements in the ordinary course of business;

(r)           Indebtedness of any Parent Company to any current or former employee, officer or director, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests permitted by Section 7.19(d); provided that if any such Indebtedness is secured, the assets or property securing such Indebtedness shall not include any Accounts; and

(s)           Indebtedness incurred in connection with the financing of a Permitted Acquisition or any refinancing of Indebtedness incurred under this clause (s); provided that (i) any Indebtedness incurred under this clause (s) shall be unsecured at all times during the term of this Agreement and shall be subordinated to the Obligations on terms

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that are reasonably satisfactory to the Administrative Agent, (ii) the scheduled maturity of such Indebtedness shall not be prior to the date that is six months following the Stated Termination Date and (iii) no payment thereon shall, in any event, be permitted to be made if an Event of Default or Triggering Event exists at the time of such intended payment or would result from such payment or during any Triggering Event Compliance Period.

7.17       Fundamental Changes. Each of the Loan Parties shall not, and shall not permit any Mexican Subsidiary to, merge, amalgamate, dissolve, liquidate or consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person other than in the Transactions, except that, so long as no Event of Default exists or would result therefrom:

(a)          any Subsidiary may merge, amalgamate or consolidate with (i) Foamex; provided that Foamex shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries (other than Foamex Canada or any Subsidiary which is a Borrower); provided that (x) when any Subsidiary Guarantor is merging with another Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving Person and (y) subject to clause (x), when any Mexican Subsidiary is merging with another Subsidiary, a Mexican Subsidiary or a Subsidiary Guarantor shall be the continuing or surviving Person;

(b)          (x) any Mexican Subsidiary or Subsidiary of a Mexican Subsidiary may merge, amalgamate or consolidate with another Mexican Subsidiary so long as such Mexican Subsidiary is the surviving entity and (y) any Canadian Subsidiary of Foamex Canada may merge, amalgamate or consolidate with Foamex Canada so long as Foamex Canada shall be the continuing or surviving Person;

(c)          any Subsidiary may consummate a merger, amalgamation, consolidation or disposition (other than with or involving Foamex, any other Borrower or Foamex Canada), the purpose of which is to effect an Asset Sale permitted pursuant to Section 7.18; and

(d)          any Subsidiary (other than a Subsidiary which is a Borrower, in the case of a disposition to another Subsidiary) may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) in one or a series of transactions to Foamex or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must be either Foamex or a Subsidiary Guarantor, (ii) if the transferor in such a transaction is a Mexican Subsidiary, then the transferee must be Foamex, a Subsidiary Guarantor or another Mexican Subsidiary and (iii) any such disposition of assets of Foamex Canada shall only be made to Foamex.

7.18       Asset Sales. Each of the Loan Parties shall not, and shall not permit any Mexican Subsidiary to, make any Asset Sales or enter into any agreement to make any Asset Sales, except:

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(a)          Asset Sales of obsolete, worn out, idle or excess property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          transactions permitted by Section 7.15, Section 7.17 and Section 7.19;

(c)          licensing of intellectual property and leases or subleases of property, in each case in the ordinary course of business (or in the case of real property, no longer being used for such Person’s business);

(d)          Asset Sales (other than of Accounts or of Equity Interests of any Borrower or Foamex Canada) by Foamex or any Subsidiary to Foamex or another Subsidiary; provided that (i) if the transferor in such a transaction is Foamex or a Subsidiary Guarantor, then the transferee must be either Foamex or a Subsidiary Guarantor and (ii) if the transferor in such a transaction is a Mexican Subsidiary, then the transferee must be Foamex, a Subsidiary Guarantor or another Mexican Subsidiary;

(e)          the sale of the real properties and other properties and assets listed on Schedule 7.18;

(f)           Asset Sales (other than of Accounts or of Equity Interests of any Borrower or Foamex Canada) by Foamex and its Subsidiaries not otherwise permitted under this Section 7.18, provided that (i) at the time of such Asset Sales, no Event of Default shall exist or would result from such Asset Sales, (ii) the aggregate fair market value of all property disposed of in reliance on this clause (f) (as determined in good faith by Foamex) in any Fiscal Year shall not exceed $10,000,000; provided, however, that (x) if the aggregate amount of Asset Sales made in any Fiscal Year shall be less than the maximum amount of Asset Sales permitted under this clause (f) for such Fiscal Year (before giving effect to any carryover), then the amount of such shortfall may be added to the amount of Asset Sales permitted under this clause (f) for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such Fiscal Year (before giving effect to any carryover), and (iii) the purchase price paid for such asset shall be paid to Foamex or such Subsidiary at least 75% in cash or Cash Equivalents;

(g)          Asset Sales of property to the extent that (i) such property is exchanged for, or for credit against the purchase price of, similar replacement property or (ii) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property; and

(h)	transactions permitted by Section 7.22.

To the extent (x) the Majority Lenders waive the provisions of this Section 7.18 with respect to the sale of any Collateral or (y) any Collateral is sold as permitted by this Section 7.18, such Collateral (unless sold to a Loan Party, and only to the extent that the Liens of the Second Lien Term Secured Parties and the First Lien Term Secured Parties on such Collateral are released on the same terms) shall be sold free and clear of the Liens created by the Loan Documents, and, so long as Foamex shall have provided the Administrative Agent such

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certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 7.18, the Administrative Agent shall take all actions it deems appropriate or reasonably requested by Foamex in order to effect the foregoing. Notwithstanding anything herein to the contrary, in no event shall (i) any Borrower or Foamex Canada, directly or indirectly, sell, transfer or otherwise dispose of any Accounts, including, without limitation, by a sale, transfer or other disposition of the Equity Interests of any Borrower or Foamex Canada or, except as expressly permitted under Section 7.17 above, by a merger, consolidation or amalgamation involving any Borrower or Foamex Canada, and no other Loan Party shall suffer to occur any such sale, transfer or other disposition or (ii) any Loan Party sell, transfer or otherwise dispose of any Equity Interests of any Borrower or Foamex Canada.

7.19       Restricted Payments. Each of the Loan Parties shall not, and shall not permit any Mexican Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except that:

(a)          (i) each Subsidiary may make Restricted Payments to Foamex or any Subsidiary Guarantor and (ii) each Mexican Subsidiary may make Restricted Payments to another Mexican Subsidiary;

(b)          each Loan Party and Mexican Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Capital Stock) of such Person ratably to the holders of its Equity Interests;

(c)          (A) to the extent actually used by any Parent Company to pay such taxes, costs and expenses, payments by Foamex to or on behalf of such Parent Company in an amount sufficient to pay franchise and other Taxes and other fees and expenses required to maintain the legal existence of such Parent Company and (B) payments by Foamex to or on behalf of any Parent Company in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of such Parent Company, in the case of clauses (A) and (B) in an aggregate amount not to exceed $2,500,000 in any Fiscal Year;

(d)          so long as no Event of Default exists or would result after giving effect thereto on a pro forma basis, payments to any Parent Company to permit such Parent Company, and the subsequent use of such payments by such Parent Company, to repurchase or redeem Qualified Capital Stock of such Parent Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or any Subsidiary thereof, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, $2,500,000;

(e)          Permitted Tax Distributions (excluding any amounts distributable under clause (c)) to any Parent Company, so long as such Parent Company uses such distributions to pay its Taxes; and

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(f)           Foamex Canada may effect the return of capital in respect of, or the repurchase, redemption or acquisition from Foamex of any of, the stock of Foamex Canada owned by Foamex; provided that any such return of capital, repurchase, redemption or acquisition shall only be consummated by Foamex Canada to the extent that Foamex or Foamex Canada would incur negative tax consequences if Foamex Canada were to dividend monies to Foamex instead of distributing monies to Foamex by means of such return of capital, repurchase, redemption or acquisition.

7.20	Change in Nature of Business.

(a)          Holdings shall not, and shall not permit any other Parent Company to, (i) own any properties, other than its direct or indirect ownership of the Equity Interests of its Subsidiaries, (ii) engage in any business or operations other than those incidental to its direct or indirect ownership of the Equity Interests of its Subsidiaries, provided that a Parent Company may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing or following activities, (C) the entering into, and performing its obligations under the Transaction Documents to which it is a party, (D) the issuance, sale or repurchase of its Equity Interests to the extent permitted under this Agreement, (E) dividends or distributions on its Equity Interests, (F) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (G) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (H) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (I) the performance of obligations under and compliance with its Organization Documents or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (J) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (K) making loans to or other Investments in Foamex or any other Loan Party that is a Wholly Owned Subsidiary of Foamex as and to the extent not prohibited by this Agreement, or (iii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents, the First Lien Term Loan Documents and the Second Lien Term Loan Documents to which it is a party, (C) obligations with respect to its Equity Interests, (D) Indebtedness owed to Foamex or any Subsidiary Guarantor as and to the extent not prohibited by this Agreement, (E) other liabilities and obligations not constituting Indebtedness permitted in clause (ii) above and (F) unsecured guaranties of the obligations listed on Schedule 7.20. Holdings shall not permit the existence of any Parent Company other than Holdings and FMXI unless such Parent Company is incorporated or organized under the laws of any state of the United States of America or the District of Columbia and such Parent Company becomes a Loan Party and a Guarantor and Section 7.10(b) shall be satisfied with respect to such Parent Company. Holdings shall cause each of its Subsidiaries that is a direct or indirect parent or sister company of Foamex to be a Wholly Owned Subsidiary of Holdings.

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(b)          Foamex shall not, and shall not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than those businesses in which it is engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof).

7.21       Transactions with Affiliates. Each of the Loan Parties shall not, and shall not permit any Mexican Subsidiary to, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate, other than on terms and conditions not materially less favorable to such Loan Party or Mexican Subsidiary as would reasonably be obtained by such Loan Party or Mexican Subsidiary at that time in an arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(a)	Restricted Payments permitted by Section 7.19;
(b)	Investments permitted by Sections 7.15(b), (c), (e), (g), (j) and (l);

(c)          reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(d)          transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e)          consummation of the Transactions in accordance with the Transaction Documents;

(f)	Asset Sales permitted by Section 7.18(d);

(g)          transactions (x) between or among Foamex and/or one or more other Loan Parties (other than any Parent Company) or (y) between or among one or more Parent Companies; and

(h)	transactions among the Mexican Subsidiaries.

7.22       Sales and Leasebacks. Each of the Loan Parties shall not, and shall not permit any Mexican Subsidiary to, enter into any arrangement with any Person providing for the leasing by any Loan Party or Mexican Subsidiary of real or personal property that has been or is to be sold or transferred by such Loan Party or Mexican Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party or Mexican Subsidiary, except for (a) a sale of real or personal property made for cash consideration in an amount not less than the cost of such real or personal property and consummated within 90 days after any Loan Party or Mexican Subsidiary acquires or completes the construction of such property, and (b) the sale and contemporaneous leaseback of any real or personal property for cash consideration, in an aggregate amount not less than the fair market value (as determined in good faith by Foamex); provided, however, that the aggregate amount of lease payments in any Fiscal Year in respect of

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assets sold under transactions pursuant to clauses (a) and (b) shall not exceed $5,000,000 in any Fiscal Year (excluding lease payments in respect of the assets listed on Schedule 7.22 hereto).

7.23       Clauses Restricting Subsidiary Distributions. No Loan Party shall enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Foamex to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Foamex or any Subsidiary Guarantor or (b) make loans or advances to, or other Investments in, Foamex or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date or pursuant to the Plan of Reorganization, (iii) any encumbrance or restriction with respect to a Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any obligation incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by Foamex (other than obligations incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary was acquired by Foamex) and outstanding on such date, which encumbrance or restriction is not applicable to Foamex or its Subsidiaries or the properties or assets of Foamex or its Subsidiaries (other than the Subsidiary, or the property or assets of the Subsidiary so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary), (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing or replacement of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this Section 7.23 or this clause (iv) or contained in any amendment to or replacement of an agreement referred to in clause (i), (ii) or (iii) of this Section 7.23 or this clause (iv), provided, however, that the encumbrances and restrictions contained in any such refinancing or replacement financing agreement or amendment are not materially less favorable taken as a whole, as determined by Foamex in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, (v) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or assets of such Subsidiary permitted hereunder, (vi) any encumbrances or restrictions applicable solely to a Foreign Subsidiary (other than Foamex Canada or any other Canadian Subsidiary) and contained in any agreement governing debt incurred by such Foreign Subsidiary, (vii) restrictions on the transfers of assets pursuant to the documentation governing a Lien permitted by Section 7.14, and (viii) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly owned Subsidiary that is acquired after the Closing Date.

7.24       Market Regulations. No Loan Party shall use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refinance indebtedness originally incurred for such purpose.

7.25       Fixed Charge Coverage Ratio. If a Triggering Event shall occur, Foamex shall not permit the Fixed Charge Coverage Ratio for the Test Period applicable to any Test Date for such Triggering Event to be less than 1.00:1.00.

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7.26       Capital Expenditures. Each of the Loan Parties shall not permit the aggregate amount of Capital Expenditures of Foamex, the other Loan Parties and the Mexican Subsidiaries made in any period set forth below, to exceed the amount set forth opposite such period below:

Fiscal Year	Amount
2007	$25,000,000
2008	$28,000,000
2009	$25,000,000
2010	$25,000,000
2011	$25,000,000
2012	$25,000,000

; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any Fiscal Year shall be less than the maximum amount of Capital Expenditures permitted under this Section 7.26 for such Fiscal Year (before giving effect to any carryover), then an amount of such shortfall may be added to the amount of Capital Expenditures permitted under this Section 7.26 for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such Fiscal Year (before giving effect to any carryover); and provided, further, that Capital Expenditures in excess of such amounts shall be permitted to the extent counted against the Available Equity Issuance Amount.

7.27       Modifications of Organization Documents and Other Documents, Prepayment of Subordinated Indebtedness, Etc. No Loan Party shall directly or indirectly:

(a)          amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any document governing the Equity Contribution or any Indebtedness of any Loan Party (other than in each case any Second Lien Term Loan Document or First Lien Term Loan Document, which may be amended or modified, except to the extent prohibited by the Intercreditor Agreement or clause (d) below) or the Tax Sharing Agreement, in each case in any manner that is adverse in any material respect to the interests of the Lenders;

(b)          terminate, amend, modify or change any of its Organization Documents (including (x) by the filing or modification of any certificate of designation or (y) any election (to treat any Pledged Interests (as defined in the U.S. Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Interests or a control agreement to, subject to the Intercreditor Agreement, the Administrative Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), other than any such amendments, modifications or changes which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue Qualified Capital Stock, so long as such issuance is not prohibited by any provision of this Agreement, and may amend its Organization Documents to authorize any such Qualified Capital Stock;

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(c)          make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except as otherwise permitted by this Agreement; or

(d)          amend, modify, supplement, waive compliance with or consent to any departure from any provision of any First Lien Term Loan Document or Second Lien Term Loan Document if such amendment, modification, supplement, waiver or consent would have the effect of (A) increasing the “Applicable Rate” or similar component of the interest rate or yield applicable to any First Lien Term Obligations or Second Lien Term Obligations by more than 200 basis points in excess of the “Applicable Rate” or similar component of the interest rate or yield applicable thereto on the date hereof, (B) resulting in a default under this Agreement or (C) resulting in the Indebtedness under the First Lien Term Loan Documents or the Second Lien Term Loan Documents having an earlier or shorter final maturity or shorter weighted average life to maturity than immediately before such amendment, modification, supplement, waiver or consent.

7.28       Change in Fiscal Year; Recording of Accounts. No Loan Party shall make any change in its fiscal year or any material change in the manner in which it records any Accounts on its books and records (including as to when a sale of Inventory or rendition of services on credit becomes an Account).

7.29	Anti-Terrorism Law; Anti-Money Laundering.

(a)          No Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 6.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.29).

(b)          No Loan Party shall knowingly cause or permit any of the funds of such Loan Party that are used to repay any Loans to be derived from any unlawful activity with the result that the making of any Loans would be in violation of any applicable law.

7.30       Embargoed Person. No Loan Party shall knowingly cause or permit (a) any of the funds or properties of any of the Loan Parties that are used to repay any Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et

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seq., and any Executive Order or applicable law promulgated thereunder, with the result that the investment in any Loan Parties (whether directly or indirectly) is prohibited by applicable law, or any Loans made by the Lenders would be in violation of applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in any of the Loan Parties, with the result that any investment in any of the Loan Parties (whether directly or indirectly) is prohibited by applicable law or any of the Loans are in violation of applicable law.

7.31       No Further Negative Pledge. No Loan Party shall enter into any agreement, instrument, deed or lease which prohibits or limits the ability of Foamex or any other Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, to secure the Obligations or which requires the grant of any security for an obligation if security is granted to secure the Obligations, except the following: (1) this Agreement, the other Loan Documents, the First Lien Term Loan Documents and the Second Lien Term Loan Documents; (2) covenants in documents creating Liens permitted by Section 7.14 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing any of the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure any of the Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.18 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of such Loan Party, (d) restricts sublicensing or assignment of any license governing an interest licensed to such Loan Party, (e) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Foamex, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or (f) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

7.32	Confirmation Order and Plan of Reorganization.

(a)          No Loan Party shall, or shall suffer or permit any of its Subsidiaries to, at any time seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Confirmation Order, except for modifications and amendments mutually agreed to by Foamex and the Administrative Agent (such consent not to be unreasonably withheld).

(b)          No Loan Party shall, or shall suffer or permit any of its Subsidiaries to, amend, modify or waive any provision of the Plan of Reorganization, except for amendments, modifications and waivers mutually agreed to by Foamex and the Administrative Agent (such consent not to be unreasonably withheld).

7.33       Acquisitions. No Loan Party shall purchase or otherwise acquire (in one or a series of related transactions) any assets constituting a business unit or division or line of

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business of, or Equity Interests representing a majority of the outstanding Equity Interests or voting power of the Voting Stock of, any Person (or agree to do any of the foregoing at any future time), except for Permitted Acquisitions, acquisitions permitted by Section 7.15(k) and the acquisition contemplated by Schedule 7.15(l).

ARTICLE 8

CONDITIONS OF LENDING

8.1          Conditions Precedent to Making of Loans on the Closing Date. The obligation of the Lenders to make the initial Revolving Loans on the Closing Date and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue any Letter of Credit on the Closing Date, are, in each case, subject to the following conditions precedent having been satisfied in a manner satisfactory to the Administrative Agent and each Lender:

(a)          Loan and Corporate Documents; Certificates. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each, if applicable, properly executed by a duly authorized officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)           executed counterparts of this Agreement, each other Loan Document and the Perfection Certificate;

(ii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each duly authorized officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii)        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; provided that the failure to deliver evidence of foreign qualification shall not limit each Lender from making its Loans on the Closing Date;

(iv)         a certificate signed by a Responsible Officer of Foamex certifying (A) that the conditions specified in Sections 8.1(k) and (l) have been satisfied and (B) that there has been no event or circumstance since July 2, 2006 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(v)          a Solvency Certificate, executed on behalf of Holdings and Foamex by the chief financial officer or treasurer of each such entity; and

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(vi)         a Notice of Borrowing relating to the Loans to be made on the Closing Date.

(b)	Plan of Reorganization, Financings and Other Transactions, Etc.

(i)           The Disclosure Statement and the Plan of Reorganization shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii)          An order (the “Confirmation Order”) confirming the Plan of Reorganization and approving and authorizing the transactions contemplated hereby shall have been entered by the Bankruptcy Court and, if required, any foreign court in respect of any ancillary proceedings in respect of the Chapter 11 Case or the Canadian Case and (A) shall be in form and substance reasonably satisfactory to the Administrative Agent and shall authorize the Facilities and the transactions contemplated hereby, and (B) shall be in full force and effect and shall not be subject to any stay, appeal, modification or reversal, unless consented to by the Administrative Agent, such consent not to be unreasonably withheld. The Plan of Reorganization shall have become effective (and all conditions precedent thereto (other than that related to the effectiveness of the Facilities) as set forth therein shall have been satisfied without waiver unless consented to by the Administrative Agent, such consent not to be unreasonably withheld), and the Plan of Reorganization and the funding of the Facilities shall be consummated substantially simultaneously. The Canadian Case shall have been or shall concurrently be terminated in a manner satisfactory to the Administrative Agent.

(iii)        The Equity Contribution shall have been or shall be concurrently consummated. Any debtor-in-possession financing (including under the DIP Credit Agreement) shall have been or shall be concurrently repaid in full in cash and all letters of credit issued thereunder shall have been or shall be concurrently cancelled and returned (except to the extent included as Letters of Credit pursuant to Section 1.4(a)), all commitments relating to the foregoing shall have been or shall be concurrently terminated and all liens or security interests related thereto shall have been or shall be concurrently terminated, released or transferred, in each case, on terms reasonably satisfactory to the Administrative Agent, and no pre-petition indebtedness, debtor-in-possession financing or other claims against the Debtors shall remain outstanding as an obligation of the debtors, except as contemplated by the Plan of Reorganization. After giving effect to the Transactions, the Loan Parties shall have outstanding no Indebtedness or preferred stock other than the Facilities, existing intercompany indebtedness, Qualified Capital Stock of Holdings and other Indebtedness specified to remain outstanding pursuant to the Plan of Reorganization and Section 7.16 hereof in an amount not to exceed $7,500,000 in the aggregate.

(iv)         The Administrative Agent shall have received reasonably satisfactory evidence of receipt by Foamex substantially contemporaneously with the funding of the Loans to be made on the Closing Date of (A) $175,000,000 gross cash proceeds from the borrowing under the Second Lien Term Credit Agreement, (B) the Equity Contribution and (C) $425,000,000 gross proceeds from the borrowing under the First Lien Term Credit Agreement. The Administrative Agent shall be reasonably

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satisfied with the arrangements for the repayment of all existing indebtedness of Foamex and the Subsidiaries required to be repaid on or prior to the Closing Date pursuant to the Plan of Reorganization and for the release or termination of all liens in respect thereof.

(c)          Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, (i) an opinion of Paul, Weiss, Wharton, Rifkind & Garrison LLP, counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Closing Date, substantially in the form of Exhibit K-1; (ii) an opinion of Jauregui, Navarrete y Nader, S.C., Mexican counsel to Foamex, addressed to the Administrative Agent and the Lenders and dated the Closing Date, substantially in the form of Exhibit K-2; (iii) an opinion of Stikeman Elliott LLP, Canadian counsel to Foamex, addressed to the Administrative Agent and the Lenders and dated the Closing Date, substantially in the form of Exhibit K-3; and (iv) such opinions of local counsel to one or more Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as the Administrative Agent may reasonably request.

(d)          Personal Property Requirements. The Administrative Agent shall have received:

(i)           satisfactory evidence that all certificates or instruments representing or evidencing the Securities Collateral (as defined in the U.S. Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Administrative Agent or the Control Agent;

(ii)          satisfactory evidence that all other certificates, agreements, including control agreements, or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts, all Securities Accounts, all Commodity Accounts, and all Investment Property of each Loan Party (as each such term is defined in the U.S. Security Agreement and to the extent required by the U.S. Security Agreement) have been delivered to the Administrative Agent or the Control Agent (as provided in the Intercreditor Agreement);

(iii)        UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Loan Documents (to the extent required by this Agreement or any other Loan Document) and, in the case of Foamex Canada, to the extent required by the Administrative Agent, the confirmation of registration or filing of same (except in the case of filings with the Canadian Intellectual Property Office which shall be made on the Closing Date);

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(iv)         copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date in each of the jurisdictions set forth in Schedules 1(c) and 4 attached to the Perfection Certificate;

(v)          with respect to each location set forth on Schedule 8.1(d)(v), a Landlord Access Agreement or Bailee Letter (as such term is defined in the U.S. Security Agreement), as indicated on such schedule; provided that no such Landlord Access Agreement or Bailee Letter shall be required with respect to any Real Property that could not be obtained after the Loan Party that is the lessee of such Real Property or owner of the inventory or other personal property Collateral stored with the bailee thereof, as applicable, shall have used all commercially reasonable efforts to do so; and

(vi)         evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(e)          Real Property Requirements. The Administrative Agent shall have received:

(i)           a Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(ii)          with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)        with respect to each Mortgaged Property that is owned in fee, a Title Policy;

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(iv)         with respect to each Mortgaged Property that is owned in fee, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)          evidence reasonably acceptable to the Administrative Agent of payment by Foamex of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)         with respect to each Mortgaged Property, copies of all Leases in which Foamex or any other Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any. Such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Administrative Agent;

(vii)       with respect to each Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii)      Surveys with respect to each Mortgaged Property that is owned in fee; and

(ix)         a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(f)           Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 7.4 and the applicable provisions of the other Loan Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(g)          Litigation. No litigation shall be pending or threatened with respect to the Facilities or the definitive documentation in respect of the Facilities or which would reasonably be expected to have a Material Adverse Effect. There shall not exist any judgment, order, injunction or other restraint prohibiting the consummation of the Transactions or which would reasonably be expected to have a Material Adverse Effect.

(h)          Total Leverage Ratio. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by a Financial Officer of Foamex, evidencing that the

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ratio of (A) Consolidated Indebtedness of Foamex and its Subsidiaries at the Closing Date after giving pro forma effect to the Transactions to (B) Consolidated EBITDA of Foamex and its Subsidiaries for the twelve month period ended December 3, 2006 is not greater than 4.50 to 1.00.

(i)           Fees and Expenses. All accrued fees and expenses of the Administrative Agent, the Arranger and the Lenders (including the fees and expenses of Kaye Scholer LLP, counsel for the Administrative Agent, and of local counsel for the Lenders) for which invoices have been received at least one Business Day prior to the Closing Date required to be paid on or before the Closing Date shall have been paid.

(j)           Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet of Foamex and its Subsidiaries as of December 3, 2006 giving effect to the Transactions which shall not evidence a Material Adverse Effect.

(k)          Representations. The representations and warranties of Foamex and each other Loan Party contained in Article 6 or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except to the extent that any such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date.

(l)           No Default. No Default or Event of Default shall have occurred and be continuing, or would result from the proposed borrowing of Loans or issuance of Letters of Credit on the Closing Date or from the application of the proceeds thereof.

(m)         Availability. Upon making the Revolving Loans (including such Revolving Loans made to finance fees payable hereunder on the Closing Date or otherwise as reimbursement for fees, costs and expenses then payable under this Agreement or to finance amounts payable by the Loan Parties on the Closing Date under the Plan of Reorganization or otherwise with respect to the Transactions) to be made on the Closing Date in connection with the Transactions, the Borrowers shall have aggregate Availability equal to or greater than $80,000,000.

(n)          Consents. The Administrative Agent shall have received evidence that all requisite governmental and third party consents and approvals (including, without limitation, consents with respect to each Loan Party) to the transactions contemplated by this Agreement and the other Loan Documents have been obtained and remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon any of the Loan Documents or any of the transactions contemplated thereby.

(o)          Payment Accounts. Each Borrower and Foamex Canada shall have established one or more Payment Accounts and related lock-box services for collections

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of Accounts at Clearing Banks reasonably acceptable to the Administrative Agent and, in each case, subject to a Blocked Account Agreement and other documentation acceptable to the Administrative Agent and shall instruct each Account Debtor to make all payments directly to a Payment Account or to the address established for such lock-box service and shall provide such evidence as the Administrative Agent may reasonably request that such instructions have been given.

(p)          Audit. The Administrative Agent and the Lenders shall have had an opportunity, if they so choose, to examine the books of account and other records and files of the Loan Parties and to make copies thereof, and to conduct a pre-closing audit which shall include, without limitation, verification of Accounts and the Borrowing Base of each Borrower and Foamex Canada, and the results of such examination and audit shall have been satisfactory to the Administrative Agent and the Lenders in all respects.

The acceptance by any of the Borrowers of any Loans made or any Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by each Borrower to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of such Borrower, dated the Closing Date, to such effect.

Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Administrative Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (iii) all documents sent to such Lender for approval, consent or satisfaction were acceptable to such Lender.

8.2          Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan, including the initial Revolving Loans on the Closing Date, and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)          The following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) with the same effect as the delivery to the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of such Borrower, dated the date of such extension of credit, stating that:

(i)           The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Administrative Agent and the Lenders have

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been notified in writing by the Borrowers that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii)          No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iii)         No event has occurred and is continuing, or would result from such extension of credit, which has had or will have a Material Adverse Effect.

(b)          No such Borrowing shall exceed Availability of the applicable Borrower, provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing the Bank or the Administrative Agent for such Lender’s Pro Rata Share of any Non-Ratable Loan or Agent Advance made in accordance with the provisions of Sections 1.2(h) and (i).

ARTICLE 9

DEFAULT; REMEDIES

9.1          Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)          Non-Payment. Any of the Borrowers or any other Loan Party fails to pay (i) the principal of or interest or premium on any of the Obligations (other than Obligations in respect of Bank Products) or any amounts in reimbursement of a drawing or payment under any Letter of Credit or Credit Support or any fee or other amount owing hereunder when due, whether upon demand or otherwise or (ii) any amounts in respect of Bank Products (other than in respect of credit cards and leasing of personal property) within three (3) days of when due, whether upon demand or otherwise;

(b)          Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.3(a), 7.1, 7.2 (with respect to Foamex, another Borrower or Foamex Canada), 7.8 or 7.14-7.33 of this Agreement (other than Sections 7.21, 7.23 and 7.31), (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.1, 5.2(a), (b), (g), (h), (i) or (j) or 5.3(e) of this Agreement and such failure continues for 5 Business Days or more, (iii) an “Event of Default” under and as defined in any Mortgage, U.S. Security Agreement or Canadian Security Document shall have occurred and be continuing or (iv) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 3.4(b) or 4.11 of the U.S. Security Agreement or Section 3.13 of the Canadian Security Agreement;

(c)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (or with respect to (x) each of Section 7.7(i) and Section 7.21 of this Agreement, 5

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Business Days and (y) Section 5.3(b) of this Agreement, 10 days) or more after the earlier of (x) actual knowledge thereof by any Loan Party and (y) notice thereof by the Administrative Agent or any Lender to any Loan Party;

(d)          Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document or in any document, financial statement or certificate at any time delivered in connection herewith or therewith shall be incorrect or misleading when made, deemed made or furnished in any material respect;

(e)          Cross-Default/Acceleration. Any Loan Party or any Mexican Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment or otherwise, and giving effect to any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity;

(f)           Insolvency Proceedings, Etc. Any Loan Party or any of the Mexican Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(g)          Inability to Pay Debts; Attachment. (i) Any Loan Party or any of the Mexican Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy;

(h)          Judgments. There is entered against any Loan Party or any of the Mexican Subsidiaries one or more final judgments or orders by a court or Governmental Authority

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for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by insurance issued by a reputable third-party insurer that has not disclaimed coverage), and any such judgment or order shall not have been vacated, discharged, stayed or fully bonded pending appeal for a period of 45 consecutive days;

(i)           ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan (or a similar event occurs with respect to a Foreign Plan) which has resulted or could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount in excess of $7,500,000 or the imposition of a Lien or a security interest on any assets of any Loan Party or any of its Subsidiaries under Section 401(a)(29) of the Code or Section 412(n) of the Code (or, for years which the PPA applies to any Pension Plan, Section 430(k) of the Code) or under Section 4068 of ERISA or other applicable Law, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or Foreign Plan in an aggregate amount in excess of $7,500,000 or (iii) with respect to any one or more Pension Plans of Foamex Canada, (x) Foamex Canada fails to pay or remit when due any amounts for which it is liable in respect of one or more such Pension Plans in an aggregate amount for all such overdue amounts for all Pension Plans of Foamex Canada in excess of $1,000,000 and any such failure to pay or remit any such amount continues for 10 Business Days or more or (y) any Liens arise with respect to one or more such Pension Plans (save for any Lien with respect to contribution amounts not yet due or delinquent that arise under the PBA or other applicable Canadian legislation) securing an aggregate amount for all Pension Plans of Foamex Canada in excess of $1,000,000 and any such Lien continues in effect for 10 Business Days or more;

(j)           Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted by Section 7.17 or 7.18) or satisfaction in full of all the Obligations and the cancellation and return of all Letters of Credit, ceases to be in full force and effect; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations and the cancellation and return of all Letters of Credit, or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof;

(k)	Change of Control. There occurs any Change of Control;

(l)           Collateral. Any security interest or Lien purported to be created by any Loan Document as to any property of the Loan Parties having an aggregate value exceeding $5,000,000 shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Loan Document (including a perfected First Priority security interest in and Lien on all of the Collateral thereunder

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(except as otherwise expressly provided in such Loan Document)) in favor of the Administrative Agent, or any security interest or Lien purported to be created by any Loan Document on such property shall be asserted by any Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement (including as a result of a transaction permitted by Section 7.17 or 7.18) or such Loan Document) security interest in or Lien on the Collateral covered thereby and such failure continues for 5 Business Days or more after the earlier of (x) actual knowledge thereof by any Loan Party and (y) notice thereof by the Administrative Agent or any Lender to any Loan Party;

(m)         Partnership Status. Foamex is taxed as a corporate entity by any federal or state taxing authority and such taxation causes a Material Adverse Effect;

(n)          Invalidation. (i) Any Loan Party shall attempt to invalidate, reduce or otherwise impair the Administrative Agent’s, any Lender’s, the DIP Administrative Agent’s or any DIP Lender’s Liens, claims or rights against any Loan Party or to subject any collateral securing any such claims to assessment pursuant to Section 506(c) of the Bankruptcy Code or (ii) an order is entered by the Bankruptcy Court or the Canadian Bankruptcy Court which invalidates, reduces or otherwise impairs the Administrative Agent’s, any Lender’s, the DIP Administrative Agent’s or any DIP Lender’s Liens, claims or rights against any Loan Party or impairs, invalidates, challenges or subordinates any Lien on any collateral securing any such claims or to subject any collateral securing any such claims to assessment pursuant to Section 506(c) of the Bankruptcy Code or otherwise;

(o)          Confirmation Order. The Confirmation Order shall be reversed, vacated, modified, amended (except for modifications and amendments that are acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld) or stayed or a determination shall have been made regarding the Confirmation Order that is adverse in any material respect to the Administrative Agent or the Lenders; or

(p)          Plan of Reorganization. A Loan Party shall fail to comply with any material provision of the Plan of Reorganization, and such failure shall continue for more than the greater of (1) the grace period, if any, therein specified and (2) 10 Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after the earlier of (i) any Loan Party obtaining actual knowledge of such failure and (ii) any Loan Party receiving from any Person notice of such failure.

9.2	Remedies.

(a)          If a Default or an Event of Default exists, the Administrative Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Loan Parties: (i) reduce the Maximum Revolver Amount (solely during the continuance of such Default or Event of Default, but subject to the next sentence in any event), or the advance rate against Eligible Accounts used in computing the Borrowing Base of any of the Borrowers or Foamex Canada, or reduce one or more of the other elements used in computing the Borrowing Base of

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any of the Borrowers or Foamex Canada; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit or Credit Support. If an Event of Default exists, the Administrative Agent shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on the Loan Parties: (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(f) or 9.1(g), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrowers to cash collateralize all outstanding Letter of Credit Obligations; and (D) pursue its other rights and remedies under the Loan Documents and applicable law.

(b)          If an Event of Default has occurred and is continuing: (i) the Administrative Agent shall have for the benefit of the Lenders, in addition to all other rights of the Administrative Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents and the UCC, the PPSA, the Civil Code of Quebec and other applicable laws; (ii) the Administrative Agent may, at any time, take possession of the Collateral and keep it on any Loan Party’s premises, at no cost to the Administrative Agent or any Lender, or remove any part of it to such other place or places as the Administrative Agent may desire, or the Loan Parties shall, upon the Administrative Agent’s demand, at the Loan Parties’ cost, assemble the Collateral and make it available to the Administrative Agent at a place reasonably convenient to the Administrative Agent; and (iii) the Administrative Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion, and may, if the Administrative Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC, the PPSA, the Civil Code of Quebec or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to such Loan Party’s address (or Foamex’s address on behalf of such Loan Party) specified in or pursuant to Section 14.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral without further notice to the Loan Parties. In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Loan Party agrees that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Administrative Agent is hereby granted a license or other right to use, without charge, each Loan Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising

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matter, or any similar property, in completing production of, advertising or selling any Collateral, and each Loan Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations in accordance with Section 3.8. The Administrative Agent will return any excess to the Borrowers and the Borrowers shall remain, jointly and severally, liable for any deficiency.

(c)          If an Event of Default occurs, each Loan Party hereby waives, except to the extent expressly provided otherwise herein, all rights to notice and hearing prior to the exercise by the Administrative Agent of the Administrative Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

(d)          Notwithstanding anything to the contrary contained in Section 9.1(b) as it relates to Section 7.25, in the event that (I) Foamex fails to comply with the requirement of the financial covenant set forth in Section 7.25, and (II) each Equity Investor shall be the beneficial owner of more than 66 2/3% of the sum of (i) the number of shares of Voting Stock of Holdings owned by such Equity Investor on the date hereof plus (ii) the number of shares of Voting Stock of Holdings acquired by such Equity Investor from other Equity Investors minus (iii) the number of shares of Voting Stock of Holdings sold by such Equity Investor to other Equity Investors, one or more Equity Investors may make cash contributions to Holdings in respect of Qualified Capital Stock of Holdings or purchase from Holdings for cash additional Qualified Capital Stock of Holdings (the net proceeds of which shall immediately upon receipt by Holdings be contributed to Foamex as common equity) after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered pursuant to Section 5.1(a) or (b), as applicable, and such contributions to Foamex will, at the request of Foamex and provided such contribution was not for another specified purpose (other than prepayment of Indebtedness or funding ordinary course expenditures, it being understood that such prepayment of Indebtedness shall be disregarded for purpose of compliance with Section 7.25 at any time where such equity contribution is also deemed to be Consolidated EBITDA), be deemed to be an addition to Consolidated EBITDA solely for purposes of determining compliance and Pro Forma compliance with such financial covenant at the end of such fiscal quarter and subsequent periods in which such fiscal quarter is included in the financial covenant test but not for purposes of the definition of “Available Equity Issuance Amount” (any such equity contribution to Foamex so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made and (b) the amount of any Specified Equity Contribution in any fiscal quarter shall be the lesser of (x) $20,000,000 and (y) the amount required to cause Foamex to be in compliance with the financial covenant set forth in Section 7.25.

ARTICLE 10

TERM AND TERMINATION

10.1       Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Administrative Agent upon direction from the Majority Lenders may terminate this Agreement

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without notice upon the occurrence and during the continuance of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any early termination or prepayment fees or penalties, but excluding any Contingent Obligations at Termination) shall become immediately due and payable and the Borrowers for whose account Letters of Credit were issued shall immediately arrange for the cancellation and return of any such Letters of Credit then outstanding (other than those Letters of Credit or related Credit Support for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(g)). Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, each of the Loan Parties shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Administrative Agent and the Lenders shall retain all their rights and remedies hereunder (including the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral, except as provided in Section 12.11).

ARTICLE 11

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

11.1	Amendments and Waivers.

(a)          No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by a Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders) and the Loan Parties (or Foamex on behalf of the Loan Parties) party to such Loan Document and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; except that any waiver, amendment or consent which shall do any of the following shall be in writing and signed by all the Lenders and the Loan Parties (or Foamex on behalf of the Loan Parties) party to such Loan Document and acknowledged by the Administrative Agent:

(A)         change this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(B)         release any guaranties of the Obligations or release Collateral other than as permitted by Section 12.11;

(C)         change the definition of “Majority Lenders” or “Required Lenders”;

(D)	[Intentionally Omitted];

(E)         increase the Revolving Credit Commitment of any Lender over the amount thereof then in effect or extend the Revolving Credit Commitment of any Lender;

(F)          postpone, delay or extend any date fixed by this Agreement or any other Loan Document (including the Stated Termination Date) for any payment of

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principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(G)         reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable to any Lender hereunder or under any other Loan Document;

(H)         change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or other Obligations which is required for the Lenders or any of them to take any action hereunder;

(I)           increase the Maximum Revolver Amount or the Letter of Credit Subfacility;

(J)          increase the advance rate percentage set forth in the defined term Borrowing Base above the advance rate percentage set forth in such definition therefor on the date hereof; or

(K)	change the proviso to the first sentence of Section 14.10;

provided, however, the Administrative Agent may, in its sole discretion and notwithstanding the above limitations (including, without limitation, those contained in clause (I) above) and any other terms of this Agreement, make Agent Advances in accordance with Section 1.2(i) and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and provided, further, that Schedule 1.2 hereto (Commitments) may be amended from time to time by the Administrative Agent alone to reflect assignments of Commitments in accordance herewith and any increase in the Revolving Credit Commitment of any Lender made in accordance herewith (including, without limitation, in accordance with clause (E)) and provided, even further, that this Agreement and the other Loan Documents may be amended from time to time by the Administrative Agent and the relevant Borrowers or Guarantors alone (i.e. without any Lender consent or approval) to add a Subsidiary of Foamex as a Guarantor hereunder or as a grantor under the U.S. Security Agreement or other applicable Loan Documents or to subject to the Lien of any applicable Loan Document assets or property not then subject to the Lien of such Loan Document.

(b)	[Intentionally Omitted].

(c)          If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders, the consent of the Majority Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrowers’ request, the Administrative Agent or an Eligible Assignee shall have the right (but not the obligation) with the Administrative Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Commitments and Loans for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto

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through the date of sale pursuant to Assignment and Acceptance Agreement(s), without premium or discount.

11.2	Assignments; Participations.

(a)          Any Lender may, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld) and the written consent of Foamex (which consent shall not be unreasonably withheld and shall not be required if an Event of Default has occurred and is continuing), assign and delegate to one or more Eligible Assignees (provided that no consent of the Administrative Agent or Foamex shall be required in connection with any assignment and delegation by a Lender to another Lender or to an Affiliate of a Lender) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (provided that, unless an assignor Lender has assigned and delegated all of its Loans and Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of $5,000,000); provided, however, that the Borrowers and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrowers and the Administrative Agent an Assignment and Acceptance in the form of Exhibit F (“Assignment and Acceptance”), (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $5,000 and (iv) such assignment has been reflected in the Register.

(b)          From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee and the assignment is reflected in the Register, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit and Credit Support (in the case of an Assignee which becomes a Lender), have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, provided, that no Assignee (including an Assignee that is already a Lender hereunder at the time of assignment) shall be entitled to receive any greater amount pursuant to Section 4.1 with respect to the rights and obligations assigned than that to which the assigning Lender would have been entitled to receive had no such assignment occurred, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)          By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with

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respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection or priority of any Lien granted by a Loan Party to the Administrative Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)          Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments, if any, arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)          Any Lender may at any time sell to one or more commercial banks, financial institutions or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document (except to the extent that such amendment, waiver or consent both directly affects the Participant and would (x) increase or extend the Commitment of the originating Lender, (y) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the originating Lender hereunder or under any other Loan Document or (z) reduce the principal of, or the rate of interest specified herein on, any Loan owing to the originating Lender or any fees or other amounts payable to the originating Lender hereunder or under any other Loan Document), and all amounts payable by the Borrowers hereunder or under any other Loan Document shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement

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are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, if its participating interest is entered in the Register as if the Participant were an Assignee, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)           Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(g)          The Administrative Agent, acting solely for this purpose on behalf of the Borrowers, shall maintain at its address referred to in Section 14.8 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 12

THE ADMINISTRATIVE AGENT

12.1       Appointment and Authorization. Each Lender hereby designates and appoints the Bank as its Administrative Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such on the express conditions contained in this Article 12. The provisions of this Article 12 are solely for the benefit of the Administrative Agent and the Lenders and the Loan Parties shall have no rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used

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merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Administrative Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base of a Borrower or Foamex Canada, (b) the making of Agent Advances pursuant to Section 1.2(i), and (c) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders (other than any action so taken or not taken constituting the gross negligence or willful misconduct of the Administrative Agent).

12.2       Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

12.3       Liability of the Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of such Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect any of the properties, books or records of any of the Loan Parties or any of the Subsidiaries or Affiliates of any of the Loan Parties.

12.4       Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders or the Majority Lenders, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any

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such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

12.5       Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent shall receive such a notice, the Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

12.6       Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties which may come into the possession of any of the Agent-Related Persons.

12.7       Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 14.11; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such

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Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct and provided, further, however, that no Lender shall be liable for the payment to the Bank (other than solely in its capacity as Administrative Agent) of any liabilities solely in respect of Bank Products. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

12.8       Administrative Agent in Individual Capacity. The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Holdings or any of its Subsidiaries or Affiliates as though the Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Bank or any of its Affiliates may receive information regarding Holdings, its Subsidiaries, its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of Holdings or such Subsidiary or Affiliate) and the Lenders acknowledge that neither the Administrative Agent nor the Bank shall be under any obligation to provide such information to them. With respect to its Loans, the Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent and the terms “Lender” and “Lenders” include the Bank in its individual capacity.

12.9       Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon at least 30 days’ prior notice to the Lenders and the Borrowers, such resignation to be effective upon the acceptance of a successor administrative agent to its appointment as Administrative Agent. In the event the Bank sells all of its Revolving Credit Commitment and Revolving Loans as part of a sale, transfer or other disposition by the Bank of substantially all of its loan portfolio, the Bank shall resign as Administrative Agent. If the Administrative Agent resigns under this Agreement, the Majority Lenders, after consulting with the Borrowers, shall appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

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12.10	Withholding Tax.

(a)          Each Lender (and Assignee) that is not a “United States person”, within the meaning of Section 7701(a)(30) of the Code, shall deliver to Foamex and the Administrative Agent before the payment of any interest in the first calendar year during which such Lender (or Assignee) becomes a party to this Agreement and from time to time thereafter as reasonably requested in writing by a Borrower or the Administrative Agent (but only so long thereafter as such Lender (or Assignee) remains lawfully able to do so) any one of the following:

(i)           a properly completed and valid IRS Form W-8BEN pursuant to which such Lender (or Assignee) claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty;

(ii)          a properly completed and valid IRS Form W-8ECI pursuant to which such Lender (or Assignee) claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Lender (or Assignee);

(iii)         a properly completed and valid IRS Form W-8BEN and such other forms or statements required to qualify for an exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, as amended, with respect to payments of “portfolio interest”; or

(iv)         such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.

Such Lender (and Assignee) agrees to promptly notify the Administrative Agent and Foamex of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, each Lender (and Assignee) shall deliver such forms promptly upon the obsolescence or expiration of any form previously delivered by such Lender (or Assignee) (but only so long as such Lender (or Assignee) remains lawfully able to do so).

(b)          If any Lender (or Assignee) claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form W-8BEN and such Lender (or Assignee) sells, assigns or otherwise transfers all or part of the Obligations owing to such Lender (or Assignee), such Lender (or Assignee) agrees to notify Foamex and the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender (or Assignee). To the extent of such percentage amount, Foamex and the Administrative Agent will treat such Lender’s (or Assignee’s) IRS Form W-8BEN as no longer valid.

(c)          If any Lender (or Assignee) claiming exemption from United States of America withholding tax by providing IRS Form W-8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender (or Assignee), such Lender (or Assignee) agrees to undertake sole responsibility for

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complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)          For any period (including the time such Lender or Assignee first becomes a party to this Agreement) with respect to which a Lender (or Assignee) has failed to provide the Borrowers and the Administrative Agent with the appropriate form, certificate or other document described in subsection (a) above (whether because such Lender (or Assignee) is not entitled to provide such form, certificate or other document or otherwise, other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Lender (or Assignee) shall not be entitled to any benefits under subsection (a), (b) or (c) of Section 4.1 with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender (or Assignee) become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers and the Administrative Agent shall take such steps as such Lender (or Assignee) shall reasonably request to assist such Lender (or Assignee) to recover such Indemnified Taxes.

(e)          If the forms provided by a Lender (or Assignee) at the time such Lender (or Assignee) first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from the definition of Indemnified Taxes unless and until such Lender (or Assignee) provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from the definition of Indemnified Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which an Assignee becomes a party to this Agreement, the Lender assignor was entitled to payments or indemnity under Section 4.1 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Indemnified Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f)           If a Lender becomes subject to additional United States interest withholding taxes as a result of a designation of a new lending office (except to the extent such change in designation was done at a Borrower’s request), such additional United States withholding taxes shall be considered excluded from the definition of Indemnified Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from the definition of Indemnified Taxes for periods governed by such forms.

(g)              Each Lender (and Assignee) that is a United States person within the meaning of Code section 7701(a)(30) shall deliver a duly completed IRS Form W-9 to Foamex (on behalf of the Borrowers) and the Administrative Agent at the times described above with respect to the other withholding forms; provided, however, that a Lender (or Assignee) that a Borrower may treat as an “exempt recipient” within the meaning of Treasury Regulations section 1.6049-4(c) (without regard to the third sentence thereof) shall not be required to provide an IRS Form W-9, except to the extent required under Treasury Regulations section 1.1441-1.

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(h)          If the Administrative Agent is not a United States person within the meaning of Code section 7701(a)(30), then no Borrower shall have to gross up for any U.S. withholding tax that would not have been imposed had the Administrative Agent been a “U.S. person” and a “financial institution” (within the meaning of Treasury Regulation 1.1441-1).

(i)           If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that a Borrower and/or the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (or Assignee) (because the appropriate required form was not delivered, was not properly executed, or because such Lender (or Assignee) failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender (or Assignee) shall indemnify such Borrower and/or the Administrative Agent, as the case may be, fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders (or Assignees) under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

12.11	Collateral Matters.

(a)          The Lenders hereby irrevocably authorize the Administrative Agent to, and upon request of Foamex, the Administrative Agent shall, release any Agent’s Liens upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support (whether or not any of such Obligations are due), and the termination of all outstanding Letters of Credit (or the deposit with the Administrative Agent of Supporting Letters of Credit in accordance with and as required by Section 1.4(g)) and the payment and satisfaction in full of all other Obligations (other than Contingent Obligations at Termination); (ii) constituting property being sold or disposed of or property of a Subsidiary all of the equity interests of which are being sold or disposed of if a Borrower certifies to the Administrative Agent (and the Administrative Agent agrees with such certification) that the sale or disposition is made in compliance with Section 7.18 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which each of the Loan Parties certifies that no Loan Party owned an interest in such property at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (v) as required by the Intercreditor Agreement. Additionally, the Lenders hereby irrevocably authorize the Administrative Agent to (i) release or subordinate any Agent’s Liens upon any Collateral to the holder of any Lien on such property that is permitted by Section 7.14(j) and (ii) release any Subsidiary Guarantor from its obligations as a Loan Party and Guarantor if (x) required by the Intercreditor Agreement or (y) such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that no such release under this subclause (y) shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any other Indebtedness of a Borrower unless and until such Subsidiary Guarantor is (or is being simultaneously) released from its guaranty with respect to such other Indebtedness. Except as provided above, the Administrative Agent will not release any of the Agent’s Liens without the

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prior written authorization of the Lenders; provided that the Administrative Agent may, in its discretion, release the Agent’s Liens on any Collateral valued at $500,000 or less (but not in the aggregate for all such Collateral in excess of $2,000,000 during the term of this Agreement) without the prior written authorization of the Lenders and the Administrative Agent may release the Agent’s Liens on Collateral valued in the aggregate not in excess of $3,500,000 during the term of this Agreement with the prior written authorization of the Majority Lenders. Upon request by the Administrative Agent or a Borrower at any time, the Lenders will confirm in writing the Administrative Agent’s authority pursuant to this Section 12.11 to release or subordinate any Agent’s Liens upon particular types or items of Collateral or to release a Subsidiary Guarantor from its obligations as a Loan Party and Guarantor.

(b)          Upon receipt by the Administrative Agent of any authorization required pursuant to Section 12.11(a) from the applicable Lenders of the Administrative Agent’s authority to release Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request by a Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers or any other Loan Party in respect of) all interests retained by the Borrowers or any other Loan Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)          The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

12.12	Restrictions on Actions by Lenders; Sharing of Payments.

(a)          Each of the Lenders agrees that it shall not, without the express consent of all Lenders or the Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders or the Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any of the Loan Parties or any accounts of any of the Loan Parties now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Administrative Agent, take or cause to be

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taken any action to enforce its rights under this Agreement or against the Loan Parties, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)          If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of a Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s ratable portion of all such distributions with respect to the applicable Obligations by the Administrative Agent, such Lender shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the applicable Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the applicable Obligations owed to the other applicable Lenders so that such excess payment received shall be applied ratably as among the applicable Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

12.13     Agency for Perfection. Subject to the provisions of Section 12.17(b), each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC, the PPSA, the Civil Code of Quebec or any other applicable law, can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

12.14     Payments by Administrative Agent to Lenders. All payments to be made by the Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Administrative Agent on or prior to the Closing Date (or if such Lender is an Assignee, in the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent. Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans or otherwise. Unless the Administrative Agent receives notice from a Borrower prior to the date on which any payment is due to the applicable Lenders from such Borrower that such Borrower will not make such payment in full as and when required, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each

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applicable Lender on such due date an amount equal to the amount then due such Lender from such Borrower. If and to the extent a Borrower has not made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

12.15	Settlement.

(a)          (i)          Each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans. Notwithstanding such agreement, the Administrative Agent, the Bank and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Loan Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Non-Ratable Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(ii)          The Administrative Agent shall request settlement (“Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at the Administrative Agent’s election, (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 12:00 noon (New York time) on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Bank, in the case of Non-Ratable Loans and the Administrative Agent in the case of Agent Advances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans and Agent Advances with respect to each Settlement to the Administrative Agent, to the Administrative Agent’s account, not later than 2:00 p.m. (New York time), on the Settlement Date applicable thereto. Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Non-Ratable Loan or Agent Advance and, together with the portion of such Non-Ratable Loan or Agent Advance representing the Bank’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not transferred to the Administrative Agent by any Lender on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, and (B) for itself, with respect to each Agent Advance.

(iii)         Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the

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Administrative Agent has requested a Settlement with respect to a Non-Ratable Loan or Agent Advance), each other Lender (A) shall irrevocably and unconditionally purchase and receive from the Bank or the Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by the Bank or the Administrative Agent, as applicable, shall pay to the Bank or the Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.

(iv)         From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to clause (iii) above, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Non-Ratable Loan or Agent Advance.

(v)          Between Settlement Dates, the Administrative Agent, to the extent no Agent Advances are outstanding, may pay over to the Bank any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Bank’s Revolving Loans including Non-Ratable Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Bank’s Revolving Loans (other than to Non-Ratable Loans or Agent Advances in which any Lender has not yet funded its purchase of a participation pursuant to clause (iii) above), as provided for in the previous sentence, the Bank shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, the Bank with respect to Non-Ratable Loans, the Administrative Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Bank, the Administrative Agent and the other Lenders.

(vi)         Unless the Administrative Agent has received written notice from a Lender to the contrary, the Administrative Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not exceed Availability of the applicable Borrower on any Funding Date for a Revolving Loan or Non-Ratable Loan.

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(b)          Lenders’ Failure to Perform. All Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Revolving Credit Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

(c)          Defaulting Lenders. Unless the Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent that Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Funding Date. Furthermore, the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Administrative Agent in immediately available funds and the Administrative Agent has transferred a corresponding amount to the applicable Borrower then on the Business Day following such Funding Date that Lender shall make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for that day. A notice by the Administrative Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Administrative Agent as required, the amount transferred to the Administrative Agent shall constitute that Lender’s Revolving Loan for all purposes of this Agreement. If that amount is not transferred to the Administrative Agent on the Business Day following the Funding Date, the Administrative Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Administrative Agent, such Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing. The failure of any Lender to make any Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on that Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.

(d)          Retention of Defaulting Lender’s Payments. The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any of the Borrowers to the Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent. In its discretion, the Administrative Agent may loan a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to such Borrower shall bear interest at the rate applicable to Base Rate Revolving Loans and for all

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other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”. Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (B) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Revolving Credit Commitment of any Lender, or relieve or excuse the performance by any Loan Party of its duties and obligations hereunder.

(e)          Removal of Defaulting Lender. At the Borrowers’ request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent and the Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments and Loans hereunder. Such sale shall be consummated promptly after the Administrative Agent has arranged for a purchase by the Administrative Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Revolving Loans, plus accrued interest and fees, without premium or discount.

12.16	Letters of Credit; Intra-Lender Issues.

(a)          Notice of Letter of Credit Balance. On each Settlement Date the Administrative Agent shall notify each Lender of the issuance of all Letters of Credit since the prior Settlement Date.

(b)	Participations in Letters of Credit.

(i)           Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 1.4(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Administrative Agent to the Letter of Credit Issuer, if not the Bank, in connection with the issuance of such Letter of Credit (including all obligations of the Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii)          Sharing of Reimbursement Obligation Payments. Whenever the Administrative Agent receives a payment from a Borrower on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Administrative Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a Lender, the Administrative Agent shall promptly pay to such Lender such Lender’s Pro

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Rata Share of such payment from such Borrower. Each such payment shall be made by the Administrative Agent on the next Settlement Date.

(iii)        Documentation. Upon the request of any Lender, the Administrative Agent shall furnish to such Lender copies of any Letter of Credit, Credit Support for any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

(iv)         Obligations Irrevocable. The obligations of each Lender to make payments to the Administrative Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Borrower for whose account the Letter of Credit or Credit Support was issued to make payments to the Administrative Agent, for the account of the Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(1)          any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(2)          the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Administrative Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

(3)          any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(5)	the occurrence of any Default or Event of Default; or

(6)          the failure of the Borrowers to satisfy the applicable conditions precedent set forth in Article 8.

(c)          Recovery or Avoidance of Payments; Refund of Payments In Error. In the event any payment by or on behalf of any of the Borrowers received by the Administrative Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall,

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upon demand by the Administrative Agent, pay to the Administrative Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it. Unless the Administrative Agent receives notice from a Borrower prior to the date on which any payment is due to the Lenders from such Borrower that such Borrower will not make such payment in full as and when required, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender from such Borrower. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(d)          Indemnification by Lenders. To the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder, the Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by any of the Borrowers to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by such Borrower. The agreement contained in this Section shall survive payment in full of all other Obligations.

12.17	Concerning the Collateral and the Related Loan Documents.

(a)          Each Lender authorizes and directs the Administrative Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Administrative Agent and the Lenders. Each Lender agrees that any action taken by the Administrative Agent, the Majority Lenders or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent, the Majority Lenders or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Revolving Loans, Agent Advances, Non-Ratable Loans, Hedge Agreements between any of the Loan Parties and the Bank, any other Lender or any of their respective Affiliates, Bank Products and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral.

(b)          Without limiting the generality of paragraph (a) above, for the purpose of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec,

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between each Secured Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, each Loan Party and each such Secured Party acknowledge and agree with the Administrative Agent that such Secured Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of each Loan Party in respect of all Obligations, present and future, owed by each Loan Party to each such Secured Party and the Administrative Agent (collectively, the “Solidary Claim”). Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, the Loan Parties are irrevocably bound towards the Administrative Agent and each Secured Party in respect of the entire Solidary Claim of the Administrative Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Secured Party and the right to give full acquittance for it. Accordingly, without limiting the generality of the foregoing, the Administrative Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of all Obligations, present and future, owed by each Loan Party to the Administrative Agent and to the Secured Parties or any of them and the right to give a full acquittance for same. The parties further agree and acknowledge that the Administrative Agent’s Liens on the Collateral shall be granted to the Administrative Agent, for its own benefit and for the benefit of the Secured Parties.

12.18     Field Audit and Examination Reports; Disclaimer by Lenders. The Administrative Agent agrees that it shall conduct up to two field audits or examinations with respect to the Accounts of the Borrowers and Foamex Canada during each of (i) the period commencing on the Closing Date and ending on the day immediately preceding the first Anniversary Date and (ii) each subsequent one year period thereafter through the one year period in which this Agreement is terminated. By signing this Agreement, each Lender:

(a)          is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each, a “Report” and collectively, “Reports”) prepared by or on behalf of the Administrative Agent;

(b)          expressly agrees and acknowledges that neither the Bank nor the Administrative Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or the Bank or other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon each Loan Party’s books and records, as well as on representations of each Loan Party’s personnel;

(d)          agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants subject to the confidentiality provisions set forth in Section 14.17, or use any Report in any other manner; and

(e)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such

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other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any of the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.19     Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

12.20     The Arranger, the Book Manager and Co-Agents, Etc. None of the Arranger, the Book Manager or any co-agent, co-arranger or co-documentation agent in its capacity as such shall have any right, power, obligation, liability, responsibility or duty under this Agreement.

12.21     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4 and 14.7) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4 and 14.7.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 13

GUARANTEES

Each Guarantor party hereto unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally (solidarily) with each other Guarantor party hereto, the due and punctual payment of the principal of and interest on the Revolving Loans and of all other Obligations, when and as due, whether at maturity, by acceleration, by notice or prepayment or otherwise. Each Guarantor party hereto further agrees that the Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.

To the fullest extent permitted by law, each Guarantor party hereto waives presentment to, demand of payment from and protest to any of the Borrowers or any other Person of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by law, the obligations of a Guarantor party hereto hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Guarantor under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents, any guarantee or any other agreement; (c) the release of any security held by the Administrative Agent or any Lender for any of the Obligations; or (d) the failure of the Administrative Agent or any Lender to exercise any right or remedy against any other Guarantor of the Obligations.

Each Guarantor party hereto further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security (if any) held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person, each Guarantor hereby waiving the benefits of division and discussion.

To the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, compensation, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or

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under any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor party hereto further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or of interest on any Obligation or any other Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

Each Guarantor hereby acknowledges that the Obligations include, without limitation, any cost or expense which is of the nature of extra-judicial professional fees payable by the Administrative Agent or any Lender in accordance with any of the Loan Documents for services required by the Administrative Agent or any Lender in order to recover the capital and interest secured by any security interest entered into by any Loan Party or to conserve the property charged thereunder even if such cost or expense cannot be secured by such security interest. Each Guarantor undertakes to indemnify the Administrative Agent and each Lender with respect to all such costs and expenses.

Each Guarantor party hereto hereby subordinates to the Obligations all rights of subrogation against each Borrower and its property and all rights of indemnification, contribution and reimbursement from each Borrower and its property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this paragraph shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations (other than Contingent Obligations at Termination and Obligations in respect of Letters of Credit or Credit Support for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(g)) have been paid in full and all Revolving Credit Commitments have been terminated, and none of the Guarantors shall exercise any right or remedy under this paragraph against any other Guarantor until the Obligations have been paid in full and all Revolving Credit Commitments have been terminated. For purposes of this paragraph, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Obligations by such Guarantor, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities

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(including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided, however, that, for purpose of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

ARTICLE 14

MISCELLANEOUS

14.1       No Waivers; Cumulative Remedies. No failure by the Administrative Agent or any Lender to exercise any right, remedy or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Loan Party and the Administrative Agent and/or any Lender, or delay by the Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Administrative Agent or the Lenders on any occasion shall affect or diminish the Administrative Agent’s and each Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. The Administrative Agent and the Lenders may proceed directly to collect the Obligations when due without any prior recourse to the Collateral. The Administrative Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Administrative Agent or any Lender may have.

14.2       Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, any other Loan Document or any instrument or agreement required hereunder.

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14.3	Governing Law; Choice of Forum; Service of Process.

(a)          THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)          ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (1) THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE ADMINISTRATIVE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)          EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

14.4       WAIVER OF JURY TRIAL. EACH LOAN PARTY, EACH LENDER AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING

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OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH LOAN PARTY, EACH LENDER AND THE ADMINISTRATIVE AGENT AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.5       Survival of Representations and Warranties. All of each Loan Party’s representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties, notwithstanding any investigation by the Administrative Agent or the Lenders or their respective agents.

14.6       Other Security and Guaranties. The Administrative Agent, may, without notice or demand and without affecting the Loan Parties’ obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

14.7       Fees and Expenses. Each Borrower agrees, jointly and severally, to pay to the Administrative Agent, for its benefit, on demand, all reasonable out-of-pocket costs and expenses that the Administrative Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) reasonable costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect and continue the Agent’s Liens (including costs and expenses paid or incurred by the Administrative Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; (f) costs of environmental audits and appraisals, inspections and verifications of the Collateral, including travel, lodging and meals for inspections of the Collateral and any Loan Party’s operations by the Administrative Agent plus the Administrative

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Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $850 per day (or portion thereof) for each Person retained or employed by the Administrative Agent with respect to each field examination or audit); and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral. In addition, following an Event of Default each Borrower agrees, jointly and severally, to pay costs and expenses incurred by the Administrative Agent (including Attorneys’ Costs) to the Administrative Agent, for its benefit, on demand, and to the Lenders for their benefit, on demand, and all reasonable fees, expenses and disbursements incurred by the Lenders for one law firm retained by such Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Administrative Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers. All of the foregoing costs and expenses shall be charged to any one or more of the Borrowers’ Loan Accounts as Revolving Loans as described in Section 3.7.

14.8       Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) five (5) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Administrative Agent or to the Bank:

Bank of America, N.A.

335 Madison Avenue

New York, New York 10017

Attention: Business Capital-

                   Account Executive

Telecopy No.: (212) 503-7350

with copies to:

Bank of America, N.A.

335 Madison Avenue

New York, New York 10017

Attention: Legal Department

Telecopy No.: (212) 503-7350

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If to any Borrower or Guarantor:

c/o Foamex International Inc.

1000 Columbia Avenue

Linwood, Pennsylvania 19061

Attention: Chief Financial Officer

Telecopy No.: (610) 859-3613

with a copy to:

c/o Foamex International Inc.

1000 Columbia Avenue

Linwood, Pennsylvania 19061

Attention: General Counsel

Telecopy No.: (610) 859-2948

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

14.9       Waiver of Notices. Unless otherwise expressly provided herein, each Loan Party waives presentment, protest and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate any or all of the Obligations and notice of acceleration of any or all of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Loan Party which the Administrative Agent or any Lender may elect to give shall entitle such Loan Party to any or further notice or demand in the same, similar or other circumstances.

14.10     Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Loan Party without prior written consent of the Administrative Agent and each Lender. The rights and benefits of the Administrative Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

14.11     Indemnity of the Administrative Agent and the Lenders by the Loan Parties.

(a)          Each Loan Party agrees, jointly and severally, to defend, indemnify and hold the Agent-Related Persons and each Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs, but for matters governed by Section 4.1 excluding, in each case, Taxes, which shall be governed by such Section 4.1) of any kind or nature whatsoever which may at any time

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(including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Loan Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b)          Each Loan Party agrees, jointly and severally, to indemnify, defend and hold harmless the Administrative Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to any Loan Party’s operations, business or property (all of the foregoing, collectively, the “Environmental Liabilities”); provided, that the Loan Parties shall have no obligation hereunder to the Administrative Agent or any Lender with respect to Environmental Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be. This indemnity will apply whether the hazardous substance is on, under or about any Loan Party’s property or operations or property leased to any Loan Party. The indemnity includes but is not limited to Attorneys Costs. The indemnity extends to the Administrative Agent and the Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas. This indemnity will survive repayment of all other Obligations.

14.12     Limitation of Liability. NO CLAIM MAY BE MADE BY ANY LOAN PARTY, ANY LENDER OR OTHER PERSON AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY AND EACH LENDER HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT

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ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14.13     Final Agreement. This Agreement and the other Loan Documents are intended by each Loan Party, the Administrative Agent and the Lenders to be the final, complete and exclusive expression of the agreement among them. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof.

14.14     Counterparts. This Agreement may be executed in any number of counterparts, and by the Administrative Agent, each Lender and each Loan Party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

14.15     Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

14.16     Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each of the Loan Parties to the fullest extent permitted by law, to set off, compensate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off, compensation and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, COMPENSATION, BANKER’S LIEN OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT OR THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS.

14.17	Confidentiality.

(a)          Each Loan Party hereby consents that the Administrative Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of each Loan Party and a general description of each Loan Party’s business and may use any Loan Party’s name in advertising and other promotional material. The Administrative Agent or the applicable Lender, as the case may be, agrees to use reasonable efforts to notify Foamex before it

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uses any Loan Party’s name in advertising or other promotional material; provided, however, that the failure to give notice shall not create any liability against the Administrative Agent or any Lender or affect the right of the Administrative Agent or any Lender to so use any Loan Party’s name.

(b)          Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to the Administrative Agent or such Lender by or on behalf of the Loan Parties under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent or such Lender or (ii) was or becomes available on a nonconfidential basis from a source other than a Loan Party, provided that such source is not bound by a confidentiality agreement with such Loan Party known to the Administrative Agent or such Lender; provided, however, that the Administrative Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Administrative Agent or such Lender is subject or in connection with an examination of the Administrative Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Administrative Agent, any Lender or any of their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Administrative Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Loan Party is party or is deemed party with the Administrative Agent or such Lender, and (9) to its Affiliates, provided that such Affiliates agree to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder.

(c)          Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, each of the parties, its subsidiaries and their respective representatives, affiliates, employees, officers, directors or other agents are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the credit facility provided hereunder and all materials of any kind (including tax opinions or other tax analyses) that are or have been provided to any of the Loan Parties, the Lenders or the Administrative Agent related to such tax treatment and tax structure.

14.18     Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

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14.19     Intercreditor Agreement. EACH LENDER HEREBY GRANTS TO THE ADMINISTRATIVE AGENT ALL REQUISITE AUTHORITY TO ENTER INTO OR OTHERWISE BECOME BOUND BY THE INTERCREDITOR AGREEMENT AND TO BIND THE LENDERS THERETO BY THE ADMINISTRATIVE AGENT’S ENTERING INTO OR OTHERWISE BECOMING BOUND THEREBY, AND NO FURTHER CONSENT OR APPROVAL ON THE PART OF THE LENDERS IS OR WILL BE REQUIRED IN CONNECTION WITH THE PERFORMANCE OF THE INTERCREDITOR AGREEMENT.

14.20     Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase in the New York foreign exchange market the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, such Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 14.20 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

14.21     Press Releases and Related Matters. Each Loan Party agrees that neither it nor any of its Affiliates will issue any press releases or other public disclosure relating to any Loan Document or any financing thereunder using the name of any Lender or any of its affiliates without at least 2 Business Days’ prior written notice to such Lender and without the prior written consent of such Lender unless (and only to the extent that) such Loan Party or Affiliate is required to do so under law and then, in any event, such Loan Party or Affiliate will consult with such Lender before issuing such press release or other public disclosure.

14.22     USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each of the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“BORROWERS”

FOAMEX L.P.

By:	FMXI, LLC, its Managing General Partner
By:	/s/ George L. Karpinski
Title:	Vice President

“GUARANTORS”

FOAMEX L.P.

By:	FMXI, LLC, its Managing General Partner
By:	/s/ George L. Karpinski
Title:	Vice President

FMXI, LLC

By:	/s/ George L. Karpinski
Title:	Vice President

FOAMEX INTERNATIONAL INC.

By:	/s/ George L. Karpinski
Title:	Senior Vice President

FOAMEX CANADA INC.

By:	/s/ George L. Karpinski
Title:	Treasurer

FOAMEX LATIN AMERICA, INC.

By:	/s/ George L. Karpinski
Title:	Vice President

FOAMEX MEXICO, INC.

By:	/s/ George L. Karpinski
Title:	Vice President

FOAMEX ASIA, INC.

By:	/s/ George L. Karpinski
Title:	Vice President

FOAMEX CARPET CUSHION LLC

By:	/s/ George L. Karpinski
Title:	Vice President

“ADMINISTRATIVE AGENT”

BANK OF AMERICA, N.A., as the Administrative Agent

By:	/s/ William J. Wilson
Title:	Vice President

“LENDERS”

BANK OF AMERICA, N.A.

By:	/s/ William J. Wilson
Title:	Vice President

WELLS FARGO FOOTHILL, LLC

By:	/s/ Juan Barera
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas A. Martin
Title:	Director

MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc.

By:	/s/ James Betz
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Rebecca A. Ford
Title:	Duly Authorized Signatory

ANNEX A

to

Revolving Credit Agreement

Definitions

Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangible (including a payment intangible).

“Accounts” means, with respect to a Loan Party, all of such Loan Party’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“ACH Transactions” means any automatic clearing house transfer of funds by the Bank, any Affiliate of the Bank or any other Lender (or any Affiliate of such Lender), in each instance, for the account of any Loan Party.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, the aggregate consideration for any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other similar agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business acquired in such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established in respect thereof.

“Administrative Agent” means the Bank, solely in its capacity as administrative agent for the Lenders, and any successor administrative agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person and shall additionally include, in the case of any Loan Party, any general or limited partner of such Person.

“Agent Advances” has the meaning specified in Section 1.2(i).

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“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.

“Agent’s Liens” means the Liens in the Collateral granted to the Administrative Agent pursuant to this Agreement and the other Loan Documents.

“Aggregate Revolver Outstandings” means, at any date of determination, the sum of (a) the aggregate unpaid principal balance of all Revolving Loans, (b) the aggregate amount of all Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of all Letters of Credit.

“Agreement” means the Revolving Credit Agreement to which this Annex A is attached, as from time to time amended, modified or restated.

“Anniversary Date” means each anniversary of the Closing Date.

“Anti-Terrorism Laws” has the meaning specified in Section 6.22.

“Applicable Margin” means (i) from and after the Closing Date but prior to July 2, 2007, (a) with respect to Base Rate Revolving Loans and all other Obligations (other than LIBOR Rate Revolving Loans), 0.0%; and (b) with respect to LIBOR Rate Revolving Loans, 1.50%; and (ii) from and after July 2, 2007 (but in any event subject to the last sentence of this definition), the percentage set forth below opposite the respective Level (i.e., Level 1, Level 2, Level 3 or Level 4, as the case may be) of Average Availability for the Availability Test Period most recently ended (such percentage to be effective, based upon Average Availability for any Availability Test Period, from the first day of the fiscal quarter of Foamex commencing after the end of such Availability Test Period until the last day of such fiscal quarter).

Level	Average Availability	LIBOR Rate Revolving Loans	Base Rate Revolving Loans and all other Obligations (other than LIBOR Rate Revolving Loans)
Level 1	Equal to or greater than $75,000,000	1.25%	negative 0 .25%
Level 2	Less than $75,000,000 but equal to or greater than $35,000,000	1.50%	0 .00%
Level 3	Less than $35,000,000	1.75%	positive 0 .25%

Notwithstanding anything to the contrary contained above, for any Applicable Margin to be determined under clause (ii) above, in the event that at the end of any Availability Test Period, Foamex shall have failed to deliver to the Administrative Agent as required under Section 5.2(j) one or more weekly borrowing base certificates for any calendar week included in such Availability Test Period, the Applicable Margin based upon such Availability Test Period shall be at Level 3 until such failure is cured.

“Arranger” has the meaning specified in the introductory paragraph hereof.

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“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger, amalgamation or consolidation and including any sale and leaseback transaction) of any property excluding sales of inventory in the ordinary course of business and dispositions of Cash Equivalents by any Loan Party, (b) any sale or other disposition of all or substantially all of the assets of any Mexican Subsidiary and (c) any issuance or sale of any Equity Interests of Foamex, any Subsidiary Guarantor or any direct Subsidiary of any Loan Party, in the case of each of (a), (b) and (c), to any Person other than (i) any Parent Company, (ii) Foamex, (iii) any Subsidiary Guarantor or (iv) other than for purposes of Section 7.18, any other Subsidiary.

“Assignee” has the meaning specified in Section 11.2(a).

“Assignment and Acceptance” has the meaning specified in Section 11.2(a).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by the Administrative Agent (limited, in the case of local counsel, to one local counsel per jurisdiction).

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheets of Foamex and its Subsidiaries as of January 1, 2006 and January 2, 2005 and the related consolidated statements of operations, partners’ equity and cash flows for the three fiscal years ended January 1, 2006, including the notes thereto.

“Available Equity Issuance Amount” means, as of any date of determination, the aggregate amount of Net Cash Proceeds of Equity Issuances after the Closing Date minus (i) any amount of the Available Equity Issuance Amount used to make Capital Expenditures, minus (ii) any amount of the Available Equity Issuance Amount used to make Investments pursuant to Section 7.15(k) minus (iii) (A) for purposes of calculating the Available Equity Issuance Amount in clause (vi) of the definition of “Permitted Acquisitions,” the amount of the Available Equity Issuance Amount utilized to effectuate one or more Permitted Acquisitions pursuant to clause (vi) of the definition thereof or (B) for purposes of calculating the Available Equity Issuance Amount in clause (vii) of the definition of “Permitted Acquisitions,” the amount of the Available Equity Issuance Amount utilized to effectuate one or more Permitted Acquisitions pursuant to clause (vii) of the definition thereof.

“Availability” means, with respect to a Borrower, at any time (a) the lesser of (i) the Maximum Revolver Amount minus the portion of the Aggregate Revolver Outstandings at such time relating to extensions of credit made (or, in the case of Pending Revolving Loans, to be made) to or for the account of the other Borrowers and (ii) the Borrowing Base of such Borrower (or, in the case of Foamex, the aggregate Borrowing Bases of Foamex and Foamex

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Canada), minus (b) Reserves with respect to such Borrower (or, in the case of Foamex, Reserves with respect to Foamex and Foamex Canada) other than Reserves deducted in the calculation of the Borrowing Base of such Borrower (or, in the case of Foamex, the aggregate Borrowing Bases of Foamex and Foamex Canada), minus (c) the portion of the Aggregate Revolver Outstandings at such time relating to extensions of credit made (or, in the case of Pending Revolving Loans, to be made) to or for the account of such Borrower.

“Availability Test Period” means each thirteen consecutive calendar week period consisting of (a) the last calendar week in the fiscal quarter of Foamex most recently ended (commencing with the fiscal quarter of Foamex ending on July 1, 2007) for which, pursuant to Section 5.2(j), Foamex was required to deliver to the Administrative Agent prior to the last day of such fiscal quarter a weekly Borrowing Base Certificate for each Borrower and Foamex Canada and (b) the twelve consecutive calendar weeks ending immediately prior to the calendar week referred to in subclause (a) hereof.

“Average Availability” means, for any Availability Test Period, an amount equal to (i) the sum of the aggregate Availability of all the Borrowers as of the determination day (i.e. the last Business Day of the relevant week) of each weekly Borrowing Base Certificate required to be delivered to the Administrative Agent pursuant to Section 5.2(j) for each calendar week included in such Availability Test Period (as reflected on such Borrowing Base Certificates, subject to the right of review and adjustment of the Administrative Agent as set forth in each of the definition of Borrowing Base Certificate and Section 5.2(j)) divided by (ii) the number of calendar weeks included in such Availability Test Period.

“Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.

“Bank Product Reserves” means all reserves which the Administrative Agent from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.

“Bank Products” means any one or more of the following types of services or facilities extended to any Loan Party by the Bank or any Affiliate of the Bank or any other Lender (or any of its Affiliates) reasonably acceptable to the Administrative Agent (it being agreed by the Administrative Agent that each of the Lenders party to this Agreement (and their respective Affiliates) on the Closing Date is reasonably acceptable to the Administrative Agent): (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; (iv) Hedge Agreements; and (v) leasing of personal property; provided, that notwithstanding the foregoing, none of the foregoing types of services or facilities extended to any Loan Party (other than those extended by the Bank or any Affiliate of the Bank) shall constitute a Bank Product unless such service or facility is expressly designated as a “Bank Product” by Foamex in a writing delivered to the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning specified in the recitals hereto.

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“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate.” The “prime rate” is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

“Base Rate Loans” means, collectively, the Base Rate Revolving Loans.

“Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the Base Rate.

“Blocked Account” or “Lockbox Account” means any bank account of a Loan Party that is subject to a Blocked Account Agreement.

“Blocked Account Agreement” means an agreement among a Loan Party, the Administrative Agent, a Clearing Bank and, if applicable, the First Lien Term Collateral Agent and Second Lien Term Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, concerning the collection of payments which represent the proceeds of Accounts or of certain other Collateral, including, inter alia, a collection account agreement or a springing blocked account agreement.

“Book Manager” has the meaning specified in the introductory paragraph hereof.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereof.

“Borrower Materials” has the meaning specified in Section 5.2.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders to a Borrower or by the Bank in the case of a Borrowing to a Borrower funded by Non-Ratable Loans or by the Administrative Agent in the case of a Borrowing to a Borrower consisting of an Agent Advance, or the issuance of a Letter of Credit hereunder.

“Borrowing Base” means, with respect to a Borrower or Foamex Canada, at any time, an amount equal to (a) up to eighty-five (85%) of the Net Amount of Eligible Accounts of such Borrower or Foamex Canada, as the case may be; minus (b) Reserves from time to time established by the Administrative Agent in its reasonable credit judgment with respect to such Borrower or Foamex Canada, as the case may be; provided, that the aggregate Revolving Loans and Letters of Credit advanced or issued against Eligible Accounts of Foamex Canada shall not exceed $15,000,000. Notwithstanding the foregoing, for purposes of this definition, no Accounts (i) being acquired in a Permitted Acquisition or otherwise created, purchased or owned by a business unit or division acquired pursuant to a Permitted Acquisition or (ii) being acquired by a Borrower or Foamex Canada pursuant to a merger, consolidation, amalgamation or asset transfer

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permitted under Section 7.17 or 7.18 or otherwise created by a business unit or division that is the subject of any such merger, consolidation, amalgamation or asset transfer will be included in the Borrowing Base of the applicable Borrower or Foamex Canada unless (i) the Administrative Agent, in its reasonable commercial discretion, agrees in writing to include such Accounts in such Borrowing Base and (ii) to the extent deemed necessary by the Administrative Agent, a collateral examination of such Accounts is conducted (which collateral examination shall be by a Person reasonably acceptable to the Administrative Agent and in form, scope and substance acceptable to the Administrative Agent in its reasonable commercial discretion) and then only so long as such Accounts would otherwise satisfy the applicable eligibility criteria.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the applicable Borrower, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base of such Borrower (and in the case of Foamex, additionally of Foamex Canada), including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent, as such certificate may be updated in accordance with Section 5.2(j). All calculations of the Borrowing Base of a Borrower (and in the case of Foamex, additionally of Foamex Canada) in connection with the preparation of any Borrowing Base Certificate shall originally be made by such Borrower, and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in New York, New York or Charlotte, North Carolina are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Canadian Bankruptcy Court” means the Ontario Superior Court of Justice (Commercial List).

“Canadian Case” has the meaning specified in the recitals hereto.

“Canadian Guarantee” means the Guarantee, dated as of the date hereof, made by Foamex Canada in favor of the Administrative Agent for the benefit of the Secured Parties.

“Canadian Security Agreement” means the Deed of Hypothec, dated as of or about the date hereof, between Foamex Canada and the Administrative Agent for the benefit of the Secured Parties.

“Canadian Security Documents” means the Canadian Security Agreement and any other agreements entered into by Foamex Canada pursuant to which the Administrative Agent has been granted a Lien to secure any of the Obligations.

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“Canadian Subsidiary” means any direct or indirect Subsidiary of Holdings which is organized or amalgamated under the laws of Canada or any province or territory thereof.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any Person for any period, the sum of all expenditures made by such Person or any of its consolidated Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with GAAP, reflected as additions to the gross property, plant or equipment accounts on a consolidated balance sheet of such Person, whether such addition is due to purchase of properties for cash or financed by the incurrence of Indebtedness; provided that an amount equal to the sum of:

(i)           the amount of Net Cash Proceeds of Asset Sales and Extraordinary Receipts applied to Capital Expenditures in accordance with Sections 2.03(b)(ii) and (e) of the First Lien Term Credit Agreement;

(ii)          the purchase price of equipment the consideration for which is either or a combination of (x) used or surplus equipment traded in at the time of such purchase or (y) the proceeds of a concurrent sale of used or surplus equipment, and

(iii)	the purchase price of the transaction described on Schedule 7.16(o);

for such period may be excluded therefrom.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits and certificates of deposit of any Lender or any lender under the First Lien Term Credit Agreement or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia (or Canada or any province or territory thereof, in the case of Foamex Canada) (or organized under the law of any country that is a member of the OECD in the case of Foamex Canada or any of the Mexican Subsidiaries) having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of

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acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a)-(e) of this definition; and (g) demand deposit accounts maintained in the ordinary course of business.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change of Control” means an event or series of events by which:

(a)          (i) Holdings at any time ceases to, directly or indirectly through one or more Parent Companies, own 100% of the Equity Interests of Foamex or (ii) Holdings at any time ceases to directly or indirectly own 100% of the Equity Interests of FMXI and each other Parent Company;

(b)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Equity Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing 50% or more of the total voting power represented by the Voting Stock of Holdings; or

(c)          during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the members of the board of directors of Holdings, which members comprising such majority were either directors at the beginning of such period or whose election or nomination for election was so approved and any new directors who receive the vote of the Equity Investors in their election by the shareholders of Holdings) cease for any reason to constitute a majority of the board of directors of Holdings.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Chapter 11 Case” has the meaning specified in the recitals hereto.

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“Chattel Paper” means, with respect to a Loan Party, all of such Loan Party’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Clearing Bank” means the Bank or any other U.S. or Canadian banking institution with whom a Payment Account has been established that is subject to a Blocked Account Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of each Loan Party’s real and personal property and all other assets of any Person, in each case from time to time subject or purported to be subject to the Agent’s Liens securing payment or performance of any of the Obligations.

“Commitment” means, at any time with respect to a Lender, the Revolving Credit Commitment of such Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confidential Information Memorandum” means that certain confidential information memorandum dated January 2007.

“Confirmation Date” means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

“Confirmation Order” has the meaning specified in Section 8.1(b).

“Consolidated EBITDA” means, for any period, Consolidated Net Income after provision for income taxes for such period, as determined in accordance with GAAP on a consolidated basis and reported on the financial statements for such period, plus, to the extent deducted in the determination of Consolidated Net Income for such period, interest expense, federal, state, local and foreign income taxes, depreciation and amortization expense and excluding any and all of the following included in such Consolidated Net Income: (a) unusual and non-recurring restructuring charges (or credits); (b) discontinued operations charges or credits (with respect to discontinued operations which have ceased doing business); (c) unusual and non-recurring reorganization and bankruptcy charges (or credits); (d) gain or loss arising from the sale of any capital assets; (e) gain (or loss) arising from any write-up (or write-down) in the book value of any asset; (f) the effect of a change in accounting principle or other pronouncement; (g) stock option expenses (or credits); and (h) gain or loss arising from extraordinary items, as determined in accordance with GAAP.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to Permitted Acquisitions and Asset Sales (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1,000,000 and any Asset Sales yielding gross proceeds of less than $1,000,000) consummated at any time on or after the first day of the

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relevant Test Period as if each Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Indebtedness” means, as at any date of determination, the aggregate amount of all Indebtedness of Foamex and its Subsidiaries required to be shown as a liability on a consolidated balance sheet of Foamex and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness of Foamex and its Subsidiaries of the type referred to in (a) clause (b) of the definition of “Indebtedness” to the extent undrawn or reimbursed and (b) clause (c) of the definition of “Indebtedness.”

“Consolidated Interest Expense” means, for any period, the total consolidated cash interest expense of Foamex and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, net of cash interest income; provided that (i) to the extent directly related to the Transactions, fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (ii) Consolidated Interest Expense shall be calculated after giving effect to Swap Contracts (including associated costs), but excluding unrealized gains and losses with respect to Swap Contracts.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed, refinanced or permanently repaid or extinguished during the relevant Test Period in connection with Permitted Acquisitions and Asset Sales (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1,000,000 and any Asset Sales yielding gross proceeds of less than $1,000,000) as if such incurrence, assumption, refinancing, repayment or extinguishing had been effected on the first day of such period.

For any four quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated by multiplying Consolidated Interest Expense for the period from the Closing Date through such date of determination by 364 and dividing the product thereof by the difference of (x) 364 minus (y) the number of days from the last day of such period to the first anniversary of the Closing Date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Foamex and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such consolidated net income (to the extent otherwise included therein): the income (or loss) of any Person (other than a Subsidiary of Foamex over which Foamex exercises Control) in which any Person other than Foamex and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Foamex or any of its Subsidiaries during such period.

“Contingent Obligations at Termination” means, at the time of the termination of this Agreement, Obligations either (i) constituting contingent indemnification obligations with respect to events, acts or conditions that (x) occur after (and do not exist at the time of such termination) or (y) as to which none of the Loan Parties, the Administrative Agent nor any of the Lenders have knowledge at the time of such termination or (ii) in respect of cash-management services not yet due.

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“Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Rate Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” has the meaning specified in the Intercreditor Agreement.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Credit Support” has the meaning specified in Section 1.4(a).

“Debt Issuance” means the incurrence by any Loan Party of any Indebtedness after the Closing Date (other than as permitted by Section 7.16).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including the Bankruptcy and Insolvency Act (Canada) and the CCAA.

“Debtors” has the meaning specified in the recitals hereto.

“Default” means any event, condition or circumstance which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or both, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by two percent (2%) per annum.

“Defaulting Lender” has the meaning specified in Section 12.15(c).

“Deposit Accounts” means all deposit accounts as such term is defined in the UCC, now or hereafter held in the name of a Loan Party.

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“Designated Account” has the meaning specified in Section 1.2(c).

“DIP Administrative Agent” has the meaning specified in the recitals hereto.

“DIP Credit Agreement” has the meaning specified in the recitals hereto.

“DIP Lenders” has the meaning specified in the recitals hereto.

“DIP Letters of Credit” has the meaning specified in the recitals hereto.

“DIP LIBOR Rate Revolving Loans” means LIBOR Rate Revolving Loans (as defined in the DIP Credit Agreement).

“Disclosure Statement” means the second amended disclosure statement of the Debtors, describing the Plan of Reorganization (and the transactions and events contemplated thereby), filed with the Bankruptcy Court on November 27, 2006, as amended by the first supplement thereto approved by the Bankruptcy Court on December 20, 2006.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the date that is six months following the Stated Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six months following the Stated Termination Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations (other than Contingent Obligations at Termination), termination of all Commitments and cancellation and return of all Letters of Credit (other than those Letters of Credit or related Credit Support for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(g)); provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is six months following the Stated Termination Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations, the termination of all Commitments and the cancellation and return of all Letters of Credit (other than those Letters of Credit or related Credit Support for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(g)).

“Documents” means, with respect to a Loan Party, all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by such Loan Party.

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“Dollar” and “$” mean dollars in the lawful currency of the United States. Unless otherwise specified, all payments under this Agreement shall be made in Dollars.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Foamex which is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“Effective Date” has the meaning specified in the Plan of Reorganization.

“Electronic Borrowing Notice Delivery System” means the electronic system established by the Administrative Agent for the delivery to the Administrative Agent of Notices of Borrowing and Notices of Continuation/Conversion.

“Eligible Accounts” means, with respect to a Borrower or Foamex Canada, the Accounts of such Borrower or Foamex Canada, as the case may be, which the Administrative Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts of a Borrower or Foamex Canada shall not, unless the Administrative Agent in its sole discretion elects, include any Account of such Borrower or Foamex Canada, as the case may be:

(a)          with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past due from the original invoice due date;

(b)          with respect to which any of the representations, warranties, covenants or agreements contained in this Agreement, the U.S. Security Agreement or the Canadian Security Agreement, as applicable, are incorrect or have been breached;

(c)          with respect to which Account (or any other Account due from such Account Debtor, whether owing to such Borrower or Foamex Canada or any other Borrower), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received and either (i) presented for payment and returned uncollected because of closure of the account on which the item was drawn or (ii) twice presented for payment and returned uncollected for insufficient funds or (iii) after first being presented for payment and returned uncollected for insufficient funds such Borrower or Foamex Canada, as the case may be, failed to promptly present for a second time such check, promissory note, draft, trade acceptance or other instrument for payment;

(d)          which represents a progress billing (as hereinafter defined); for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Borrower’s or Foamex Canada’s, as the case may be, completion of any further performance under the contract or agreement;

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(e)          with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, consolidation, adjustment of debts, adjudication as a bankrupt, winding-up or other relief under the bankruptcy, insolvency, winding-up, liquidation or similar laws of the United States or any state or territory thereof, of Canada or any province thereof, or of any other foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code or “trustee” under the Bankruptcy and Insolvency Act of Canada; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States, Canada or otherwise, including applicable corporate statutes, the Bankruptcy and Insolvency Act of Canada and the CCAA) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)           if fifty percent (50%) or more of the aggregate Dollar amount (with any Account payable in Canadian dollars being converted to Dollars for this purpose) of outstanding Accounts owed at such time to the Borrowers and Foamex Canada by the Account Debtor thereon is classified as ineligible under one or more of the other criteria set forth in the definition of “Eligible Accounts” (other than clause (j) thereof);

(g)          owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada; or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof, as the case may be; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other political subdivision thereof, or of any department, agency, public corporation or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit reasonably satisfactory to the Administrative Agent;

(h)          owed by an Account Debtor which is an Affiliate or employee of any Borrower or Foamex Canada;

(i)           except as provided in clause (k) below, with respect to which either the perfection, enforceability or validity of the Agent’s Liens in such Account, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, provincial, state or local statutory requirements other than those of the UCC (in the case of a Borrower) or the PPSA or Civil Code of Quebec (in the case of Foamex Canada);

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(j)           owed by an Account Debtor to which any Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor (whether such Account is owing to such Borrower or Foamex Canada, as the case may be, or any other Borrower); but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k)          owed by the government of the United States of America or Canada, or any department, agency, public corporation or other instrumentality thereof, except if such Account is owed to a Borrower by the government of the United States or any department, agency, public corporation or other instrumentality thereof to the extent the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Agent’s Liens therein, have been complied with to the Administrative Agent’s satisfaction with respect to such Account;

(l)           owed by any state, province, municipality or other political subdivision of the United States of America or Canada, or any department, agency, public corporation or other instrumentality thereof, in each case, as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;

(m)         which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(n)          which Account (or any other Account due from such Account Debtor, whether owing to such Borrower or Foamex Canada or any other Borrower) is evidenced by a promissory note or other instrument or by chattel paper;

(o)          if the Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is materially impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(p)          with respect to which the Account Debtor is located in any state or province requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower or Foamex Canada, as the case may be, to seek judicial enforcement in such state or province of payment of such Account, unless such Borrower or Foamex Canada, as the case may be, (i) has qualified to do business in such state or province or has filed a Notice of Business Activities Report or equivalent report for the then current year or (ii) the failure to have done so may be cured (both prospectively with respect to after arising Accounts and retroactively with respect to existing Accounts) by payment of a nominal amount and/or the filing of the requisite applications and reports;

(q)          which arises out of a sale not made in the ordinary course of such Borrower’s or Foamex Canada’s, as applicable, business;

(r)           with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise

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to such Account have not been performed by such Borrower or Foamex Canada, as the case may be, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(s)           owed by an Account Debtor which, together with any Affiliates of such Account Debtor, is obligated to the Borrowers and Foamex Canada respecting Accounts the aggregate unpaid balance of which exceeds (i) in the case of any Account Debtor other than Johnson Controls, Inc., twenty percent (20%) of the aggregate unpaid balance of all Eligible Accounts owed to the Borrowers and Foamex Canada at such time by all of the Borrowers’ and Foamex Canada’s Account Debtors, or (ii) in the case of Johnson Controls, Inc., thirty percent (30%) of the aggregate unpaid balance of all Eligible Accounts owed to the Borrowers and Foamex Canada at such time by all of the Borrowers’ and Foamex Canada’s Account Debtors, but in each case only to the extent of such excess;

(t)           which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(u)          with respect to which an invoice has not been mailed or otherwise transmitted to the applicable Account Debtor; or

(v)	which is not payable in Dollars or Canadian dollars.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $1,000,000,000; (b) any Lender; (c) any Affiliate of any Lender and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Administrative Agent.

“Embargoed Person” has the meaning specified in Section 7.30.

“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any Loan Party and/or one or more of its Subsidiaries or with respect to which any Loan Party and/or one or more of its Subsidiaries could incur liability.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages,

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contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Compliance Reserve” means any reserve which the Administrative Agent establishes in its reasonable discretion after prior written notice to the Borrowers (or Foamex on behalf of the Borrowers) from time to time for amounts that are reasonably likely to be expended by any Borrower or Foamex Canada in order for such Borrower or Foamex Canada, as the case may be, and its operations and property (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws, or (b) to correct any such material non-compliance identified in a report delivered to the Administrative Agent and the Lenders pursuant to Section 7.9(b).

“Environmental Law” means any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to pollution or protection of the Environment or to protection of public health as it relates to Releases of or exposure to Hazardous Materials, or to the Release or threatened Release of Hazardous Materials, or natural resource damages and any and all Environmental Permits.

“Environmental Permit” means any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Contribution” has the meaning specified in the recitals hereto.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” means D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd., and Sunrise Partners Limited Partnership, or their respective Controlled Investment Affiliates.

“Equity Issuance” means, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests in Holdings or (ii) any contribution to the capital of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the

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Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event or Termination Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or an employer under the PBA or other Law or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or other Law; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or plan regulated or governed by the PBA or other applicable legislation or notification that a Multiemployer Plan or plan regulated or governed by the PBA is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA or other Law, or the commencement of proceedings by the PBGC or other applicable Governmental Authority to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA or other Law for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, the PBA or other applicable legislation of any jurisdiction, upon any Loan Party or any ERISA Affiliate; (g) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived (or for years for which funding requirements are governed by the Pension Protection Act of 2006 (the “PPA”), any failure to satisfy the applicable minimum funding standard under Section 412(a)(2) of the Code, whether or not waived), the failure to make by its due date a required installment under Section 412(m) of the Code (or, for years for which the PPA applies to any Pension Plan, Section 430(j) of the Code) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan or a Foreign Plan; (h) the making of any amendment to any Pension Plan which could result in the imposition of a Lien or the posting of a bond or other security; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party; or (j) with respect to any Pension Plan of Foamex Canada, any failure to make a mandatory contribution in respect of such Pension Plan.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Base Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

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“Excluded Taxes” means (A) Taxes imposed on, or measured by, the recipient’s net income imposed by a Governmental Authority as a result of a present or former connection (other than solely as a result of the execution, delivery, performance, filing, recording, or enforcement of this Agreement or any of the other Loan Documents) between the recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein, (B) any franchise tax, branch profits tax or capital or net worth tax imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (A) above and (C) backup withholding taxes imposed by Code section 3406.

“Executive Order” has the meaning specified in Section 6.22.

“Extraordinary Receipts” means any insurance proceeds or condemnation awards received by any Loan Party in respect of any inventory, equipment, fixed assets or real property (including any improvements thereon) to replace or repair such inventory, equipment, fixed assets or real property or reimburse such Loan Party for amounts previously expended for such replacement or repair.

“Facilities” has the meaning specified in the recitals hereto.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” or “FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means the fee letter dated October 13, 2006 among the Bank, Banc of America Securities LLC, Morgan Stanley Senior Funding, Inc., Barclays Capital, Holdings and Foamex.

“Filing Date” means the date on which the Chapter 11 Case was commenced.

“Final Order” means an order of the Bankruptcy Court (a) as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (b) if an appeal, notice of appeal, writ of certiorari, reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court shall have been affirmed by the

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highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move or reargument or rehearing shall have expired; provided, however, that, with respect to an order of the Bankruptcy Court, the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

“Financial Officer” means, of any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.1 and 6.5 or any other financial statements required to be given to the Administrative Agent or the Lenders pursuant to this Agreement.

“Financial Statements Date” has the meaning specified in Section 6.12(a).

“First Lien Term Administrative Agent” means the “Administrative Agent” as defined in the First Lien Term Credit Agreement.

“First Lien Term Collateral Agent” means the “Collateral Agent” as defined in the First Lien Term Credit Agreement.

“First Lien Term Credit Agreement” means (i) that certain First Lien Term Credit Agreement dated as of the date hereof among Foamex, Holdings, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, Barclays Capital and Morgan Stanley Senior Funding, Inc., as co-syndication agents, Banc of America Securities LLC, Barclays Capital and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and Banc of America Securities LLC as sole bookrunning manager, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred (subject to the limitations set forth herein and in the Intercreditor Agreement) to extend, refinance or replace in whole or in part the indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent First Lien Term Credit Agreement (each as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement), unless such agreement or instrument expressly provides that it is not intended to be and is not a First Lien Term Credit Agreement hereunder. Any reference to the First Lien Term Credit Agreement hereunder shall be deemed a reference to any First Lien Term Credit Agreement then in existence.

“First Lien Term Facility” has the meaning specified in the recitals hereto.

“First Lien Term Loan Documents” means the First Lien Term Credit Agreement and the other “Loan Documents” as defined in the First Lien Term Credit Agreement, including security documents, guaranties and the notes issued thereunder.

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“First Lien Term Loans” means the loans made under the First Lien Term Credit Agreement.

“First Lien Term Obligations” means (a) obligations of Foamex and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the First Lien Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of Foamex and the other Loan Parties under the First Lien Term Credit Agreement and the other First Lien Term Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Foamex and the other Loan Parties under or pursuant to the First Lien Term Credit Agreement and the other First Lien Term Loan Documents.

“First Lien Term Secured Parties” means, collectively, (i) the First Lien Term Administrative Agent, (ii) the First Lien Term Collateral Agent, (iii) each other agent under the First Lien Term Credit Agreement, (iv) each Person that is a lender under the First Lien Term Credit Agreement and (v) each other Secured Party (as defined in the First Lien Term Credit Agreement).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Loan Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Fiscal Year” means Foamex’s fiscal year for financial accounting purposes. The current Fiscal Year of Foamex will end on December 30, 2007.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period of Foamex, the ratio of (x) that amount equal to (1) Consolidated EBITDA for such fiscal period less (2) the sum of (A) unfinanced Capital Expenditures made by the Loan Parties and the Mexican Subsidiaries during such fiscal period and (B) income taxes of any and all of Holdings and its Subsidiaries paid in cash during such fiscal period to (y) Fixed Charges for such fiscal period.

“Fixed Charges” means, with respect to any fiscal period of Foamex on a consolidated basis in accordance with GAAP, the sum of (i) cash interest expense of Foamex and its Subsidiaries paid during such fiscal period and (ii) scheduled principal payments of Indebtedness of Foamex and its Subsidiaries paid or required to be paid during such fiscal period.

“FMXI” means FMXI, LLC, a Delaware limited liability company.

“Foamex” has the meaning specified in the introductory paragraph hereof.

“Foamex Canada” means Foamex Canada Inc., a Canadian corporation.

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“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Holdings or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Foamex which is not incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” means, with respect to a Loan Party, all of such Loan Party’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Loan Party of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Intellectual Property, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Loan Party in connection with the termination of any Pension Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Loan Party from any Pension Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Loan Party is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Loan Party.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any applicable law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or

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into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantor” means Holdings, FMXI, each other Parent Company, each Borrower, each of the present and future Domestic Subsidiaries and Canadian Subsidiaries of Foamex and Foamex Canada.

“Hazardous Materials” means the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Loan Party’s or a Mexican Subsidiary’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdings” has the meaning specified in the introductory paragraph hereof.

“Improvements” means, with respect to any Property, all on-site improvements to the Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Property and/or in such improvements.

“Indebtedness” means, as to any Person at a particular time, the following (without duplication):

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under or with respect to letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course and any earn-out obligation until such earn-out obligation is recorded as a liability on the balance sheet of such Person in accordance with GAAP);

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(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such Indebtedness shall not exceed the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such indebtedness;

(f)	Capital Lease Obligations and Synthetic Lease Obligations;

(g)          all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Equity Interests in Holdings from present or former officers, directors or employees of Holdings, Foamex or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)	Attributable Indebtedness of such Person; and
(i)	all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 14.11.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Instruments” means, with respect to a Loan Party, all instruments as such term is defined in the UCC, now owned or hereafter acquired by such Loan Party.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 7.4 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other

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body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” has the meaning specified in Section 6.18.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit G.

“Interest Period” means, as to any LIBOR Rate Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Rate Loan, and ending (subject to clause (i) of the proviso at the end of Section 1.2(b)(i)) on the date one, two, three or six months (or, if agreed to by all the Lenders, nine or twelve months) thereafter as selected by the applicable Borrower in its Notice of Borrowing or Notice of Continuation/Conversion (or telephonic notice in lieu thereof), provided that:

(a)          if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

“Inventory” means, with respect to a Loan Party or a Mexican Subsidiary, all of such Loan Party’s or such Mexican Subsidiary’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Loan Party’s or such Mexican Subsidiary’s, as the case may be, business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

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For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof, but net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale.

“Investment Property” means, with respect to a Loan Party, all of such Loan Party’s right title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Landlord Access Agreement” means a Landlord Access Agreement, substantially in the form of Exhibit H, or such other form as may reasonably be acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof and shall include the Administrative Agent to the extent of any Agent Advance outstanding and the Bank to the extent of any Non-Ratable Loan outstanding; provided that no such Agent Advance or Non-Ratable Loan shall be taken into account in determining any Lender’s Pro Rata Share.

“Letter of Credit” has the meaning specified in Section 1.4(a).

“Letter of Credit Fee” has the meaning specified in Section 2.6.

“Letter of Credit Issuer” means the Bank or any Affiliate of the Bank or any other financial institution approved by Foamex and the Administrative Agent that issues any Letter of Credit pursuant to this Agreement.

“Letter-of-Credit Rights” means, with respect to a Loan Party, letter-of-credit rights as such term is defined in the UCC, now owned or hereafter acquired by such Loan Party,

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including rights to payments or performance under a letter of credit, whether or not such Loan Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“Letter of Credit Subfacility” means $45,000,000.

“LIBOR Interest Payment Date” means, with respect to a LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Termination Date; provided that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be LIBOR Interest Payment Dates.

“LIBOR Rate” means, for any Interest Period, with respect to LIBOR Rate Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate =	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one such rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Administrative Agent as the rate of interest at which dollar deposits in the approximate amount of the LIBOR Rate Loan comprising part of such Borrowing would be offered by the Bank’s London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Rate Loans” means, collectively, the LIBOR Rate Revolving Loans.

“LIBOR Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, deemed trust, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital

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lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Account” means, with respect to each Borrower, the loan account of such Borrower, which account shall be maintained by the Administrative Agent.

“Loan Documents” means this Agreement, the Fee Letter, the Canadian Guarantee, the Canadian Security Documents, the Intercreditor Agreement, the U.S. Security Agreement, the Mexican Security Documents, the Mortgages, the Blocked Account Agreements and any other agreements, instruments and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to any of the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Loan Party” means each Borrower and each Guarantor.

“Loans” means, collectively, all loans and advances provided for in Article 1.

“Majority Lenders” means at any time Lenders whose Pro Rata Shares aggregate more than 50%.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, operations, properties, condition (financial or otherwise) or results of operations of Foamex and its Subsidiaries, taken as a whole, or the Accounts, taken as a whole, or the Collateral, taken as a whole; (b) material impairment of the ability of the Loan Parties (taken as a whole) to fully and timely perform their obligations under any Loan Document; (c) material impairment of the rights or remedies available to the Lenders or the Administrative Agent under any Loan Document; or (d) a material adverse effect on the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens required under the Loan Documents.

“Maximum Rate” has the meaning specified in Section 2.3.

“Maximum Revolver Amount” means $175,000,000, as such amount may be adjusted from time to time in accordance with the terms hereof.

“Mexican Security Documents” means, collectively, (i) the Acuña Mexican Pledge Agreement among Foamex, the Administrative Agent and the custodian party thereto and (ii) the Juarez Mexican Pledge Agreement among Foamex, the Administrative Agent and the custodian party thereto and all documents, agreements and instruments executed in connection with the foregoing, which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mexican Subsidiaries” means, collectively, Grupo Foamex de Mexico, S.A. de C.V., Foamex de Mexico, S.A. de C.V., Foamex de Cuautitlán S.A. de C.V., Foamex de Juárez,

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S.A. de C.V. and Foamex de Acuña, S.A. de C.V., in each instance, so long as such entity is a Subsidiary of a Loan Party.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust, leasehold mortgage, hypothecation, leasehold deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property to secure any Obligations, which shall be substantially in form and substance reasonably satisfactory to the Administrative Agent and Foamex, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (a) each Real Property identified as a Mortgaged Property on Schedule 8.1(e) and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.10(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Amount of Eligible Accounts” means, at any time with respect to a Borrower or Foamex Canada, the gross amount of Eligible Accounts of such Borrower or Foamex Canada, as the case may be, less, without duplication, sales, excise or similar taxes with respect to Accounts of such Borrower or Foamex Canada, as the case may be, and less returns, discounts, claims, credits and allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts.

“Net Cash Proceeds” means:

(a)          with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds of such Asset Sale received by any Loan Party or any Mexican Subsidiary (including cash proceeds subsequently received (as and when received by any Loan Party or any Mexican Subsidiary) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Foamex’s good faith estimate of other taxes paid or payable (including any payments required to be made pursuant to the Tax Sharing Agreement) resulting from such sale or prepayment); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale, (y) any adjustment in sale price or (z) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts, net of Tax Sharing Agreement requirements, shall constitute Net Cash Proceeds); (iii) Foamex’s good faith estimate of payments

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required to be made within 90 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds, net of Tax Sharing Agreement requirements, shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any obligations which are secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such obligations assumed by the purchaser of such properties); and (v) other reasonable fees and expenses actually incurred in connection therewith;

(b)          with respect to any Debt Issuance or any issuance or sale of Equity Interests by any Loan Party, the cash proceeds thereof, net of reasonable fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith; and

(c)          with respect to any Extraordinary Receipts, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Extraordinary Receipts and net of (i) any portion of such proceeds, awards or compensation constituting reimbursement or compensation for amounts previously paid (or estimated in good faith will be required to be paid) by any Loan Party in respect of the theft, loss, destruction, damage or other similar event relating to such Extraordinary Receipts, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any obligations which are secured by a Lien on the properties which are the basis of such Extraordinary Receipts (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such receipt) and which is repaid with such proceeds, and (iii) transfer and similar taxes and Foamex’s good faith estimate of other taxes paid or payable (including any payments required to be made pursuant to the Tax Sharing Agreement) result from such Extraordinary Receipts or such prepayment.

“Non-Guarantor Subsidiary” means any Subsidiary of Foamex that is not a Guarantor.

“Non-Ratable Loan” and “Non-Ratable Loans” have the meanings specified in Section 1.2(h).

“Notice of Borrowing” has the meaning specified in Section 1.2(b).

“Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b).

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Loan Parties to the Administrative Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether

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arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest (including, but not limited to, any interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in whole or in part in any such proceeding), charges, expenses, fees, attorneys’ fees, filing fees (including, but not limited to, any fees or expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not allowed or allowable in whole or in part as a claim in any such proceeding) and any other sums chargeable to any of the Loan Parties hereunder or under any of the other Loan Documents. “Obligations” includes, without limitation and in any event, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit (including, without limitation, DIP Letters of Credit) and (b) all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products.

“OFAC” has the meaning specified in Section 6.22.

“Officer’s Certificate” means a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.

“on” when used with respect to any Property or any property adjacent to any Property, means “on, in, under, above or about.”

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, excluding, however, any such taxes imposed solely as a result of an assignment or other transfer by a Lender of its Loans to another Person (other than an assignment or other transfer that occurs at a Borrower’s request or with a Borrower’s consent).

“Parent Company” means Holdings, FMXI or any of their direct or indirect wholly owned Subsidiaries that is a parent company of Foamex.

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“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender in accordance with Section 11.2 of this Agreement.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Foamex, dated as of December 14, 1993, between Holdings and FMXI, as amended by the First Amendment thereto dated as of June 28, 1994, the Second Amendment thereto dated as of June 12, 1997, the Third Amendment thereto dated as of December 23, 1997, the Fourth Amendment thereto dated as of February 27, 1998, the Fifth Amendment thereto dated as of March 25, 2002 and the Sixth Amendment thereto dated as of December 28, 2006, as such agreement may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Payment Account” means each bank account established pursuant to the U.S. Security Agreement or Canadian Security Agreement to which the proceeds of Accounts and certain other Collateral are deposited or credited and which is maintained in the name of the Administrative Agent or the applicable Loan Party, as the Administrative Agent may determine, on terms reasonably acceptable to the Administrative Agent.

“PBA” means the Pension Benefits Act of Ontario or any other Canadian federal, provincial or territorial statute in relation to Plans sponsored by Foamex Canada and all regulations thereunder as amended from time to time and any successor legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Administrative Agent which have not yet been advanced.

“Pension Plan” means (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (ii) any Foreign Plan.

“Perfection Certificate” means a certificate in the form of Exhibit I.

“Permitted Acquisition” means, with respect to any Loan Party, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of 50% of the Equity Interests of any Person; or (c) merger or consolidation or any other combination with Foamex or any Subsidiary, if each of the following conditions is met:

(i)	no Default then exists or would result therefrom;

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(ii)          after giving effect to such transaction on a Pro Forma Basis from the financial information most recently delivered to the Administrative Agent pursuant to Section 5.1(a) or (b) (together with any financial information provided pursuant to clause (iv) below or, if no such financial information is required under such clause (iv), other similar financial information), Foamex and the other Loan Parties shall be in compliance with the financial covenant set forth in Section 7.25 hereof to the extent then applicable (assuming, for purposes of Section 7.25 hereof, that such transaction, and all other Permitted Acquisitions and Asset Sales (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1,000,000 and Asset Sales yielding gross proceeds of less than $1,000,000) consummated since the first day of the relevant Test Period for the financial covenant set forth in Section 7.25 hereof ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

(iii)        the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(iv)         with respect to any transaction involving Acquisition Consideration of more than $25,000,000, Foamex shall have provided the Administrative Agent for delivery to the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available) and unaudited financial statements thereof for the most recent interim period which are available, including in each case, if available, footnotes thereto, (B) reasonably detailed projections through the Stated Termination Date pertaining to the Person or business to be acquired and updated projections for Foamex after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent;

(v)          at least 3 Business Days (or 5 Business Days in the event adjustments requiring acceptance by the Administrative Agent in accordance with clause (iii) of the definition of “Pro Forma Basis”) prior to the proposed date of consummation of the transaction, Foamex shall have delivered to the Administrative Agent an Officer’s Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing compliance with clause (ii) above), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect;

(vi)         the aggregate amount of Acquisition Consideration for Permitted Acquisitions consummated in any Fiscal Year, reduced by (x) the aggregate amount of Net Cash Proceeds received during such Fiscal Year on account of any sale, transfer or other disposition by Foamex or any Subsidiary Guarantor of any asset acquired pursuant to a Permitted Acquisition and (y) the aggregate amount of Acquisition Consideration for Permitted Acquisitions in such Fiscal Year which consisted of Equity Interests of Foamex

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or any Parent Company, which Equity Interests were otherwise permitted to be issued hereunder, shall not exceed $50,000,000 (provided, however, that (x) if the aggregate amount of Acquisition Consideration for Permitted Acquisitions consummated in any Fiscal Year shall be less than the maximum amount of Acquisition Consideration for Permitted Acquisitions permitted under this clause (vi) for such Fiscal Year (before giving effect to any carryover), then the amount of such shortfall may be added to the amount of Acquisition Consideration for Permitted Acquisitions permitted under this clause (vi) for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such Fiscal Year (before giving effect to any carryover or the Available Equity Issuance Amount)) plus the Available Equity Issuance Amount plus an amount equal to the Net Cash Proceeds from the Asset Sale described in Section B of Schedule 7.17 not otherwise reinvested in accordance with Section 2.03(b)(ii) of the First Lien Term Credit Agreement or applied to the prepayment of First Lien Term Loans under the First Lien Term Credit Agreement; and

(vii)       the aggregate amount of Acquisition Consideration for all Permitted Acquisitions since the Closing Date, reduced by (x) the aggregate amount of Net Cash Proceeds received on account of any sale, transfer or other disposition by Foamex or any Subsidiary Guarantor of any asset acquired pursuant to a Permitted Acquisition occurring after the Closing Date and (y) the aggregate amount of Acquisition Consideration for Permitted Acquisitions after the Closing Date which consisted of Equity Interests of Foamex or any Parent Company, which Equity Interests were otherwise permitted to be issued hereunder, shall not exceed $150,000,000 plus the Available Equity Issuance Amount plus an amount equal to the Net Cash Proceeds from the Asset Sale described in Section B of Schedule 7.17 not otherwise reinvested in accordance with Section 2.03(b)(ii) of the First Lien Term Credit Agreement or applied to the prepayment of First Lien Term Loans under the First Lien Term Credit Agreement.

“Permitted Liens” has the meaning specified in Section 7.14.

“Permitted Tax Distributions” means payments, dividends or distributions by Foamex to any Parent Company in order to pay consolidated or combined federal, state, provincial, local or foreign Taxes to the extent such Taxes do not exceed an amount attributable to the taxable income of any Parent Company that is directly attributable to Foamex or Foamex’s Subsidiaries, to the extent such Taxes are not payable directly by Foamex or any of its Subsidiaries, which payments, dividends and distributions by Foamex are not in excess of the Tax liabilities that are payable by any Parent Company.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority or any other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA or other applicable laws of any jurisdiction) which any Loan Party sponsors or maintains or to

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which any Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Plan of Reorganization” has the meaning specified in the recitals hereto.

“Platform” has the meaning specified in Section 5.2.

“PPA” has the meaning specified in the definition of “ERISA Event”.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other jurisdiction (including the Civil Code of Quebec) the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforceability, enforcement, validity or effect of security interests or hypothecs.

“Premises” has the meaning specified in the applicable Mortgage.

“Prepetition Administrative Agent” has the meaning specified in the recitals hereto.

“Prepetition Credit Agreement” has the meaning specified in the recitals hereto.

“Prepetition Lenders” has the meaning specified in the recitals hereto.

“Pro Forma Basis” means on a pro forma basis with such adjustments as the chief financial officer or treasurer of Foamex shall reasonably and in good faith determine to be appropriate to give effect to the Permitted Acquisition or Asset Sale and any incurrence or repayment of Indebtedness in connection therewith; provided that either (i) the net positive amount of all such adjustments for any Permitted Acquisition shall not exceed 10% of the increase in Consolidated EBITDA from such Permitted Acquisition for the applicable Test Period, (ii) such adjustments would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act, or (iii) such adjustments are deemed acceptable by the Administrative Agent in its sole discretion.

“Pro Rata Share” means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the amounts of all of the Lenders’ Commitments at such time (or if no Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender at such time (after giving effect to such Lender’s participation in Non-Ratable Loans, Agent Advances, Letters of Credit and Credit Support) and the denominator of which is the aggregate amount of the Obligations owed to all Lenders at such time (after giving effect to each Lenders’ participation in Non-Ratable Loans, Agent Advances, Letters of Credit and Credit Support)).

“Property” means, with respect to any Mortgage, the property, Improvements and all other property constituting the “Mortgaged Property,” as described in the Mortgage, or subject to a right, lien or security interest to secure any Obligations pursuant to any other Loan Document.

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“Public Lender” has the meaning specified in Section 5.2.

“Qualified Capital Stock” means, of any Person, any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys, accountants, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate more than 66-2/3%.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or commissioner or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability or Eligible Accounts, established by the Administrative Agent from time to time in the Administrative Agent’s reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Administrative Agent’s credit judgment: (a) Bank Product Reserves, (b) a reserve for accrued, unpaid interest on the Obligations, (c) Environmental Compliance Reserves, (d) dilution, (e) warehousemen’s or bailees’ charges, (f) reserves for taxes, assessments and other governmental charges which are delinquent beyond applicable grace periods provided by Law or the relevant Governmental Authority, (g) reserves for accrual of rebates, (h) reserves for cash discount accruals and (i) additionally as regards Foamex Canada, reserves established by the Administrative Agent for amounts secured by any Liens, choate or inchoate, which, under applicable Law, rank or which could reasonably be expected to rank in priority to the Administrative Agent’s and/or Lenders’ Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, any such amounts due and not paid for wages, vacation pay, severance pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, excise tax, tax payable pursuant to Part IX of

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the Excise Tax Act (Canada) (net of GST input credits) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property) and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan or the PBA, or any similar statutory or other claims that, under applicable Law, would have or might have priority over any Liens granted to Administrative Agent in the future.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” means, with respect to a Borrower, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer or the assistant treasurer of such Borrower or any other officer of such Borrower having substantially the same authority and responsibility.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Holdings or any of its Subsidiaries, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of any Parent Company, Foamex or any of its Subsidiaries.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.2 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Facility” has the meaning specified in the recitals hereto.

“Revolving Loan Application Order” means, with respect to payments, prepayments or the cash collateralization of Revolving Loan Obligations pursuant to clause fourth of Section 3.8(ii), the following order of priority: first, to pay or prepay principal of the Non-Ratable Loans and Agent Advances; second, to pay or prepay principal of the Revolving Loans (other than Non-Ratable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit and Credit Support; and third, to pay an amount to the Administrative Agent equal to all outstanding Obligations in respect of Letters of Credit and Credit Support to be held as cash collateral for such Obligations.

“Revolving Loan Balance” means, at any date of determination, the sum of (a) the aggregate unpaid principal balance of all Revolving Loans, (b) one hundred percent (100%) of

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the aggregate undrawn amount of all outstanding Letters of Credit and (c) the aggregate amount of any unpaid reimbursement obligations in respect of all Letters of Credit.

“Revolving Loan Obligations” means, at any time, collectively and without duplication, (a) all outstanding Revolving Loans at such time, (b) all outstanding Obligations in respect of Letters of Credit and Credit Support at such time and (c) all unpaid reimbursement obligations in respect of all Letters of Credit and Credit Support at such time.

“Revolving Loans” has the meaning specified in Section 1.2 and includes each Agent Advance and Non-Ratable Loan.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or any foreign Governmental Authority exercising similar functions.

“Second Lien Term Administrative Agent” means the “Administrative Agent” as defined in the Second Lien Term Credit Agreement.

“Second Lien Term Collateral Agent” means the “Collateral Agent” as defined in the Second Lien Term Credit Agreement.

“Second Lien Term Credit Agreement” means (i) that certain Second Lien Term Credit Agreement dated as of the date hereof among Foamex, Holdings, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, Barclays Capital and Morgan Stanley Senior Funding, Inc., as co-syndication agents, Banc of America Securities LLC, Barclays Capital and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and Banc of America Securities LLC as sole bookrunning manager, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred (subject to the limitations set forth herein and in the Intercreditor Agreement) to extend, refinance or replace in whole or in part the indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent Second Lien Term Credit Agreement (each as amended, restated or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement), unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Term Credit Agreement hereunder. Any reference to the Second Lien Term Credit Agreement hereunder shall be deemed a reference to any Second Lien Term Credit Agreement then in existence.

“Second Lien Term Loan Documents” means the Second Lien Term Credit Agreement and the other “Loan Documents” as defined in the Second Lien Term Credit Agreement, including security documents, guaranties and the notes issued thereunder.

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“Second Lien Term Loans” means the loans made under the Second Lien Term Credit Agreement.

“Second Lien Term Obligations” means (a) obligations of Foamex and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Second Lien Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of Foamex and the other Loan Parties under the Second Lien Term Credit Agreement and the other Second Lien Term Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Foamex and the other Loan Parties under or pursuant to the Second Lien Term Credit Agreement and the other Second Lien Term Loan Documents.

“Second Lien Term Secured Parties” means, collectively, (i) the Second Lien Term Administrative Agent, (ii) the Second Lien Term Collateral Agent, (iii) each other agent under the Second Lien Term Credit Agreement and (iv) each Person that is a lender under the Second Lien Term Credit Agreement.

“Second Lien Term Facility” has the meaning specified in the recitals hereto.

“Secured Obligations” means the Obligations.

“Secured Parties” means, collectively, (i) the Administrative Agent, (ii) each other agent under this Agreement, (iii) the Lenders, the Bank and the Letter of Credit Issuers, (iv) with respect to Secured Obligations under Section 14.11, the Indemnified Persons and (v) with respect to Secured Obligations relating to Bank Products, the Persons holding any such Secured Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.

“Securities Collateral” has the meaning specified in the U.S. Security Agreement.

“Security Agreement” means the U.S. Security Agreement.

“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the U.S. Security Agreement, the Canadian Security Agreement or any other Canadian Security Document (a) on the Closing Date or (b) thereafter pursuant to Section 7.10.

“Settlement” and “Settlement Date” have the meanings specified in Section 12.15(a)(ii).

“Significant Subsidiary” has the meaning specified in Rule 1.02(w) of Regulation S-X under the Securities Act.

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“Solidary Claim” has the meaning specified in Section 12.17(b).

“Solvency Certificate” means a certificate signed by a Responsible Officer of Foamex, substantially in the form of Exhibit J.

“Stated Termination Date” means the fifth Anniversary Date.

“Subordinated Indebtedness” means Indebtedness of Foamex or any other Loan Party that is by its terms subordinated in right of payment to the Obligations, the First Lien Term Obligations and the Second Lien Term Obligations of Foamex or such other Loan Party, as applicable.

“Subsidiary” means, of a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person or any other Person which is required to be consolidated with such Person in the consolidated financial statements of such Person in accordance with GAAP; provided that Foamex Asia Co., Ltd., a private limited company organized under the laws of the Kingdom of Thailand (“Foamex Thailand”), shall not be deemed to be a Subsidiary of Foamex for so long as Foamex does not have direct or indirect control of the management of such Person. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Foamex.

“Subsidiary Guarantors” means, collectively, each existing and future direct and indirect Subsidiary of Foamex that is a Guarantor.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than one year prior to the date of delivery thereof unless there shall have occurred within one year prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, or right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, provided that the surveys delivered pursuant to Section 8.1(e)(viii) shall be dated as of a date reasonably satisfactory to the Administrative Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such

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Mortgaged Property and issue the endorsements of the type required under the definition of “Title Policy” hereunder or (b) otherwise reasonably acceptable to the Administrative Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Sharing Agreement” means the First Amended and Restated Tax Sharing Agreement, dated as of December 14, 1993, among Foamex, Holdings and FMXI, as amended on June 12, 1997, as further amended on December 23, 1997, as further amended on February 27, 1998, as further amended on December 28, 2006 and as further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Facilities” has the meaning specified in the recitals hereto.

“Termination Date” or “Revolving Loan Commitment Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date this Agreement is terminated either by the Borrowers pursuant to Section 3.2 or by the Majority Lenders pursuant to Section

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9.2 and (iii) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Termination Event” means (a) the withdrawal of any Loan Party or any Subsidiary from a Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Pension Plan or the treatment of a Pension Plan amendment as a termination thereof; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Pension Plan; or (d) with respect to Foamex Canada, any other event or condition which is reasonably likely to constitute grounds for the termination of, winding-up or partial termination of winding-up or the appointment of a trustee to administer, any Pension Plan.

“Test Date” means, with respect to a Triggering Event, each of (x) the last day of the fiscal quarter of Foamex most recently ended prior to the occurrence of such Triggering Event for which Financial Statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b) and (y) the last day of each fiscal quarter of Foamex thereafter ending prior to or during the Triggering Event Compliance Period for such Triggering Event.

“Test Period” means, for each Test Date, the four consecutive fiscal quarter period of Foamex ending on such Test Date.

“Title Company” means any title insurance company as shall be retained by Foamex and reasonably acceptable to the Administrative Agent.

“Title Policy” means, with respect to each Mortgage, a policy of title insurance (or pro forma or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein subject to Permitted Liens in the amount equal to not less than 100% of the fair market value of such Mortgaged Property and fixtures, which fair market value shall be determined by the Administrative Agent and Foamex in their reasonable judgment and which policy (or such pro forma or marked-up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements as shall be reasonably acceptable to the Administrative Agent and approved by Foamex, (C) have been supplemented by such endorsements (unless endorsements are not available or are prohibitively expensive) as shall be reasonably requested by the Administrative Agent, and (D) evidence reasonably acceptable to the Administrative Agent of payment by Foamex of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to herein.

“Transaction Documents” means the First Lien Term Loan Documents, the Second Lien Term Loan Documents and each other Plan Supplement Document (as defined in the Plan of Reorganization).

“Transactions” means, collectively, (a) the funding of the First Lien Term Loans and the Second Lien Term Loans, (b) the Equity Contribution, (c) the initial funding of the Revolving Loans and the effectiveness of the Loan Documents, (d) the consummation of the

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other transactions contemplated by the Plan of Reorganization, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including netting services, deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Triggering Event” means for any reason the aggregate Availability of all Borrowers is less than $20,000,000 at any time.

“Triggering Event Compliance Period” means the period commencing upon the occurrence of a Triggering Event and continuing until such time thereafter as the aggregate Availability of all Borrowers is equal to or greater than $20,000,000 for four (4) consecutive weeks for which a weekly Borrowing Base Certificate for each Borrower and Foamex Canada has been delivered to the Administrative Agent pursuant to Section 5.2(j).

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests, provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“United States” and “U.S.” mean the United States of America.

“Unused Letter of Credit Subfacility” means an amount equal to $45,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 2.5.

“U.S. Security Agreement” means the Revolving Credit Security Agreement of even date herewith among the Loan Parties (other than Foamex Canada) and the Administrative Agent for the benefit of the Secured Parties.

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

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Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however exercised. The word “or” is not exclusive.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)          For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property,” (ii) “real property” shall be deemed to include “immovable property,” (iii) “tangible property” shall be deemed to include “corporeal property,” (iv) “intangible property” shall be deemed to include “incorporeal property,” (v) “security interest” and “mortgage” shall be deemed to include a “hypothec,” (vi) all references to filing, registering or recording under the UCC or the PPSA in force in the Province of Ontario (or other province or territory of Canada) shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or

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“perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary.”

(e)          This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(f)           For purposes of Section 9.1, a breach of a financial covenant contained in Section 7.25 or 7.26 shall be deemed to have occurred as of any specified measuring date or as of the last day of any specified measuring period, as applicable, regardless of when the Financial Statements reflecting such breach are delivered to the Administrative Agent (it being understood that if the financial covenant under Section 7.25 is being tested for the first time with respect to the occurrence of a specific Triggering Event, a default under such covenant shall not arise at the time of the delivery of the Financial Statements referred to in clause (x) of the definition of “Test Date” with respect to such Triggering Event, but when such financial covenant is first being tested with respect to the occurrence of such Triggering Event).

Accounting Terms.

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)          Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Foamex or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) in the event that such change in GAAP modifies any item in the financial statements of Foamex in an amount exceeding $1,000,000, Foamex shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that such reconciliation shall be required to be provided until the earlier of (i) the date such ratio or requirement shall be so amended and (ii) the fourth fiscal quarter of Foamex to occur following such change.

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Rounding. Any financial ratios required to be maintained by Foamex and the other Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Resolution of Drafting Ambiguities. The Loan Parties acknowledge and agree that they were represented by counsel in connection with the execution and delivery of the Loan Documents, that they and their counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.

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